Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of February 9, 2012,

among

GENERAC ACQUISITION CORP.,

GENERAC POWER SYSTEMS, INC.,

as Borrower,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

GOLDMAN SACHS BANK USA
and
BANK OF AMERICA, N.A,

as Syndication Agents,

and

RBS CITIZENS, N.A., PNC BANK, NATIONAL ASSOCIATION,
MIZUHO CORPORATE BANK, LTD., SUMITOMO MITSUI BANKING CORPORATION and
BANK OF MONTREAL,
as Documentation Agents

J.P. MORGAN SECURITIES LLC,

GOLDMAN SACHS CREDIT PARTNERS L.P.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH LLP,

as Joint Lead Arrangers and as Joint Bookrunners

Exhibits and Schedules
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Form of Collateral Agreement
Exhibit F	Form of Solvency Certificate
Exhibit G	Form of Subordination Provisions
Exhibit H	Form of Intercompany Note
Exhibit I	Form of Compliance Certificate
Exhibit J-1	Form of Increased Facility Activation Notice (Term Facility)
Exhibit J-2	Form of Increased Facility Activation Notice (Revolving Facility)
Exhibit K	Form of New Lender Supplement
Exhibit L-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-2	Form of U.S. Tax Compliance Certificate (Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-3	Form of U.S. Tax Compliance Certificate (Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit L-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit M-1	Form of Tranche A Term Loan Note
Exhibit M-2	Form of Tranche B Term Loan Note
Exhibit M-3	Form of Revolving Facility Loan Note

Schedule 1.01(a)	Cash Management Obligations and Swap Agreements
Schedule 1.01(b)	Existing Letters of Credit
Schedule 2.01	Commitments
Schedule 3.08(a)	Subsidiaries
Schedule 3.17	Financing Statements and Other Filings
Schedule 3.20	Insurance
Schedule 5.09	Mortgaged Properties
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates

CREDIT AGREEMENT dated as of February 9, 2012 (this “Agreement”), among GENERAC POWER SYSTEMS, INC., a Wisconsin corporation (the “Borrower”), GENERAC ACQUISITION CORP., a Delaware corporation (“Holdings”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A, as administrative agent (in such capacity, the “Administrative Agent”), GOLDMAN SACHS BANK USA and BANK OF AMERICA, N.A., as syndication agents (in such capacity, the “Syndication Agents”) and RBS CITIZENS, N.A., PNC BANK, NATIONAL ASSOCIATION, MIZUHO CORPORATE BANK, LTD., SUMITOMO MITSUI BANKING CORPORATION and BANK OF MONTREAL, as documentation agents (in such capacity, the “Documentation Agents”).

The Borrower has requested that the Lenders extend credit in the form of (a) Tranche A Term Loans on the Closing Date in an aggregate principal amount of $325.0 million, (b) Tranche B Term Loans on the Closing Date in an aggregate principal amount of $250.0 million and (c) Revolving Facility Loans and Letters of Credit at any time on or after the Closing Date and from time to time prior to the Revolving Facility Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $150.0 million.

The Lenders are willing to extend such credit to the Borrower, the Swingline Lender is willing to make Swingline Loans to the Borrower and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower on the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.             Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.5% and (c) the Eurodollar Rate (to the extent ascertainable) that would be calculated  as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a one-month Interest Period plus 1% (provided that in no event shall the rate determined pursuant to this clause (c) be less than 2% with respect to Tranche B Term Loans).  For purposes hereof: “Prime Rate” shall mean the rate of interest per annum determined from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City and notified to the Borrower (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Adjusted Consolidated Net Income” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period (before provision for income taxes) plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (iv) of this clause (a) reduced such Consolidated Net Income for the respective period for which Adjusted Consolidated Net Income is being determined):

(i)         Transaction Costs and cash expenses incurred directly in connection with any Investment, equity issuance, debt issuance, refinancing (including with respect to the Facilities) or Disposition (in each case (A) not prohibited under this Agreement and (B) whether or not consummated) during such period, provided that the aggregate amount added pursuant to this clause (i) shall not exceed $10.0 million in any four fiscal quarter period,

(ii)        amortization of intangible assets and amortization of deferred financing costs related to Indebtedness of the Borrower and its Restricted Subsidiaries, in each case during such period,

(iii)       impairment charges in respect of intangible assets (including goodwill) during such period, and

(iv)       non-cash compensation charges during such period,

minus (b) (without duplication) and, in respect of subclause (ii) of this clause (b), to the extent the amounts described therein increased such Consolidated Net Income for the respective period for which Adjusted Consolidated Net Income is being determined):  (i) all Taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries for such period paid or (without duplication) payable currently in cash, including, without limitation, state, foreign, franchise and similar taxes and Tax Distributions made by the Borrower during such period, and (ii) non-cash income attributable to the early extinguishment of Indebtedness during such period.

“Adjustment Date” shall have the meaning assigned to such term in the definition of “Applicable Pricing Grid”.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fee Letter” shall mean the Administrative Agent Fee Letter dated January 17, 2012 between the Borrower and the Administrative Agent.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.

“Affected Lender” shall have the meaning assigned to such term in Section 2.20.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, no Agent or Lender shall be deemed to be an Affiliate of the Borrower and its Subsidiaries with respect to transactions evidenced by any Loan Document.

“Affiliated Lender” shall mean the Sponsor, any Non-Debt Fund Affiliate, Holdings, any Subsidiary of Holdings and their respective Affiliates but excluding any Debt Fund Affiliate.

“Agents” shall mean the Administrative Agent, the Syndication Agent and the Documentation Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Margin” shall mean for each Type of Loan, the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Facility Loans and Swingline Loans	1.25%	2.25%
Tranche A Term Loans	1.25%	2.25%
Tranche B Term Loans	1.75%	2.75%

; provided, that on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Closing Date, the Applicable Margin with respect to Revolving Facility Loans, Swingline Loans and Tranche A Term Loans will be determined pursuant to the Applicable Pricing Grid.

“Applicable Pricing Grid” shall mean the table set forth below:

Secured Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Revolving Credit Commitment Fee Rate
Greater than or equal to 3.50 to 1.00	2.50%	1.50%	0.45%
Less than 3.50 to 1.00 but greater than or equal to 2.50 to 1.00	2.25%	1.25%	0.40%
Less than 2.50 to 1.00 but greater than or equal to 1.50 to 1.00	2.00%	1.00%	0.35%
Less than 1.50 to 1.00	1.75%	0.75%	0.30%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Secured Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is one Business Day after the date on which financial statements are delivered to the Lenders pursuant to Section 5.04 and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, until the date that is one (1) Business Day after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if the Borrower’s consent is required by this Agreement), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving Facility Maturity Date and the date of termination of the Revolving Facility Commitments.

“Available Basket Amount” at any date of determination, a cumulative amount equal to:

(a) the sum of

(i)   $75.0 million,

(ii)   the CNI Growth Amount,

(iii)    the fair market value (as reasonably determined by the Borrower) of property or assets contributed to the Borrower from contributions to its equity capital which have not been designated as an Excluded Contribution or an EBITDA Addback Contribution and do not constitute a Specified Equity Contribution, provided that (i) the fair market value of such property or assets shall have been determined pursuant to a resolution duly adopted by the Board of Directors of Holdings or any Parent Entity (or, to the extent that the fair market value of the property or assets is greater than $25.0 million, such fair market value is supported by a valuation of a nationally recognized independent appraiser within three (3) months of such contribution)  and (ii) the contribution of any property or assets other than cash and cash equivalents shall be deemed an Investment by the Borrower in respect of such property or assets and shall build the Available Basket only to the extent the Borrower would, at the time of contribution thereof, be permitted to make such Investment under Section 6.04 (and such deemed Investment shall constitute a use of such Investment capacity subject to any limits or restrictions (if any) on such Investments under Section 6.04),

(iv)   the net cash proceeds received by the Borrower from the sale (other than to a Restricted Subsidiary) or issuance of any Equity Interests of, or contributions to, the Borrower, which proceeds have not been designated as an Excluded Contribution or an EBITDA Addback Contribution and do not constitute a Specified Equity Contribution,

(v)   the aggregate principal amount of any Indebtedness or Equity Interests not constituting Qualified Capital Stock, in each case, of the Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Equity Interests issued to the Borrower or a Restricted Subsidiary), which has been converted into or exchanged for Qualified Capital Stock of the Borrower or any Equity Interests of any Parent Entity, together with the fair market value of any cash equivalents and the fair market value (as reasonably determined by the Borrower) of any property or assets received by the Borrower or any Restricted Subsidiary upon such exchange or conversion,

(vi)   the Net Proceeds received by the Borrower or any Restricted Subsidiary after the Closing Date in connection with the Disposition to a person (other than the Borrower or any Restricted Subsidiary) of any Investment made pursuant to Section 6.04(r)(i) (in an amount not to exceed the original amount of such Investment),

(vii)   the proceeds received by the Borrower or any Restricted Subsidiary after the Closing Date in connection with returns, profits, distributions and similar amounts, repayments of loans and the release of Guarantees received on any Investment made pursuant to Section 6.04(r)(i) (in an amount not to exceed the original amount of such Investment),

(viii)   an amount equal to the sum of (A) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated into, the Borrower or any Restricted Subsidiary, the amount of the Investments of the Borrower or any Restricted Subsidiary in such Subsidiary made pursuant to Section 6.04(r)(i) (in an amount not to exceed the original amount of such Investment) and (B) the fair market value (as reasonably determined by the Borrower) of the property or assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Borrower or any Restricted Subsidiary after the Closing Date from any dividend or other distribution by an Unrestricted Subsidiary, provided that the fair market value of such property or assets shall have been determined pursuant to a resolution duly adopted by the Board of Directors of Holdings or the Borrower (or, to the extent that the fair market value of the property or assets is greater than $ 25.0 million, such fair market value is supported by a valuation of a nationally recognized independent appraiser within three (3) months of such contribution),

(ix)    the aggregate Declined Prepayment Amount, minus

(b) the sum at the time of determination of:

(i)         any amounts thereof used to make (A) Investments pursuant to Section 6.04(b)(y) and Section 6.04(r)(i) and (B) Restricted Debt Payments pursuant to clause (x)(B)(1) of the proviso to Section 6.09(b), and

(ii)        the cumulative amount of Restricted Payments made pursuant to Section 6.06(e)(i) (without duplication of amounts paid by the Borrower to Holdings which are then further distributed by Holdings under such Section) after the Closing Date and on or prior to the date of determination.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Bankruptcy Code” shall mean Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Bankruptcy Event” shall mean, with respect to any person, such person (i) is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such person by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such person.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $1.0 million; provided, however, that with respect to any Swingline Loans, “Borrowing Minimum” shall mean $250,000.

“Borrowing Multiple” shall mean $500,000; provided, however, that with respect to any Swingline Loans, “Borrowing Multiple” shall mean $250,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and, if written, substantially in the form of Exhibit C-1.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or other governmental action to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Expenditures” shall mean, in respect of any period, the aggregate of all expenditures incurred by the Borrower and the Restricted Subsidiaries during such period that, in accordance with GAAP, are required to be classified as capital expenditures, including Capital Lease Obligations incurred, provided, however, that Capital Expenditures for the Borrower and the Restricted Subsidiaries shall not include:

(i)         expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Restricted Subsidiaries within twelve (12) months of receipt of such proceeds,

(ii)        expenditures that are accounted for as capital expenditures of such person and that actually have been paid for by a third party (other than the Borrower or any Restricted Subsidiary thereof) and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period),

(iii)       the purchase price of equipment or property purchased during such period to the extent the consideration therefor consists of any combination of (x) used or surplus equipment or property traded in at the time of such purchase and (y) the proceeds of a reasonably concurrent sale of used or surplus equipment or property, in each case, in the ordinary course of business, or

(iv)       expenditures that are accounted for as capital expenditures in connection with transactions constituting Permitted Business Acquisitions.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Captive Insurance Subsidiary” shall mean any Restricted Subsidiary that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Interest Expense” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis for any period, Interest Expense for such period paid, or (without duplication) to be paid currently in cash.

“Cash Management Obligations” shall mean obligations owed by the Borrower and the Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury and treasury management services, cash management services, credit cards or any automated clearing house transfer of funds.

“CCMP” shall mean CCMP Capital Advisors, LLC.

“Change in Control” shall mean:

(a)           the acquisition of record ownership or direct beneficial ownership (i.e., excluding indirect beneficial ownership through intermediate entities by any person which is the subject of clause (b) below) by any person other than Holdings (or another Parent Entity that has become a Loan Party) of any Equity Interests in the Borrower, such that after giving effect thereto Holdings (or another Parent Entity that has become a Loan Party) shall cease to beneficially own and control 100% of the Equity Interests of the Borrower, or

(b)           the acquisition of beneficial ownership, directly or indirectly, by any person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof), other than the Permitted Investors and any employee benefit plan and/or person acting as a trustee, agent or other fiduciary or administrator in respect thereof, of Equity Interests in Holdings representing more than the greater of (i)  35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings and (ii) the percentage of the aggregate ordinary voting power in Holdings held directly or indirectly by the Permitted Investors.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Change in Working Capital” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, the amount of Changes in Current Assets and Liabilities; provided that, Changes in Working Capital shall be calculated without regard to any Changes in Current Assets and Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of (i) any Disposition and acquisition, in each case, of any person, manufacturing facility or line of business,  consummated during such period and (ii) the application of purchase accounting or (c) the effect of fluctuations in the amount of accrued or contingent obligations under Swap Agreements.

“Changes in Current Assets and Liabilities” shall mean the sum of those amounts that comprise the changes in the current assets (excluding cash and cash equivalents (including Permitted Investments) and deferred tax accounts) and current liabilities section of the Borrower’s statement of cash flows as prepared on a consolidated basis excluding tax accruals and deferred taxes.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean February 9, 2012.

“CNI Growth Amount” at any date of determination, an amount equal to:

(a) 50% of Adjusted Consolidated Net Income for each fiscal quarter of the Borrower in which Adjusted Consolidated Net Income is positive (commencing with the fiscal quarter ending March 31, 2012), minus

(b) in the case of any fiscal quarter of the Borrower (commencing with the fiscal quarter ending March 31, 2012) in which Adjusted Consolidated Net Income is an amount less than zero, 100% of the absolute value of any such deficit.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties, if any.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement in the form of Exhibit E, among Holdings, the Borrower, each Subsidiary Loan Party and the Administrative Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a)           on the Closing Date, the Administrative Agent shall have received (I) from Holdings, the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such person and (II) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral (as defined in the Collateral Agreement), if any, that is a Loan Party,

(b)           on the Closing Date or as otherwise provided in the Collateral Agreement, the Administrative Agent for the benefit of the Secured Parties shall have received (I) a pledge of all the issued and outstanding Equity Interests of (A) the Borrower and (B) each Domestic Subsidiary (other than a Disregarded Domestic Subsidiary) which is a Restricted Subsidiary owned on the Closing Date directly by or on behalf of Holdings, the Borrower or any Subsidiary Loan Party; (II) a pledge of 65% of the outstanding voting Equity Interests and 100% of the outstanding non-voting Equity Interests of (A) each “first tier” material Foreign Subsidiary, (B) each material Disregarded Domestic Subsidiary and (C) each Special Purpose Subsidiary (to the extent such pledge is permitted under the securitization agreements applicable to such Subsidiary), in each case which is a Restricted Subsidiary directly owned by Holdings, the Borrower or a Subsidiary Loan Party; and (III) all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank,

(c)           on the Closing Date, all Indebtedness having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $10.0 million (other than (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and its Subsidiaries or (ii) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party and evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent for the benefit of the Secured Parties shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank,

(d) within sixty (60) days of the Closing Date (or such longer period as the Administrative Agent shall agree), the Borrower shall grant to the Administrative Agent security interests and mortgages in the Mortgaged Property referred to in Schedule 5.09 owned on the Closing Date pursuant to a Mortgage, record or file, the Mortgage in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens pursuant to the Mortgages and pay, all Taxes, fees and other charges payable in connection therewith.  Unless otherwise waived by the Administrative Agent in its reasonable discretion, with respect to each such Mortgage, the Borrower shall deliver to the Administrative Agent contemporaneously therewith (A) a policy or policies or marked-up unconditional binder of title insurance or foreign equivalent thereof, as applicable, paid for by the Borrower, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and (B) the legal opinions of local U.S. counsel in the state where such Mortgaged Property is located, in form and substance reasonably satisfactory to the Administrative Agent,

(e)           on the Closing Date, or as otherwise provided in the Collateral Agreement, the Administrative Agent for the benefit of the Secured Parties, shall have been granted security interests in personal property of Holdings, the Borrower or any such Subsidiary Loan Parties in accordance with the Collateral Agreement,

(f)            in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party,

(g)           after the Closing Date, (A) all the outstanding Equity Interests of any person that becomes a Subsidiary Loan Party after the Closing Date, (B) all the Equity Interests of the Borrower issued after the Closing Date and (C) subject to Section 5.09(g) and Section 6.02(w), all other Equity Interests of any other Subsidiary that are acquired by a Loan Party after the Closing Date, shall have been pledged pursuant to the Collateral Agreement (provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests and 100% of the outstanding non-voting Equity Interests of (i) any “first tier” Foreign Subsidiary directly owned by such Loan Party or (ii) any Disregarded Domestic Subsidiary directly owned by such Loan Party be pledged to secure Obligations of any Loan Party, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary or a Domestic Subsidiary held by a Foreign Subsidiary be pledged to secure Obligations of any Loan Party), and the Administrative Agent for the benefit of the Secured Parties shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank,

(h)           on the Closing Date, except as contemplated by any Security Document or otherwise agreed by the Administrative Agent, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document, and

(i) on the Closing Date, the Administrative Agent shall have received insurance certificates from the Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.02 is in full force and effect and such certificates shall (i) name the Administrative Agent, as collateral agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of Lenders as the loss payee thereunder and, to the extent available, provides for at least thirty (30) days’ prior written notice to the Administrative Agent of any cancellation of such policy.

“Collateral Questionnaire” shall mean a certificate in form reasonably satisfactory to the Administrative Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment, Tranche A Term Loan Commitment and Tranche B Term Loan Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Company Competitor” shall mean any person that competes with or which is affiliated with a person that competes with the business of Holdings, the Borrower and its Subsidiaries from time to time, in each case as specifically identified by the Borrower to the Administrative Agent from time to time in writing.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i)         any net after-tax (A) extraordinary, (B) nonrecurring or (C) unusual gains or losses or income or expenses (less all fees and expenses relating thereto) including, without limitation, any severance expenses, and fees, expenses or charges related to any offering of Equity Interests of any Parent Entity or the Borrower, any Investment or Indebtedness permitted to be incurred hereunder or refinancings thereof (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions, in each case, shall be excluded,

(ii)        any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

(iii)       any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the board of directors (or equivalent governing body) of the Borrower) shall be excluded,

(iv)       any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded,

(v)        the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period,

(vi)       consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, and

(vii)      any increase in amortization or depreciation or any non-cash charges resulting from any amortization, write-up, write-down or write-off of assets with respect to assets revalued upon the application of purchase accounting (including tangible and intangible assets, goodwill, deferred financing costs and inventory (including any adjustment reflected in the “cost of goods sold” or similar line item of the financial statements)) in connection with the Transactions, Permitted Business Acquisitions or any merger, consolidation or similar transaction not prohibited hereunder.

“Consolidated Secured Debt” at any date shall mean (a) the sum of (without duplication) (i) all Capital Lease Obligations, purchase money Indebtedness, Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money and letters of credit (but only to the extent drawn and not reimbursed for more than five (5) Business Days), in each case secured by a Lien and (ii) any secured Guarantee by the Borrower or any Restricted Subsidiary of Indebtedness that appears or should appear in the “liabilities” section of the consolidated balance sheet of the Borrower and the Restricted Subsidiaries in accordance with GAAP determined on a consolidated basis on such date (other than any such Guarantee secured solely by Equity Interests of the applicable obligor); provided that clauses (a)(i) and (ii) shall exclude the ratable portion of any Indebtedness of a Restricted Subsidiary attributable to non-controlling interests or minority interests of third parties less (b) the sum of (i) the unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries and (ii) cash and cash equivalents of the Borrower and the Restricted Subsidiaries restricted in favor of the Secured Parties and any Indebtedness permitted under Section 6.01 that is secured by a Lien on the Collateral permitted by Section 6.02 (in each case, determined in accordance with GAAP) (provided that this clause (b) shall not include any Specified Equity Contribution (but only for so long as such Specified Equity Contribution is included in the calculation of EBITDA) or EBITDA Addback Contribution, or any cash collateral required hereunder to be provided in support of Letters of Credit).

“Consolidated Total Assets” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Total Debt” at any date shall mean (without duplication) (a) all Capital Lease Obligations, purchase money Indebtedness, Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money and letters of credit (but only to the extent drawn and not reimbursed for more than five (5) Business Days) but excluding the ratable portion of any Indebtedness of a Restricted Subsidiary attributable to non-controlling interests or minority interests of third parties less (b) (i) the unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries and (ii) cash and cash equivalents of the Borrower and its Restricted Subsidiaries restricted in favor of the Secured Parties or any Indebtedness permitted under Section 6.01 that is secured by a Lien on the Collateral permitted by Section 6.02 (in each case, determined in accordance with GAAP) (provided that this clause (b) shall not include any Specified Equity Contribution (but only for so long as such Specified Equity Contribution is included in the calculation of EBITDA) or EBITDA Addback Contribution, or any cash collateral required hereunder to be provided in support of Letters of Credit).

“Contractual Obligation” means, as applied to any person, any provision of any security issued by that person or of any indenture, mortgage, deed of trust, contract, written undertaking, agreement or other instrument to which that person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cure Right” shall have the meaning assigned to such term in Section 7.02(a).

“Debt Fund Affiliate” shall mean (a) Octagon Credit Investors, LLC and (b) any affiliate of the Sponsor (other than Holdings, any Subsidiary of Holdings or a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and for which no personnel making investment decisions in respect of any equity fund which has a direct or indirect equity investment in Holdings, the Borrower or the Restricted Subsidiaries has the right to make any investment decisions.

“Declined Prepayment Amount” shall have the meaning assigned to such term in Section 2.11(g).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.13(c).

“Defaulting Lender” shall mean any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Loan Party or Lender Party any other amount, in each case, required to be funded or paid by it hereunder, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Borrower or a Lender Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such person’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become (or its direct or indirect parent company has become) the subject of a Bankruptcy Event.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05(g) and the last paragraph of Section 6.05 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or cash equivalents).

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the board of managers (or equivalent governing body) of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition” shall mean any sale, transfer, lease or other disposition of assets.

“Disqualified Institutions” shall mean (a) those banks, financial institutions or other institutional lenders identified in writing to the Administrative Agent prior to the Closing Date and (b) Company Competitors.

“Disregarded Domestic Subsidiary” shall mean any direct or indirect (other than through a Foreign Subsidiary) Domestic Subsidiary of which substantially all of its assets consist of Equity Interests of one or more indirect Foreign Subsidiaries.

“Documentation Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xvi) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i)         provision for Taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries for such period, including, without limitation, state, foreign, franchise and similar taxes, and Tax Distributions made by the Borrower during such period,

(ii)           Interest Expense of the Borrower and the Restricted Subsidiaries for such period,

(iii)          depreciation and amortization expenses of the Borrower and the Restricted Subsidiaries for such period,

(iv)          business optimization expenses and restructuring charges and reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs, excess pension charges, contract termination costs (including future lease commitments) and costs to consolidate facilities and relocate employees); provided that with respect to each business optimization expense or restructuring charge or reserve, the Borrower shall have delivered to the Administrative Agent a certificate of the Chief Financial Officer of the Borrower specifying and quantifying such expense, charge or reserve and stating that such expense, charge or reserve is a business optimization expense or restructuring charge or reserve, as the case may be,

(v)           the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Permitted Investors (or any accruals related to such fees and related expenses) during such period;

(vi)          Transaction Costs and fees, costs and expenses incurred directly in connection with any transaction, including any Investment, equity issuance, debt issuance, refinancing or Disposition (in each case, (A) not prohibited under this Agreement and (B) whether or not consummated) during such period,

(vii)         any non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation),

(viii)        letter of credit fees,

(ix)           to the extent reimbursable by third parties pursuant to indemnification provisions, other transaction fees, costs and expenses, provided that the Borrower in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) fiscal quarters,

(x)            to the extent actually reimbursed by insurance or a third party, costs of legal settlement, fines, judgments or orders,

(xi)           to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability events or casualty events,

(xii)          changes in earn-out obligations incurred in connection with any Permitted Business Acquisition or other Investments permitted under this Agreement and paid during the applicable period and any similar acquisitions completed prior to the Closing Date; provided such earn-out obligation is in effect for no longer than five (5) years from the closing date of the underlying transaction; provided further that any earn-out obligation with a duration of longer than two (2) years from the closing date of the underlying transaction shall not result in an add back to EBITDA in an amount greater than $5.0 million for any applicable period,

(xiii)         any unrealized losses in the fair market value of any Swap Agreements,

(xiv)        (A) any charges or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of equity interests held by management, in each case, to the extent such charges, costs, expenses, accruals or reserves are funded with an EBITDA Addback Contribution,

(xv)         any net unrealized losses resulting from currency translation losses related to currency remeasurements of Indebtedness (including any net loss resulting from Swap Agreements for currency exchange risk) and any unrealized foreign currency translation losses, and

(xvi)        the proceeds of business interruption insurance, in an amount not to exceed the earnings for the applicable period that such proceeds are intended to replace; provided that the Borrower in good faith expects to receive such business interruption proceeds within the next four (4) fiscal quarters, minus (b) (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) (i) income tax credits and Restricted Payments pursuant to Section 6.06(b)(i), (ii) all non-cash gains increasing Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period (but excluding any such gains (x) in respect of which cash or other assets were received in a prior period or will be received in a future period or (y) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period), (iii) any unrealized gains in the fair market value of any Swap Agreements, and (iv) any net unrealized gains resulting from currency translation gains related to currency remeasurements of Indebtedness (including any net gain resulting from Swap Agreements for currency exchange risk) and any unrealized foreign currency translation gains, minus (c) (without duplication) (i) the amount added back to EBITDA pursuant to clause (a)(ix) above to the extent such transaction fees, costs and expenses were not reimbursed within the time period required by such clause (which amount shall be deducted in the next succeeding fiscal quarter following expiration of the applicable time period) and (ii) the amount added back to EBITDA pursuant to clause (a)(xvi) to the extent such business interruption proceeds were not received within the time period required by such clause (which amount shall be deducted in the next succeeding fiscal quarter following expiration of the applicable time period).

“EBITDA Addback Contribution” shall mean (a) the net cash proceeds received by the Borrower from capital contributions to its equity capital, and (b) the net cash proceeds received by the Borrower from the sale (other than to a Restricted Subsidiary) or issuance of Qualified Capital Stock of the Borrower or any Parent Entity, in each case designated as an EBITDA Addback Contribution pursuant to a certificate of a Responsible Officer of the Borrower concurrently with the delivery of financial statements for the fiscal quarter in which the contribution is utilized to offset the charge or expense add-back pursuant to clause (a)(xiv) of the definition of EBITDA, as the case may be, which proceeds shall not have been designated as an Excluded Contribution, shall not have been included in the determination of the Available Basket Amount and do not constitute a Specified Equity Contribution.

“Effective Yield” shall mean, with respect to any Indebtedness and as of any date of determination, the applicable interest rate of such Indebtedness, taking into account interest rate floors, original issue discount and upfront fees with respect to such Indebtedness (with original issue discount and fees being equated to interest rate based on a four-year life to maturity or lesser remaining average life to maturity) and any amendment made to the interest rate with respect to such Indebtedness prior to such date of determination, but excluding arrangement, commitment, structuring and underwriting fees paid to the Joint Lead Arrangers or their Affiliates (in each case in their capacities as such) and any amendment fees paid with respect to such Indebtedness to the Joint Lead Arrangers or their Affiliates (in each case in their capacities as such).

“Eligible Assignee” shall mean (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans and (iii) any Affiliated Lender or Debt Fund Affiliate.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or actual or alleged exposure to, any Hazardous Materials or to occupational health and safety (to the extent relating to the environment or Hazardous Materials).

“Equity Interests” of any person shall mean any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest and any and all warrants, rights or options to purchase or other rights to acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 (m) or (o) of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Loan Party, any ERISA Affiliate or any Plan of a non-exempt Prohibited Transaction; (c) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), applicable to such Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or terminated (within the meaning of Section 4041A of ERISA); or (g) the failure by any Loan Party or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“Eurocurrency Reserve Requirements” shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate” shall mean, with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two (2) Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 A.M., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Eurodollar Term Loan or Eurodollar Revolving Loan.

“Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

; provided that in no event shall the Eurodollar Rate with respect to Tranche B Term Loans be less than 1%.

“Eurodollar Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis for any Excess Cash Flow Period, an amount (in any case not less than zero) equal to (A) EBITDA of the Borrower and the Restricted Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication, (B) the sum of

(a)           Cash Interest Expense and scheduled payments of Indebtedness for such Excess Cash Flow Period,

(b)           (i) Capital Expenditures made, (ii) the aggregate consideration paid in cash in respect of Investments permitted under Section 6.04(b), (but only in respect of Investments in Subsidiaries which are not Subsidiary Loan Parties), Section 6.04(e), Section 6.04(j), Section 6.04(o), Section 6.04(q), and Section 6.04(r), and (iii) the amount of Restricted Payments made in cash pursuant to Section 6.06(b), Section 6.06(c), Section 6.06(e) and Section 6.06(f), in each case, during the Excess Cash Flow Period (or, at the option of the Borrower, made or paid, as applicable, after the close of such Excess Cash Flow Period but prior to the Excess Cash Flow Prepayment Date), in each case to the extent such Capital Expenditures, Investments and Restricted Payments are not financed, or intended to be financed, using the proceeds of the incurrence of long-term Indebtedness (other than revolving Indebtedness), provided that any amount so deducted in respect of such Capital Expenditures, Investments or Restricted Payments that were made after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period,

(c)           Capital Expenditures, any Investments and Restricted Payments referred to in paragraph (b) above that the Borrower or any Restricted Subsidiary shall, during such Excess Cash Flow Period, become obligated to make, but that are not made during such Excess Cash Flow Period, provided that the Borrower shall deliver a certificate to the Administrative Agent in connection with the delivery of the Excess Cash Flow certificate for such Excess Cash Flow Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures, Investments and Restricted Payments will be completed in the first six (6) months of the following Excess Cash Flow Period and shall not be financed using the proceeds of the incurrence of long-term Indebtedness (other than revolving Indebtedness); provided that (i) if such Capital Expenditure, Investments and Restricted Payments are made in respect of assets under construction, such Capital Expenditure, Investments and Restricted Payments shall be deemed to occur in full on the date of commencement of construction and (ii) any amount so deducted in respect of such Capital Expenditures, Investments and Restricted Payments that will be made after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period,

(d)           all Taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries including state, foreign, franchise and similar taxes and Tax Distributions made by the Borrower during such Excess Cash Flow Period (or, at the option, of the Borrower that will be made within six (6) months after the close of such Excess Cash Flow Period), in each case, paid in cash (provided that any amount so deducted in respect of such Taxes or Tax Distribution that will be made after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period),

(e)           an amount equal to any positive Change in Working Capital of the Borrower and the Restricted Subsidiaries for such Excess Cash Flow Period,

(f)            cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not reflected as a subtraction in the computation of EBITDA (or to the extent added thereto) or an addition to Cash Interest Expense,

(g)           amounts paid in cash during such Excess Cash Flow Period on account of (x) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Borrower and the Restricted Subsidiaries in a prior Excess Cash Flow Period and (y) reserves or accruals established in purchase accounting,

(h)           the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA (including the items referred to in clauses (iv), (v), (vi), (viii), (ix), (x), (xi), (xii), (xiv) and (xvi) of the definition thereof) to the extent either (x) such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the Borrower and the Restricted Subsidiaries or (y) such items did not represent cash received by the Borrower and the Restricted Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period,

(i)            to the extent not expensed during such period or not deducted in calculating Consolidated Net Income (or EBITDA), the aggregate amount of cash payments in respect of long-term liabilities or other long-term obligations (other than Indebtedness), Transaction Costs and expenditures, fees, costs and expenses paid in cash by the Borrower and the Restricted Subsidiaries and not financed using the proceeds of the incurrence of long-term Indebtedness (other than Revolving Indebtedness) during such period (including payment and expenditures for Transaction Costs, the payment of financing fees and any such amounts netted from the gross amounts that otherwise would have been received under any transaction related thereto), and

(j)            the amount of cash taxes paid in such period (and tax reserves set aside and payable within twelve (12) months of such period) to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, plus, without duplication, (C) the sum of

(a)           an amount equal to any negative Change in Working Capital for such Excess Cash Flow Period,

(b)           (i) to the extent any permitted Capital Expenditures referred to in clause (B)(c) above do not occur in the first six (6) months of the following Excess Cash Flow Period of the Borrower specified in the certificate of the Borrower delivered pursuant to clause (B)(c) above, the amount of such Capital Expenditures, Investments and Restricted Payments that were not so made in such six (6)-month period or (ii) to the extent any amounts are deducted pursuant to clause (B)(c) above in respect of assets under construction and such construction is abandoned or terminated, any unexpended amounts in respect of such deduction,

(c)           cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent not included in the computation of EBITDA,

(d)           any extraordinary, unusual or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)),

(e)           to the extent deducted in the computation of EBITDA, cash interest income,

(f)            the amount of consideration paid with respect to assets acquired as part of a Permitted Business Acquisition to the extent such property or assets have been subsequently disposed of pursuant to Section 6.05(h) and such amount reduced Excess Cash Flow in a prior year, and

(g)           the amount related to items that were deducted from or not added to Net Income in connection with calculating consolidated Net Income or were deducted from or not added to consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by the Borrower or any Subsidiary or (y) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower commencing with the 2012 fiscal year(1).

“Excess Cash Flow Prepayment Date” shall have the meaning assigned to such term in Section 2.11(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Contribution” at any date of determination, an amount equal to:

(a)           (i) the fair market value (as reasonably determined by the Borrower) of property or assets contributed to the Borrower (A) as capital contributions to its capital and (B) the net cash proceeds received by the Borrower from the sale (other than to a Restricted Subsidiary) of Qualified Capital Stock of the Borrower or Equity Interests of any Parent Entity, in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Borrower on the date such capital contributions are utilized, which amount has not been designated as an EBITDA Addback Contribution, has not been included in the determination of the Available Basket Amount and does not constitute a Specified Equity Contribution; provided that (i) the fair market value of such property or assets shall have been determined pursuant to a resolution duly adopted by the Board of Directors of Holdings, any Parent Entity or the Borrower (or, to the extent that the fair market value of the property or assets is greater than $25.0 million, such fair market value is supported by a valuation of a nationally recognized independent appraiser within three (3) months of such contribution)  and (ii) the contribution of any property or assets other than cash and cash equivalents shall be deemed an Investment by the Borrower in respect of such property or assets and shall build the Available Basket only to the extent the Borrower would be permitted to make such Investment under Section 6.04 (and such deemed Investment shall constitute a use

(1) Assumes Closing Date prior to March 31, 2012

of such Investment capacity subject to any limits or restrictions (if any) on such Investments under Section 6.04), minus

(b)           the sum at the time of determination of:

(i) any amounts thereof used to make (A) Investments pursuant to Section 6.04(r)(ii) and (B) Restricted Debt Payments pursuant to clause (y) of the proviso to Section 6.09(b), and

(ii) the cumulative amount of Restricted Payments made pursuant to Section 6.06(e)(iv) (without duplication of amounts paid by the Borrower to Holdings which are then further distributed by Holdings under such Section) after the Closing Date and on or prior to the date of determination.

“Excluded Subsidiary” shall mean (a) any Restricted Subsidiary that is prohibited by law, regulation or Contractual Obligation from providing a Guarantee of the Obligations or that would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such Guarantee, (b) any Restricted Subsidiary for which the Guaranteeing of the Obligations by such Subsidiary would result in material adverse tax consequences as reasonably determined by the Borrower, (c) any Disregarded Domestic Subsidiary, (d) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Disregarded Domestic Subsidiary, (e) any not-for profit Restricted Subsidiary, Captive Insurance Subsidiary or Special Purpose Subsidiary, (f) any Foreign Subsidiary and (g) any Restricted Subsidiary to the extent that the burden or cost of obtaining a Guarantee of the Obligations from such Subsidiary outweighs the benefit afforded thereby, as reasonably determined by the Administrative Agent and the Borrower.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by the United States of America (or any state thereof) or the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a Loan to the Borrower, any withholding tax imposed by the United States or imposed by the jurisdiction in which such Lender is incorporated or has its principal place of business that (x) is in effect and would apply to amounts payable hereunder to such person (assuming applicable forms required under Section 2.17(e) have not been delivered by such person) at the time such person becomes a party to such Loan to the Borrower (or designates a new Lending Office) except to the extent that such person (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) is attributable to such person’s failure to comply with Section 2.17(e) with respect to such Loan unless such failure to comply with Section 2.17(e) is a result of a change in law after the date such Lender becomes a party to such Loan to the Borrower (or designates a new Lending Office), (d) any interest, additions to taxes or penalties with respect to the foregoing and (e) any withholding taxes imposed pursuant to FATCA.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of November 10, 2006, among the Borrower (as successor by merger to GPS CCMP Merger Corp.), Holdings, the lenders party thereto from time to time, Goldman Sachs Credit Partners L.P., as administrative agent, and the other agents and parties party thereto from time to time.

“Existing Debt” shall mean the Indebtedness outstanding under the Existing Credit Agreement.

“Existing Letters of Credit” shall have the meaning assigned to such term in Section 2.05(b)(iii).

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.23(a)(ii).

“Extended Revolving Facility Loans” shall have the meaning assigned to such term in Section 2.23(a)(ii).

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.23(a)(iii).

“Extended Tranche A Term Loans” shall have the meaning assigned to such term in Section 2.23(a)(iii).

“Extended Tranche B Term Loans” shall have the meaning assigned to such term in Section 2.23(a)(iii).

“Extension” shall have the meaning assigned to such term in Section 2.23(a).

“Extension Offer” shall have the meaning assigned to such term in Section 2.23(a).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are three (3) Facilities, i.e., the Tranche A Term Facility, the Tranche B Term Facility and the Revolving Facility.

“FATCA” shall mean Sections 1471 through 1474, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean that certain Fee Letter dated January 17, 2012 by and among the Borrower, the Joint Lead Arrangers and certain other parties.

“Fees” shall mean the Revolving Credit Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Final Maturity Date” shall mean, as at any date, the latest to occur of (a) the Tranche B Term Loan Maturity Date, (b) the latest maturity date in respect of any outstanding Extended Term Loans and (c) the latest maturity date in respect of any Incremental Term Loans.

“Final Revolving Termination Date” shall mean, as at any date, the latest to occur of (a) the Revolving Facility Maturity Date, (b) the latest termination date in respect of any outstanding Extended Revolving Facility Commitments and (c) the latest termination date in respect of any Increased Revolving Facility Commitments.

“Financial Covenants” shall mean the financial covenants set forth in Section 6.10.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Plan Event” shall mean, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.  The amount of any Guarantee for purposes of clause (b) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such person in good faith.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee”.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents of any nature which are subject to regulation by any Governmental Authority or which would reasonably be likely to give rise to liability under any Environmental Law, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” shall mean, at any time, any Restricted Subsidiary of the Borrower (i) having total assets (as determined in accordance with GAAP) in an amount of less than 2% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries and (ii) contributing less than 2% to EBITDA for the Test Period of twelve (12) consecutive fiscal months most recently ended for which financial statements have been delivered pursuant to Section 5.04; provided, however, that the total assets (as so determined) and EBITDA contribution (as so determined) of all Immaterial Subsidiaries shall not exceed 7.5% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries or 7.5% of EBITDA for the relevant period, as the case may be.  In the event that total assets of all Immaterial Subsidiaries exceeds 7.5% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries or the total contribution to EBITDA of all Immaterial Subsidiaries exceeds 7.5% of EBITDA for any relevant Test Period for which financial statements have been delivered pursuant to Section 5.04, as the case may be, (i) such Restricted Subsidiaries shall no longer constitute Immaterial Subsidiaries to be excluded as Immaterial Subsidiaries until such 7.5% thresholds are met and (ii) to the extent not otherwise excluded as a Subsidiary Loan Party, shall comply with the Collateral and Guarantee Requirement.

“Increased Facility Activation Date” shall mean any Business Day on which any Lender shall execute and deliver to the Administrative Agents an Increased Facility Activation Notice pursuant to Section 2.22(a).

“Increased Facility Activation Notice” shall mean a notice substantially in the form of Exhibit J-1 or J-2, as applicable.

“Increased Facility Closing Date” shall mean any Business Day designated as such in an Increased Facility Activation Notice.

“Increased Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.22(a).

“Incremental Equivalent Debt” shall have the meaning assigned to such term in Section 6.01(p).

“Incremental Equivalent Tranche A Debt” shall have the meaning assigned to such term in Section 2.22(a).

“Incremental Equivalent Tranche B Debt” any Incremental Equivalent Debt that is not Incremental Equivalent Tranche A Debt.

“Incremental Extensions of Credit” shall mean the Incremental Term Loans, Incremental Revolving Facility Commitments (and the Incremental Revolving Facility Loans, as applicable) or Increased Revolving Facility Commitments (and the Revolving Facility Loans made in respect thereof, as applicable).

“Incremental Facilities” shall mean the Incremental Term Facilities and the Incremental Revolving Facility.

“Incremental Revolving Facility” shall have the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.22(a).

“Incremental Revolving Facility Loans” shall have the meaning assigned to such term in Section 2.22(a).

“Incremental Term Facilities” shall mean the Incremental Tranche A Term Facility and the Incremental Tranche B Term Facility.

“Incremental Term Lenders” shall mean (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loans” shall mean the Incremental Tranche A Term Loans and the Incremental Tranche B Term Loans.

“Incremental Term Maturity Date” shall mean, with respect to the Incremental Term Loans to be made pursuant to any Increased Facility Activation Notice, the maturity date specified in such Increased Facility Activation Notice.

“Incremental Tranche A Term Facility” shall mean the commitments (if any) of Lenders (including New Lenders) to make Incremental Tranche A Term Loans in accordance with Section 2.22(a) and the Incremental Tranche A Term Loans in respect thereof.

“Incremental Tranche A Term Loans” shall mean any term loans made pursuant to Section 2.22(a) and designated in the applicable Increased Facility Activation Notice as “Incremental Tranche A Term Loans”.

“Incremental Tranche B Term Facility” shall mean the commitments (if any) of Lenders (including New Lenders) to make Incremental Tranche B Term Loans in accordance with Section 2.22(a) and the Incremental Tranche B Term Loans in respect thereof.

“Incremental Tranche B Term Loans” shall mean any term loans made pursuant to Section 2.22(a) and designated in the applicable Increased Facility Activation Notice as “Incremental Tranche B Term Loans”.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within three hundred sixty-five (365) days after the incurrence thereof), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Guarantees by such person of Indebtedness of others, (f) all Capital Lease Obligations of such person, (g) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements net of payments such person would receive in the event of early termination on such date of determination, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and (i) the principal component of all obligations of such person in respect of bankers’ acceptances.  The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.  The Indebtedness of the Borrower and the Restricted Subsidiaries shall exclude (i) accrued expenses and accounts and trade payables, (ii) liabilities under vendor agreements to the extent such indebtedness may be satisfied through non-cash means such as purchase volume earnings credits and (iii) reserves for deferred income taxes.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated January 20, 2012, as modified or supplemented prior to the Closing Date.

“Insolvent” with respect to any Multiemployer Plan, shall mean the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intercompany Note” shall mean the Intercompany Note substantially in the form of Exhibit H.

“Intercreditor Agreement” shall mean any intercreditor agreement entered into after the Closing Date by the Administrative Agent with respect to the Collateral.

“Interest Coverage Ratio”:  shall mean, for any Test Period, the ratio of EBITDA for such Test Period to Cash Interest Expense for such Test Period less interest income for such period received or (without duplication) to be received currently in cash, all determined on a consolidated basis (but excluding, in any event (w) Transaction Costs and any annual administrative or other agency fees, (x) fees and expenses associated with Dispositions, Investments and any issuances of Equity Interests or Indebtedness (in each case (A) not prohibited under this Agreement and (B) whether or not consummated), (y) amortization of deferred financing costs and (z) the ratable portion of gross interest expense of such person attributable to Indebtedness of any non-Wholly Owned Subsidiaries).

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Tranche A Term Borrowing, Tranche B Term Borrowing or Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum without duplication of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such person.  For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Restricted Subsidiaries with respect to Swap Agreements (provided that payments and costs upon the settlement or termination of a Swap Agreement will not be included in Interest Expense).

“Interest Payment Date” shall mean, (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three (3) months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan (including any Swingline Loan), the first day of April, July, October and January of each year.

“Interest Period” shall mean, as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if agreed by all relevant Lenders) or shorter period, as the Borrower may elect, or the date any Eurodollar Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, Section 2.10 or Section 2.11; provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Bank” shall mean JPMorgan Chase Bank, N.A., acting through any of its Affiliates or branches, and each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i).  An Issuing Bank may, in its discretion, arrange for one (1) or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Joint Lead Arrangers” shall mean J.P. Morgan Securities LLC, Goldman Sachs Credit Partners L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Joint Venture” shall mean a joint venture or similar arrangement, whether in corporate, partnership or other legal form which is not a Subsidiary but in which the Borrower or any Subsidiary owns or controls any Equity Interests; provided, in no event shall any corporate Subsidiary of any person be considered to be a Joint Venture to which such person is a party.

“Junior Lien Indebtedness” shall mean Indebtedness of the Borrower or any Restricted Subsidiary that is expressly subordinated, in writing, in right of security in respect of the Collateral to the Obligations.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder in accordance with Section 9.04.

“Lender Counterparty” shall mean any counterparty to a Cash Management Obligation or Swap Agreement that (i) was a Joint Lead Arranger, Lender or an Affiliate of any thereof on the Closing Date, (ii) at the time the Cash Management Obligation or Swap Agreement was entered into, was a Joint Lead Arranger, a Lender, or an Affiliate of any thereof, including each such Affiliate that enters into a joinder agreement with the Administrative Agent and (iii) Cash Management Obligations and Swap Agreements set forth in Schedule 1.01(a) as of the date hereof, which in the case of clauses (i) and (ii), is designated by the Borrower as a Lender Counterparty (which may be done in the relevant documentation for such Cash Management Obligation or Swap Agreement).

“Lender Parent” shall mean, with respect to any Lender, any person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lender Party” shall mean the Administrative Agent, each Issuing Bank, the Swingline Lender or any other Lender.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” shall mean this Agreement, any Intercreditor Agreement, the Letters of Credit, the Security Documents, the Administrative Agent Fee Letter, the Fee Letter and any Note issued under Section 2.09(e), any amendments (including any Incremental Facility Amendment) and waivers to any of the foregoing.

“Loan Parties” shall mean Holdings, the Borrower and the Subsidiary Loan Parties and any Parent Entity, in lieu of Holdings, that has executed and delivered an assumption agreement in substantially the form of Exhibit D to the Collateral Agreement and become a “Guarantor” and “Grantor” thereunder.

“Loans” shall mean the Tranche A Term Loans, the Tranche B Term Loans, the Revolving Facility Loans, the Swingline Loans and loans in respect of Incremental Extensions of Credit.

“Local Time” shall mean New York City time.

“Management Group” shall mean the group consisting of the directors, officers and other management personnel of any Parent Entity, the Borrower and the Restricted Subsidiaries.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect with respect to (a) the business, assets, financial condition or results of operations, in each case of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole, or (b) the validity or enforceability of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder, in each case, taken as a whole.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.23(b).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the properties listed on Schedule 5.09 and the owned real properties of the Loan Parties encumbered by a Mortgage pursuant to Section 5.09.

“Mortgage” shall have the meaning assigned to such term in Section 5.09(c).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six (6) plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)           an amount equal to 100% of the cash proceeds actually received by the Borrower or any of the Restricted Subsidiaries, which, in any fiscal year in the aggregate for all such persons exceeds $15.0 million (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any Disposition to any person of any asset or assets of the Borrower or any Restricted Subsidiary in a single transaction or series of related transactions (other than those pursuant to Section 6.05(a), (b), (c), (e), (f), (i), (j), (k), (m), (n), (o), (p), (r), (t), (u), (v), (w), (x), (y), (z) and (aa)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, payments of debt and other obligations relating to the applicable asset then due and payable or required to be paid or discharged by the purchaser or transferee of such asset (other than pursuant hereto or pursuant to any Junior Lien Indebtedness), other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof or any Tax Distributions resulting therefrom and (iii) any reserve for adjustment in respect of (A) the sale price of such asset or assets established in accordance with GAAP and (B) any liabilities associated with such asset or assets and retained by the Borrower or such Restricted Subsidiary after such sale, transfer or other disposition thereof, including pension and other post-employment benefit obligations associated with such transaction, provided that if no Event of Default exists and Holdings or the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use or commit to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business the Borrower and the Restricted Subsidiaries or make Permitted Business Acquisitions, in each case within fifteen (15) months of such receipt, then such portion shall not constitute Net Proceeds except to the extent not so used or not contractually committed to be so used within such fifteen (15)-month period (it being understood that (1) any amount so contractually committed to be used within such fifteen (15)-month period must be so used within one hundred eighty (180) days of such commitment, (2) if any amount is reinvested in assets under construction, such reinvestment shall be deemed to occur in full on the date of commencement of construction, (3) if any portion of such proceeds are not so used within the period required by clause (1) hereof (whether because such amount is contractually committed to be used and subsequent to such date such contract is terminated or expires without such portion being so used or for any other reason), such remaining portion shall constitute Net Proceeds (as of the date of such termination or expiration (if applicable)) and (4) to the extent any amounts are deducted from Net Proceeds pursuant to clause (2) above in respect of assets under construction and such construction is abandoned or terminated, any unexpended amounts shall constitute Net Proceeds (as of the date of such termination or abandonment) without giving effect to this proviso), and,

(b)           an amount equal to 100% of the cash proceeds received by the Borrower or any Restricted Subsidiary from the incurrence, issuance or sale by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (other than Indebtedness permitted by Section 6.01) net of all taxes and fees (including investment banking fees), commissions, underwriting discounts, costs and other expenses, in each case incurred in connection with such issuance or sale.

“New Lender” shall have the meaning assigned to such term in Section 2.22(b).

“New Lender Supplement” shall have the meaning assigned to such term in Section 2.22(b).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Debt Fund Affiliate” shall mean any affiliate of Holdings other than (a) any Subsidiary of Holdings and (b) any Debt Fund Affiliate.

“Nonpublic Information” shall mean information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean (a) for purposes of the Loan Documents, all obligations of every nature of each Loan Party from time to time owed to the Agents (including former Agents) or the Lenders, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any such Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise and (b) for purposes of any Security Document, also includes obligations in respect of Cash Management Obligations and Swap Agreements with a Lender Counterparty.  For the avoidance of doubt, Incremental Term Loans, Incremental Revolving Facility Loans and Revolving Facility Loans in respect of Increased Revolving Facility Commitments incurred pursuant to Section 2.22 shall constitute Obligations.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Parent” shall mean Generac Holdings Inc.

“Parent Entity” shall mean any of (i) Holdings and (ii) any other person of which Holdings is a Subsidiary.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Business Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary of all or substantially all of the assets of, or a majority of the outstanding Equity Interests (other than directors’ qualifying shares and similar de minimis holdings required by applicable law in, a person or division or line of business of a person (but in any event including any Investment in a Subsidiary which serves to increase the Borrower’s or any Restricted Subsidiary’s respective equity ownership in such Subsidiary), provided that: (i) on the date of execution of the purchase agreement in respect of such acquisition, no Event of Default shall have occurred and be continuing or would result therefrom; and the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis (after giving effect to the acquisition, assumption or incurrence of any Indebtedness in connection with such acquisition and the use of proceeds thereof) with the Financial Covenants, (ii) if the aggregate cash consideration to be paid by the Borrower or any Restricted Subsidiary exceeds $10.0 million, the Borrower shall have delivered to the Administrative Agent at least five (5) days prior to such acquisition a certificate of a Responsible Officer of the Borrower to such effect, together with all financial information for such Subsidiary or assets that is reasonably requested by the Administrative Agent and available to the Borrower, and (iii) if (with respect to any acquisition of a person or any Equity Interests in a person) the acquired person shall not become a Subsidiary Loan Party or (with respect to any acquisition of assets) the assets shall be acquired by a Subsidiary that is not a Subsidiary Loan Party, the aggregate amount of cash or property in connection with such acquisition shall not exceed $50.0 million plus amounts permitted by Sections 6.04(b), (q), (r), (t) or (v) (and, without duplication, clause (v) to the extent made with an Investment pursuant to Sections 6.04(b), (q), (r), or (t)).

“Permitted Debt Securities” shall mean unsecured Indebtedness of the Borrower or any Restricted Subsidiary, (i) that is expressly subordinated to the prior payment in full of the Obligations pursuant to provisions substantially similar to those set forth in Exhibit G or otherwise on terms reasonably satisfactory to the Administrative Agent (it being understood that customary high yield subordination terms prevailing at the time of determination shall be deemed to be so satisfactory), (ii) the terms of which do not provide for any scheduled repayment, mandatory redemption (other than pursuant to customary provisions relating to redemption or repurchase upon change of control or sale of assets) or sinking fund obligation prior to the date that is, at the time of issuance of such Indebtedness, ninety-one (91) days after the later of the Final Maturity Date and the Final Revolving Termination Date, (iii) in the case of Indebtedness with an outstanding principal amount in excess of $35.0 million, the covenants, events of default, and remedy provisions of which, taken as a whole, are not materially more restrictive to, or the mandatory repurchase or redemption provisions thereof are not materially more onerous or expansive in scope, taken as a whole, on, the Borrower and the Restricted Subsidiaries than the terms of the Loan Documents in the good faith determination of the Borrower and (iv) in respect of which no Subsidiary of the Borrower that is not an obligor under the Loan Documents is an obligor.

“Permitted Investments” shall mean:

(a)           direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two (2) years;

(b)           time deposit accounts, certificates of deposit and money market deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one (1) nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)           repurchase obligations with a term of not more than one hundred eighty (180) days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)           commercial paper, maturing not more than one (1) year after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-2 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e)           securities with maturities of two (2) years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f)            shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)           money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5.0 billion; and

(h)           other short-term investments utilized by Foreign Subsidiaries of the Borrower in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Investors” shall mean (a) the Sponsors and (b) the members of the Management Group.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), except as otherwise permitted under Section 6.01, (b) other than with respect to Indebtedness permitted pursuant to Section 6.01(h), Section 6.01(i) and Section 6.01(q), such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced, (c) other than in respect of Indebtedness permitted by Section 6.01(a), Section 6.01(o), Section 6.01(p), and Section 6.01(aa) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted

Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced except to the extent otherwise permitted under Section 6.01 or Section 6.04 and (e) if the Indebtedness being Refinanced is (or would have been required to be) secured by the Collateral (whether on a pari passu or junior basis to the Secured Parties), such Permitted Refinancing Indebtedness may be secured by such Collateral on terms not materially less favorable, taken as a whole, to the Secured Parties than those contained in the documentation governing the Facilities, taken as a whole; and provided further, that, except as otherwise provided herein, with respect to a Refinancing of (x) Permitted Debt Securities such Permitted Refinancing Indebtedness shall meet the requirements of clauses (i), (ii), (iii) and (iv) of the definition of “Permitted Debt Securities” and (y) Indebtedness secured by a Lien on the Collateral, any Liens securing such Permitted Refinancing Indebtedness shall be subject to an intercreditor agreement that is not materially less favorable, taken as a whole, to the Secured Parties than the intercreditor agreement outstanding in respect of the Indebtedness being Refinanced.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trust, or other organization (whether or not a legal entity), or any government or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 5.14.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee”.

“Prime Rate” shall have the meaning assigned to such term in the definition of the term “ABR”.

“Pro Forma Basis” shall mean, as to any calculation of the Total Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio and Consolidated Total Assets for any events as described below that occur subsequent to the commencement of any period of four (4) consecutive quarters (the “Reference Period”) for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the Reference Period or in the case of Consolidated Total Assets, after giving effect thereto (it being understood and agreed that (x) unless otherwise specified, such Reference Period shall be deemed to be the four (4) consecutive fiscal quarters ending on the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries for which financial statements are available and such pro forma adjustments shall be excluded to the extent already accounted for in the calculation of EBITDA for such period and (y) if any person that became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary shall have experienced any event requiring adjustments pursuant to this definition, then such calculation shall give pro forma effect thereto for such period as if such event occurred at the beginning of such period):  (i) in making any determination of EBITDA, pro forma effect shall be given to any asset disposition of a Restricted Subsidiary, manufacturing facility or line of business, to any asset acquisition, any discontinued operation or any operational change and any Subsidiary Redesignation in each case that occurred during the Reference Period (or, in the case of determinations made with respect to any action the taking of which hereunder is subject to compliance on a Pro Forma Basis or otherwise with the Total Leverage Ratio or the Secured Leverage Ratio (any such action, a “Restricted Action”) occurring during the Reference Period or thereafter and through and including the date of such determination) and (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) incurred or permanently repaid, returned, redeemed or extinguished during the Reference Period (or, in the case of determinations made with respect to any Restricted Action, occurring during the Reference Period or thereafter and through and including the date of such determination) shall be deemed to have been incurred or repaid, returned, redeemed or extinguished at the beginning of such period and (y) Interest Expense of such person attributable to (A) interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination as if such rate had been actually in effect during the period for which pro forma effect is being given taking into account any interest hedging arrangements applicable to such Indebtedness, (B) any Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP and (C) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or Restricted Subsidiary may designate.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of any such asset acquisition, asset disposition, discontinued operation or operational change, Subsidiary Redesignation or Unrestricted Subsidiary Designation, may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such asset acquisition, asset disposition, discontinued operation, operational change, or Subsidiary Redesignation and for purposes of determining compliance with the Total Leverage Ratio, the Secured Leverage Ratio and the Interest Coverage Ratio, such adjustments may reflect additional operating expense reductions and other additional operating improvements and synergies that (x) would be includable in pro forma financial statements prepared in accordance with Regulation S-X and (y) such other adjustments not includable in Regulation S-X under the Securities Act for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by the Borrower to be taken in the next twelve (12)-month period following the consummation thereof and, are estimated on a good faith basis by the Borrower; provided, however that the aggregate amount of any such adjustments pursuant to clause (y) shall not exceed 3% of the consolidated revenues of the Borrower for any four (4) fiscal quarter period.  The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and/or Section 4975(c) of the Code.

“Projections” shall mean the projections of Holdings, the Borrower and its Subsidiaries provided to the Administrative Agent prior to the Closing Date.

“Qualified Capital Stock” means any Equity Interest of any person that does not by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) provide for scheduled payments of dividends in cash (other than at the option of the issuer) prior to the date that is, at the time of issuance of such Equity Interest, ninety-one (91) days after the later of the Final Maturity Date and the Final Revolving Termination Date, (b) become mandatorily redeemable at the option of the holder thereof (other than for Qualified Capital Stock or pursuant to customary provisions relating to redemption upon a change of control or sale of assets) pursuant to a sinking fund obligation or otherwise prior to the date that is, at the time of issuance of such Equity Interest, ninety-one (91) days after the later of the Final Maturity Date and the Final Revolving Termination Date or (c) become convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests that are not Qualified Capital Stock; provided further, that if any such Equity Interest is issued pursuant to a plan for the benefit of the employees, directors, officers, managers or consultants of Holdings (or any Parent Entity thereof), the Borrower or its Subsidiaries or by any such plan to such persons, such Equity Interest shall not be regarded as an Equity Interest not constituting Qualified Capital Stock solely because it may be required to be repurchased by Holdings (any Parent Entity), the Borrower or its Subsidiaries in order to satisfy applicable regulatory obligations.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis”.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness”, and “Refinanced” shall have a meaning correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation FD” shall mean Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender, any person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) an Affiliate of such Lender or (iii) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Revolving Facility” shall have the meaning assigned thereto in Section 9.08(d).

“Replaced Term Loans” shall have the meaning assigned thereto in Section 9.08(d).

“Replacement Incremental Revolving Facility Commitments” shall have the meaning assigned thereto in Section 2.22(a)(iii).

“Replacement Revolving Facility” shall have the meaning assigned thereto in Section 9.08(d).

“Replacement Term Loans” shall have the meaning assigned thereto in Section 9.08(d).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which the thirty (30)-day notice period referred to in Section 4043(c) of ERISA has been waived.

“Repricing Transaction” shall mean the refinancing or repricing by the Borrower of all or any portion of the Tranche B Term Loans the primary purpose of which is to reduce the Effective Yield applicable to such Tranche B Term Loans (a) with the proceeds of any secured term loans incurred by the Borrower or any Subsidiary Loan Party or (b) in connection with any amendment to the Loan Documentation for the Tranche B Term Loans, in either case, (i) having or resulting in an Effective Yield as of the date of such refinancing or repricing that is (and not by virtue of any fluctuation in any “base” rate) less than the Effective Yield for the Tranche B Term Loans as of the date of such refinancing or repricing and (ii) in the case of a refinancing of the Tranche B Term Loans, the proceeds of which are used to repay, in whole or in part, the principal of outstanding Tranche B Term Loans, but excluding, in any such case, any refinancing or repricing of the Tranche B Term Loans in connection with any acquisition or similar investment to the extent not otherwise permitted under the Loan Documents (including, without limitation, any Indebtedness to be issued or assumed, Liens to be granted or Investments to be made in connection therewith) or any transaction that would result in a Change of Control.

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments, that, taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) the Revolving L/C Exposure, (y) the Swingline Exposure and (z) all Available Unused Commitments at such time.  The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, 50%, provided that (a) if the Secured Leverage Ratio at the end of such Excess Cash Flow Period is greater than 2.50:1.00 but less than or equal to 3.00:1.00, such percentage shall be 25%, and (b) if the Secured Leverage Ratio at the end of such Excess Cash Flow Period is less than or equal to 2.50:1.00, such percentage shall be 0%.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Action” shall have the meaning assigned to such term in the definition of “Pro Forma Basis”.

“Restricted Amount” shall have the meaning assigned to such term in Section 2.11(f).

“Restricted Debt Payment” shall have the meaning assigned to such term in Section 6.09(b).

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Restricted Payments Basket Amount” at any date of determination in any fiscal year, an amount equal to:

(a) $6.25 million per fiscal quarter (commencing with the fiscal quarter beginning January 1, 2012), minus

(b) the cumulative amount of Restricted Payments made pursuant to Section 6.06(e)(iii) (without duplication of amounts paid by the Borrower to Holdings which are then further distributed by Holdings under such Section) during such fiscal year;

provided that to the extent the Restricted Payments Basket Amount is greater than zero at the end of any fiscal quarter, such excess amount may be carried forward and used to increase the Restricted Payments Carry Forward Amount in the next three (3) succeeding fiscal years (such carry forward amount (the “Restricted Payments Carry Forward”)).

“Restricted Payments Carry Forward” shall have the meaning assigned to such term in the definition of “Restricted Payments Basket Amount”.

“Restricted Payments Carry Forward Amount” shall mean, as of any date, the aggregate amount of Restricted Payments Carry Forward in effect on such date minus the cumulative amount of Restricted Payments previously made pursuant to Section 6.06(e)(ii) in reliance on such amount (without duplication of amounts paid by the Borrower to Holdings which are then further distributed by Holdings under such Section).

“Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Credit Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Revolving Credit Commitment Fee Rate” shall mean a rate equal to 0.50% per annum; provided, that on and after the first Adjustment Date occurring after the completion of one full fiscal quarter of the Borrower after the Closing Date, the Revolving Credit Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.

“Revolving Facility” shall mean the Revolving Facility Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04.  The initial amount of each Revolving Facility Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Revolving Facility Lender shall have assumed its Revolving Facility Commitment, as applicable.  The aggregate amount of the Revolving Facility Commitments of all Revolving Facility Lenders is $150.0 million.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time.  The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (x) the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans outstanding at such time and (y) such Revolving Facility Lender’s (i) Revolving L/C Exposure and (ii) except for purposes of calculating the Revolving Credit Commitment Fee, Swingline Exposure, at such time.

“Revolving Facility Lender” shall mean a Lender with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(c).

“Revolving Facility Maturity Date” shall mean February 9, 2017.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment.  If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time.  The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“S&P” shall mean Standard & Poor’s Financial Services LLC.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Leverage Ratio” shall mean, on any date, the ratio of Consolidated Secured Debt, as of such date, to EBITDA for the relevant Test Period, all determined on a consolidated basis.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933.

“Security Documents” shall mean the Mortgages, the Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09.

“Special Purpose Subsidiary” shall mean a Restricted Subsidiary that (a) is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and (y) any business or activities incidental or related to such business, in each case permitted by this Agreement and (b) is designated as a “Special Purpose Subsidiary” by the Borrower.

“Specified Equity Contribution” shall have the meaning assigned to such term Section 7.02(a).

“Sponsors” shall mean CCMP and its Affiliates.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Restricted Subsidiary that is expressly subordinated in right of payment to the Obligations.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(d).

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by the parent.

“Subsidiary Loan Party” shall mean each Restricted Subsidiary that is a Wholly Owned Subsidiary of the Borrower, other than (a) any Foreign Subsidiary of the Borrower, (b) any Subsidiary of a Foreign Subsidiary, (c) any Unrestricted Subsidiary, (d) any Immaterial Subsidiary or (e) any Excluded Subsidiary.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one (1) or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or other employee benefit plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management or consultants of Holdings, the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit C-2.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04.  The aggregate amount of the Swingline Commitments on the Closing Date is $15.0 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Loans at such time.  The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean JPMorgan Chase Bank, N.A., acting through any of its Affiliates or branches, in its capacity as a lender of Swingline Loans.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Tax Distribution” shall have the meaning assigned to such term in Section 6.06(f).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated as of November 10, 2006 among the Borrower and GPS CCMP Acquisition Corp.

“Term Facilities” shall mean the Tranche A Term Facility and the Tranche B Term Facility.

“Term Loan Installment Date” shall mean any Tranche A Term Loan Installment Date or any Tranche B Term Loan Installment Date.

“Term Loans” shall mean the Tranche A Term Loans and the Tranche B Term Loans.

“Termination Date” shall have the meaning assigned to such term in the lead-in to Article V.

“Test Period” shall mean, on any date of determination, the period of four (4) consecutive fiscal quarters (taken as one (1) accounting period) of the Borrower (a) then most recently ended for which financial statements are available or (b) in the case of calculations pursuant to Section 6.10, ended on the last day of the fiscal quarter in question.

“Total Leverage Ratio” shall mean, on any date, the ratio of Consolidated Total Debt, as of such date, to EBITDA for the relevant Test Period, all determined on a consolidated basis.

“Tranche A Term Borrowing” shall mean a Borrowing comprised of Tranche A Term Loans.

“Tranche A Term Facility” shall mean the Tranche A Term Loan Commitments and the Tranche A Term Loans made hereunder.

“Tranche A Term Facility Maturity Date” shall mean February 9, 2017.

“Tranche A Term Lender” shall mean a Lender with a Tranche A Term Loan Commitment and/or an outstanding Tranche A Term Loan.

“Tranche A Term Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Tranche A Term Loans pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Tranche A Term Commitment” or in an Assignment and Acceptance pursuant to which such Lender becomes a party hereto in accordance with Section 9.04, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Tranche A Term Loan Commitments on the Closing Date is $325.0 million.

“Tranche A Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a).

“Tranche A Term Loan Percentage”:  as to any Tranche A Term Lender at any time, the percentage which such Lender’s Tranche A Term Loan Commitment then constitutes of the aggregate Tranche A Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

“Tranche A Term Loans” shall mean the term loans made by the Lenders to the Borrower on the Closing Date pursuant to Section 2.01(a).

“Tranche B Term Borrowing” shall mean a Borrowing comprised of Tranche B Term Loans.

“Tranche B Term Facility” shall mean the Tranche B Term Loan Commitments and the Tranche B Term Loans made hereunder.

“Tranche B Term Facility Maturity Date” shall mean February 9, 2019.

“Tranche B Term Lender” shall mean a Lender with a Tranche B Term Loan Commitment and/or an outstanding Tranche B Term Loan.

“Tranche B Term Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Tranche B Term Loans pursuant to Section 2.01(b) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Tranche B Term Commitment” or in an Assignment and Acceptance pursuant to which such Lender becomes a party hereto in accordance with Section 9.04, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Tranche B Term Loan Commitments on the Closing Date is $250.0 million.

“Tranche B Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(b).

“Tranche B Term Loan Percentage”:  as to any Tranche B Term Lender at any time, the percentage which such Lender’s Tranche B Term Loan Commitment then constitutes of the aggregate Tranche B Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Tranche B Term Loans” shall mean the term loans made by the Lenders to the Borrower on the Closing Date pursuant to Section 2.01(b).

“Transaction Costs” means fees and expenses payable or otherwise borne by Holdings, any other Parent Entity, the Borrower and its Subsidiaries in connection with the Transactions occurring on or about the Closing Date.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Loan Documents, including (a)  the execution and delivery of the Loan Documents and the initial borrowings hereunder; (b) the repayment of the Existing Debt and (c) the payment of the Transaction Costs.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Eurodollar Rate and the ABR.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower that is acquired or created after the Closing Date designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate an Unrestricted Subsidiary (each an “Unrestricted Subsidiary Designation”) so long as (a) as of the date of such designation, no Default or Event of Default exists or would result therefrom, (b) as of the date of such designation, the designation of such Unrestricted Subsidiary shall comply with Section 6.04, with the amount of the fair market value of any assets owned by such Unrestricted Subsidiary and any of its Subsidiaries at the time of the designation thereof being deemed an Investment pursuant to Section 6.04 (as reasonably determined by the Borrower in good faith), (c) calculations are made by the Borrower demonstrating compliance with the Financial Covenants for the relevant Reference Period, on a Pro Forma Basis as if the respective Unrestricted Subsidiary Designation (as well as all other Unrestricted Subsidiary Designations theretofore consummated after the first day of such Reference Period) had occurred on the first day of such Reference Period, and such calculations shall show that such Financial Covenants would have been complied with if the Unrestricted Subsidiary Designation had occurred on the first day of such Reference Period (for this purpose, if the first day of the respective Reference Period occurs prior to the Closing Date, calculated as if the Financial Covenants had been applicable from the first day of the Reference Period) and (d) as of the date of such designation, the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (a) through (c), inclusive, and containing the calculations required by the preceding clause (c).  The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of the credit documentation (each, a “Subsidiary Redesignation”); provided that (i)  no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation (including, but not limited to, under Sections 6.01 and 6.02), (ii) calculations are made by the Borrower of compliance with the Financial Covenants for the relevant Reference Period, on a Pro Forma Basis as if the respective Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Reference Period) had occurred on the first day of such Reference Period, and such calculations shall show that such Financial Covenants would have been complied with if the Subsidiary

Redesignation had occurred on the first day of such Reference Period (for this purpose, if the first day of the respective Reference Period occurs prior to the Closing Date, calculated as if the Financial Covenants had been applicable from the first day of the Reference Period), (iii) treating such Subsidiary Redesignation as a contribution to the Borrower of an amount equal to the fair market value of such Unrestricted Subsidiary (as reasonably determined by the Borrower in good faith) and (iv) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations required by the preceding clause (ii).

“Unrestricted Subsidiary Designation” shall have the meaning assigned thereto in the definition of “Unrestricted Subsidiary”.

“U.S. Person” shall mean any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Adequate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voluntary Prepayments” shall mean (a) any voluntary prepayment of Tranche A Term Loans, Tranche B Term Loans or Incremental Extensions of Credit that are term loans pursuant to Section 2.11(a), (b) any voluntary prepayment of Revolving Facility Loans pursuant to Section 2.11(a) to the extent that the Revolving Facility Commitments are substantially concurrently reduced voluntarily in an equal amount pursuant to Section 2.08(b) and (c) any voluntary prepayment of Incremental Revolving Facility Loans pursuant to Section 2.11(a) to the extent that the Incremental Revolving Facility Commitments are substantially concurrently reduced voluntary in an equal amount, in each case, to the extent not financed using the proceeds of the incurrence of any long-term Indebtedness (other than revolving Indebtedness).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including a payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth that will elapse between such date and the making of such payment); by (b) the outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the outstanding Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares (including shares issued to foreign nationals) required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.            Terms Generally.

(a)   The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, the Loan Documents in which the reference appears unless the context shall otherwise require.

(b)   Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or other document, agreement or instrument (including any bylaws, limited partnership agreement, limited liability company agreement, articles of incorporation, certificate of limited partnership or certificate of formation, as the case may be) shall mean such Loan Document, agreement or instrument as amended, restated, amended and restated, supplemented, otherwise modified, replaced, renewed, extended or refinanced from time to time and any reference in this Agreement to any person shall include a reference to such person’s permitted assigns and successors-in-interest.

SECTION 1.03.            Accounting Terms.

(a)   Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including the conversion to IFRS as described below) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that if an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of such affected provisions (without the payment of any amendment or similar fees to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof subject to the approval of the Required Lenders (not to be unreasonably withheld, conditioned or delayed); provided further that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.  If the Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Borrower cannot elect to report under GAAP).

(b)   Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of Capital Lease Obligations, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capital Lease Obligations on the date hereof shall be considered Capital Lease Obligations and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that all financial statements delivered to the

Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

SECTION 1.04.            Rounding.  Except as otherwise expressly provided herein, any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one (1) place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

SECTION 1.05.            Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day (other than as described in the definition of ABR, Federal Funds Rate or Interest Period), the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

SECTION 1.06.            Classification.  For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.09, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, contractual restriction or prepayment of Indebtedness meets the criteria of more than one (1) of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.09, the Borrower, in its sole discretion, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one (1) category.

SECTION 1.07.            References to Laws.  Unless otherwise expressly provided herein, references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

SECTION 1.08.            Pro Forma.  Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Total Leverage Ratio, the Secured Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets) pursuant to this Agreement shall be calculated in the manner prescribed by the definition of “Pro Forma”.

ARTICLE II

The Credits

SECTION 2.01.            Commitments.  Subject to the terms and conditions set forth herein:

(a)   each Tranche A Term Lender agrees to and shall make Tranche A Term Loans to the Borrower on the Closing Date in a principal amount not to exceed its Tranche A Term Loan Commitment;

(b)   each Tranche B Term Lender agrees to and shall make Tranche B Term Loans to the Borrower on the Closing Date in a principal amount not to exceed its Tranche B Term Loan Commitment; and

(c)   each Revolving Facility Lender agrees to make Revolving Facility Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving

Facility Commitment or (ii) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans.

SECTION 2.02.            Loans and Borrowings.  (a)   Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Tranche A Term Loans, Tranche B Term Loans or Swingline Loans, in accordance with their respective Tranche A Term Loan Commitments, Tranche B Term Loan Commitments or Swingline Commitments, as applicable); provided, however, that Revolving Facility Loans shall be made by the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b)   Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Swingline Borrowing shall be an ABR Borrowing.  Each Lender at its option may make any ABR Loan or Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)   At the commencement of each Interest Period for any Eurodollar Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e).  Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Borrowings of more than one (1) Type and under more than one (1) Facility may be outstanding at the same time; provided that, without the consent of the Administrative Agent, there shall not at any time be more than a total of fifteen (15) Eurodollar Borrowings outstanding.

(d)   Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date, the Tranche A Term Facility Maturity Date or the Tranche B Term Facility Maturity Date, as applicable.

SECTION 2.03.            Requests for Borrowings.  To request a Revolving Facility Borrowing, a Tranche A Term Borrowing and/or a Tranche B Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., Local Time, one (1) Business Day before the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)   whether such Borrowing is to be a Borrowing of Revolving Facility Loans, Tranche A Term Loans or Tranche B Term Loans;

(ii)   the aggregate amount of the requested Borrowing;

(iii)   the date of such Borrowing, which shall be a Business Day;

(iv)   whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)   in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)   the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected a Eurodollar Borrowing with an Interest Period of one (1) month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.            Swingline Loans.  (a)   Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)   To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by fax or other electronic transmission (including “.pdf” or “tif”)), not later than 1:00 p.m., Local Time, on the day of a proposed Swingline Borrowing.  Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing.  The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan.  The Swingline Lender shall make each Swingline Loan in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c)   The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it.  Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower (or such other person) for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)   If the maturity date shall have occurred in respect of any tranche of Revolving Facility Commitments at a time when another tranche or tranches of Revolving Facility Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such maturity date); provided that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Facility Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.05(b)(ii)), there shall exist sufficient unutilized Extended Revolving Facility Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Revolving Facility Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and the same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Facility Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest maturity date.

SECTION 2.05.            Letters of Credit.  (a)   General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, or for the account of any Loan Party, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is thirty (30) days prior to the Revolving Facility Maturity Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  For the avoidance of doubt, no letter of credit application, reimbursement agreement or similar agreement shall contain any representations or warranties, covenants or events of default not set forth in the Loan Documents and any such representation or warranty, covenant or event of default shall be subject to the same qualifiers, exceptions and exclusions as those set forth in the Loan Documents, other than representations or warranties relating to the execution, delivery or enforceability of such letter of credit application and other provisions reasonably acceptable to the Borrower and not inconsistent with the provisions of this Agreement.

(b)   Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions.

(i)   To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall either (x) provide telephonic notice promptly followed by written notice or (y) hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that to the extent such standard form is inconsistent with the Loan Documents, the provisions of the Loan Documents shall control.  Upon satisfaction or waiver (in accordance with Section 9.08) of the conditions set forth in Section 4.01 (and in the case of any Letters of Credit to be issued on the Closing Date, Section 4.02), the Issuing Bank shall issue or extend the requested Letter of Credit in accordance with the Issuing Bank’s standard operating procedures.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (A) the Revolving L/C Exposure shall not exceed $25.0 million and (B) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments.

(ii)   If the maturity date in respect of any tranche of Revolving Facility Commitments occurs prior to the expiration of any Letter of Credit, then (A) if one (1) or more other tranches of Revolving Facility Commitments in respect of which the maturity date shall not have occurred are then in effect, (x) the outstanding Revolving Facility Loans shall be repaid pursuant to Section 2.10 on such maturity date to the extent and in an amount sufficient to permit the reallocation of the Revolving L/C Exposure relating to the outstanding Letters of Credit contemplated by clause (y) below and (y) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Facility Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.05(d)) under (and ratably participated in by Lenders pursuant to) the Revolving Facility Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the Revolving Facility Commitments in respect of such non-terminating tranches at such time (it being understood that (1) the participations therein of Revolving Facility Lenders under the maturing tranche shall be correspondingly released and (2) no partial face amount of any Letter of Credit may be so reallocated) and (B) to the extent not reallocated pursuant to the immediately preceding clause (A), but without limiting the obligations with respect thereto, the Borrower shall cash collateralize or backstop any such Letter of Credit in a manner reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank.  If, for any reason, such cash collateral or backstop is not provided or the reallocation does not occur, the Revolving Facility Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit; provided that, notwithstanding anything to the contrary contained herein, upon any subsequent repayment of the Revolving Facility Loans, the reallocation set forth in clause (A) shall automatically and concurrently occur to the extent of such repayment (it being understood that no partial face amount of any Letter of Credit may be so reallocated).  Except to the extent of reallocations of participations pursuant to clause (A) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Facility Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Facility Lenders in any Letter of Credit issued before such maturity date.  Commencing with the maturity date of any tranche of Revolving Facility Commitments, the sublimit for Letters of Credit under any tranche of Revolving Facility Commitments that has not so then matured shall be as agreed with such Revolving Facility Lenders; provided that in no event shall such sublimit be less than the sum of (x) the Revolving L/C Exposure of the Revolving Facility Lenders under such extended tranche immediately prior to such maturity date and (y) the face amount of the Letters of Credit reallocated to such tranche of Revolving Facility Commitments pursuant to clause (A) of the second preceding sentence above (assuming Revolving Facility Loans are repaid in accordance with clause (A)(x)).

(iii)   As of the Closing Date, each of the letters of credit described on Schedule 1.01(b) (collectively, the “Existing Letters of Credit”) shall be deemed to be Letters of Credit issued hereunder and shall be subject to all of the terms and provisions of this Agreement and the other Loan Documents applicable to Letters of Credit issued hereunder.  The Issuing Bank agrees that its obligations with respect to Letters of Credit shall include the Existing Letters of Credit and the Borrower affirms its reimbursement obligation for honored drawings under such Existing Letters of Credit in accordance with the terms and provisions of this Agreement and the other Loan Documents applicable to Letters of Credit issued hereunder.

(c)   Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve (12) months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve (12) months after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Facility Maturity Date; provided that any Letter of Credit with a one (1)-year tenor may provide for the automatic renewal thereof for additional twelve (12)-month periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c) unless such Letter of Credit is cash collateralized or backstopped pursuant to arrangements satisfactory to the applicable Issuing Bank and the Administrative Agent).

(d)   Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)   Reimbursement.  If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 4:00 p.m., Local Time, on the second Business Day following the Business Day that the Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing.  If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof.  Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent its Revolving Facility Percentage of the payment then due from the Borrower in respect of such L/C Disbursement in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Facility Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement in accordance with Section 2.05(e).

(f)   Obligations Absolute.  The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence of this Section 2.05(f); provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement.  The parties hereto expressly agree that, in the absence of gross negligence, willful misconduct or bad faith on the part of, or breach of any Loan Document by, the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)   Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by fax) of such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank or the Revolving Facility Lenders from the amount of any such L/C Disbursement.

(h)   Interim Interest.  If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i)   Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j)   Cash Collateralization.  If any Event of Default shall occur and be continuing (i) in the case of an Event of Default described in Section 7.01(h) or Section 7.01(i)(i), (ii), (iii) or (iv) on the Business Day or (ii) in the case of any other Event of Default, on the third Business Day following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, the Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon.  Each such deposit pursuant to this paragraph shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k)   Additional Issuing Banks.  From time to time, the Borrower may by notice to the Administrative Agent designate additional Lenders as an Issuing Bank each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent.  Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(l)   Reporting.  Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

SECTION 2.06.            Funding of Borrowings.  (a)   Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in

Section 2.04.  The Administrative Agent will make the proceeds of such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)   Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent (provided, that any such payment by the Borrower to the Administrative Agent is without prejudice to any claim the Borrower may have against such applicable Lender) forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.            Interest Elections.  (a)   Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)   To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but in any event on the same Business Day) by hand delivery, fax or other electronic transmission (including “.pdf” or “.tif”) to the Administrative Agent of a written Interest Election Request in the form of Exhibit D and signed by the Borrower.

(c)   Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)   the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)   the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)   whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)   if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

(d)   Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)   If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing under such Facility may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing under such Facility shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.            Termination and Reduction of Commitments.  (a)   Unless previously terminated, the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date. The parties hereto acknowledge that (i) the Tranche A Term Loan Commitments will terminate at the earlier to occur of (x) 5:00 p.m., Local Time, on the Closing Date and (y) the making of any Tranche A Term Loans hereunder and (ii) the Tranche B Term Loan Commitments will terminate at the earlier to occur of (x) 5:00 p.m., Local Time, on the Closing Date and (y) the making of any Tranche B Term Loans hereunder.

(b)   The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided that (i) each reduction of the Revolving Facility Commitments shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c)   The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Revolving Facility Commitments shall be made ratably among the Lenders in accordance with their Revolving Facility Commitments.

SECTION 2.09.            Repayment of Loans; Evidence of Debt.  (a)   The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan on the Revolving Facility Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loans of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Revolving Facility Maturity Date.  Once prepaid or repaid, Term Loans may not be reborrowed.

(b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)   The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain the Register, as set forth in Section 9.04(b)(iv), in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)   The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement and, provided further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(e)   Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”) in the form of Exhibit M-1, Exhibit M-2 or Exhibit M-3, as applicable.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one (1) or more promissory notes in such form payable to the payee named therein.

SECTION 2.10.            Repayment of Term Loans and Revolving Facility Loans.  (a)   Subject to the other paragraphs of this Section, the Borrower shall repay Tranche A Term Borrowings on each date set forth below (subject to the application of clause (d) below and Section 2.23), in the aggregate principal amount set forth below opposite such date (each such date being referred to as a “Tranche A Term Loan Installment Date”):

Date	Amount of Term Borrowings to be Repaid

July 1, 2012	$4,062,500
October 1, 2012	$4,062,500
January 1, 2013	$4,062,500
April 1, 2013	$4,062,500
July 1, 2013	$4,062,500
October 1, 2013	$4,062,500
January 1, 2014	$4,062,500

Date	Amount of Term Borrowings to be Repaid

April 1, 2014	$4,062,500
July 1, 2014	$8,125,000
October 1, 2014	$8,125,000
January 1, 2015	$8,125,000
April 1, 2015	$8,125,000
July 1, 2015	$10,156,250
October 1, 2015	$10,156,250
January 1, 2016	$10,156,250
April 1, 2016	$10,156,250
July 1, 2016	$10,156,250
October 1, 2016	$10,156,250
January 1, 2017	$10,156,250
Tranche A Term Facility Maturity Date	$188,906,250

provided that the final principal repayment installment of the Tranche A Term Loans repaid on the Tranche A Term Facility Maturity Date shall be, in any event, in an amount equal to the aggregate principal amount of all Tranche A Term Loans outstanding on such date.

(b)   Subject to the other paragraphs of this Section, commencing July 1, 2012, the Borrower shall (subject to the application of clause (d) below and Section 2.23) repay Tranche B Term Borrowings on the first day of April, July, October and January in each year prior to the Tranche B Term Facility Maturity Date (each such date being referred to as a “Tranche B Term Loan Installment Date”), in the aggregate principal amount equal to $625,000 and the final principal repayment installment of the Tranche B Term Loans shall be repaid on the Tranche B Term Facility Maturity Date and shall be in an amount equal to the aggregate principal amount of all Tranche B Term Loans outstanding on such date.

(c)   To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the Revolving Facility Maturity Date.

(d)   Prepayment of the Borrowings from:

(i)   Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be applied first to ABR Term Loans and then to Eurodollar Term Loans, and to the Tranche A Term Borrowings and Tranche B Term Borrowings on a pro rata basis, with the application thereof within each Term Facility as directed by the Borrower (or if the Borrower fails to specify, in direct order of maturity),

(ii)   any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the applicable tranche of Term Loans and to the remaining installments thereof, in each case, as directed by the Borrower (or if the Borrower fails to specify, shall be applied first to ABR Term Loans and then to Eurodollar Term Loans, and with the application thereof within each Term Facility in direct order of maturity), and

(iii)   any prepayments or reductions in the amount of any Facility hereunder (or any commitment therefor) effected as a result of transactions permitted by Sections 6.01(a) or 9.08(d) may be applied at the option of the Borrower first to the earliest maturity portion of such Facility and then to the next earliest maturity portion of such Facility in accordance with the terms of such Facility.

(e)   Prior to any optional repayment of any Borrowing under any Facility hereunder, the Borrower shall notify the Administrative Agent by telephone (confirmed by fax or other electronic transmission (including “.pdf” or “.tif”)) of the Borrowings under the applicable Facility to be repaid not later than 12:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one (1) Business Day before the scheduled date of such repayment and (ii) in the case of a Eurodollar Borrowing, three (3) Business Days before the scheduled date of such repayment.  Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing.  Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Borrowing hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by fax or other electronic transmission (including “.pdf” or “.tif”)) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment.  Repayments of Borrowings (other than repayments of ABR Revolving Facility Borrowings that are not made in connection with the termination or permanent reduction of the Revolving Facility Commitments) shall be accompanied by accrued interest on the amount repaid.  In the event the Borrower fails to specify the Borrowings to which any such voluntary prepayment shall be applied, such prepayment shall be applied as follows:

first, to repay outstanding ABR Swing line Loans to the full extent thereof;

second, to repay outstanding ABR Revolving Loans and then to outstanding Eurodollar Revolving Loans to the full extent thereof; and

third, to prepay the ABR Term Loans and then to the Eurodollar Term Loans, in each case, on a pro rata basis among the Tranche A Term Loans and the Tranche B Term Loans, and within each such Facility in direct order of maturity.

SECTION 2.11.            Prepayment of Loans.  (a)   The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(e); provided that in the event of (i) any prepayment of Tranche B Term Loans made or (ii) an amendment to the Loan Documents in respect of the Tranche B Term Loans, in each case, on or prior to the first anniversary of the Closing Date in connection with a Repricing Transaction, the Borrower shall pay to the Tranche B Term Lenders a prepayment premium equal to 1% of the principal amount of the Tranche B Term Loans so prepaid or, in the case of any such amendment, the principal amount of relevant Tranche B Term Loans outstanding immediately prior to such amendment.

(b)   Subject to Section 2.11(f), the Borrower shall apply, without duplication, all Net Proceeds within three (3) Business Days of receipt thereof to prepay Tranche A Term Borrowings and Tranche B Term Borrowings in accordance with Section 2.10(d).

(c)   Subject to Section 2.11(f), not later than one hundred twenty-five (125) days after the end of each Excess Cash Flow Period (the date of such prepayment, the “Excess Cash Flow Prepayment Date”), the Borrower shall prepay Tranche A Term Borrowings and Tranche B Term Borrowings in an aggregate amount equal to (i) an amount equal to the Required Percentage of Excess Cash Flow for such Excess Cash Flow Period, and, at the option of the Borrower, minus (ii) without duplication of amounts previously deducted in respect of prior Excess Cash Flow Periods, the aggregate amount of Voluntary Prepayments made at any time from the first day of the applicable Excess Cash Flow Period until the Excess Cash Flow Prepayment Date.  Prepayments pursuant to the immediately preceding sentence shall be applied in accordance with Section 2.10(d).

(d)   If at any time the aggregate amount of the Revolving Credit Exposure exceeds the total Revolving Facility Commitment then in effect, the Borrower will immediately prepay Swingline Borrowings and Revolving Facility Borrowings and cash collateralize and/or backstop the Revolving L/C Exposure in an aggregate amount equal to such excess (with no reduction of the Revolving Facility Commitment).

(e)   Concurrently with any prepayment pursuant to Section 2.11(b), the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer demonstrating the calculation of the amount of the applicable Net Proceeds.  In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to Administrative Agent a certificate of a Financial Officer demonstrating the derivation of such excess.

(f)   If the Borrower and the Restricted Subsidiaries determine in good faith that the upstreaming or transferring as a dividend of any amounts required to mandatorily prepay the Loans pursuant to Section 2.11(b) or Section 2.11(c) would result in an additional current tax liability (such amount, a “Restricted Amount”), as reasonably determined by the Borrower, the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.11(b) or Section 2.11(c), as applicable, shall be reduced by the Restricted Amount until such time as it may upstream or transfer such Restricted Amount without incurring such additional current tax liability.

(g)   Notwithstanding anything to the contrary contained in this Section 2.11, if any Term Lender shall notify the Administrative Agent on the date of any prepayment that it wishes to decline its share of any prepayment made pursuant to Section 2.11(b) or Section 2.11(c), such share (the “Declined Prepayment Amount”) may be retained by the Borrower; provided that in no event shall any Term Lender decline any prepayment in connection with a refinancing of the Term Loans.

SECTION 2.12.            Fees.  (a)   The Borrower agrees to pay to each Revolving Facility Lender (except as otherwise provided in Section 2.21 in respect of any Defaulting Lender), through the Administrative Agent, on the first day of April, July, October and January in each year, and on the date on which the Revolving Facility Commitments of all the Revolving Facility Lenders shall be terminated as provided herein, a commitment fee (a “Revolving Credit Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at the Revolving Credit Commitment Fee Rate.  All Revolving Credit Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of three hundred sixty (360) days.  For the purpose of calculating any Revolving Facility Lender’s Revolving Credit Commitment Fee, the outstanding Swingline Loans during the period for which such Revolving Facility Lender’s Revolving Credit Commitment Fee is calculated shall be deemed to be zero.  The Revolving Credit Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Revolving Facility Lender shall be terminated as provided herein.

(b)   The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (except as otherwise provided in Section 2.21 in respect of any Defaulting Lender), through the Administrative Agent, on the first day of April, July, October and January of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurodollar Revolving Facility Borrowings effective for each day in such period and (ii) to each Issuing Bank, for its own account, (x) on the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% of the daily average stated amount of such Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”).  All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of three hundred sixty (360) days.

(c)   The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Administrative Agent Fee Letter, at the times and in the amount specified therein (the “Administrative Agent Fees”).

(d)   All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13.            Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b)   The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)   Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section (in each case, the “Default Rate”).

(d)   Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments, (iii) in the case of the Tranche A Term Loans, on the Tranche A Term Facility Maturity Date and (iv) in the case of the Tranche B Term Loans, on the Tranche B Term Facility Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)   All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable ABR, Eurodollar Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.            Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)   the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest Period; or

(b)   the Administrative Agent is advised by the Required Lenders that the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15.            Increased Costs.  (a)   If any Change in Law shall:

(i)   impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or Issuing Bank; or

(ii)   subject any Lender Party to any Taxes (other than (A) Indemnified Taxes paid or payable under Section 2.17, (B) Other Taxes and (C) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)   impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then within thirty (30) days of receipt of a certificate of the type specified in paragraph (d) below the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b)   If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time within thirty (30) days of receipt of a certificate of the type specified in paragraph (d) below the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)   Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

(d)   A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(e)   Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90)-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.            Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of margin).  Such loss, cost and expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such

Loan but exclusive of the Applicable Margin relating thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

SECTION 2.17.            Taxes. (a)   Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)   In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.  A certificate as to the amount of such payment or liability, prepared in good faith and delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)   (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in

Section 2.17(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)   executed originals of IRS Form W-8ECI;

(iii)   in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)   to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)   If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.

(g)   Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h)   For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the Swingline Lender.

SECTION 2.18.            Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)   Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  All payments hereunder shall be made in Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)   If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds (except as otherwise provided in the Collateral Agreement with respect to the application of amounts realized from the Collateral) shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c)   If (other than (x) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant, including any assignee or participation that is a Loan Party, the Sponsors or any of their respective Affiliates or (y) as otherwise expressly provided elsewhere herein, including, without limitation, as provided in or contemplated by Section 2.22, Section 2.23, Sections 9.04(f), (i) and (j) or Section 9.08(d)) any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Tranche A Term Loans, Tranche B Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Tranche A Term Loans, Tranche B Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Tranche A Term Loans, Tranche B Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Tranche A Term Loans, Tranche B Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement.  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f)   Each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Tranche A Term Loan Percentages, Tranche B Term Loan Percentages or Revolving Facility Percentages, as the case may be, of the relevant Lenders.

SECTION 2.19.            Mitigation Obligations; Replacement of Lenders.  (a)   If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)   If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender or becomes an Affected Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) terminate the Commitments of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iv) the Borrower shall be liable to such Lender under Section 2.16 if any Eurodollar Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, (v) such assignment shall otherwise comply with Section 9.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) until such time as such Commitments are terminated, obligations repaid or such assignment is consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or Section 2.17, as the case may be.  Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower, the Administrative Agent or any Lender may have against any replaced Lender.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.19(b).

(c)   If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders or all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by (i) terminating the Commitments of such Lender and repaying all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (ii) requiring such Non-Consenting Lender to assign (in accordance with and subject to the restrictions contained in Section 9.04) all or the affected portion of its Loans, and its Commitments hereunder to one (1) or more assignees, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (c) the Borrower shall be liable to such Lender under Section 2.16 if any Eurodollar Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, (d) such assignment shall otherwise comply with Section 9.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (e) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.19(c).

SECTION 2.20.            Illegality.  If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurodollar Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent (at which time such Lender shall be deemed an “Affected Lender”), any obligations of such Affected Lender to make or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings shall be suspended until such Affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall upon demand from such Affected Lender (with a copy to the Administrative Agent), either convert all Eurodollar Borrowings of such Affected Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Affected Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Affected Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.21.            Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)   fees shall cease to accrue on the unfunded portion of the Revolving Facility Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)   the voting rights of a Defaulting Lender is subject to Section 9.08(b);

(c)   if any Swingline Exposure or Revolving L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)   all or any part of the Swingline Exposure and Revolving L/C Exposure of such Defaulting Lender shall be automatically reallocated (effective on the date such Lender becomes a Defaulting Lender) among the non-Defaulting Lenders in accordance with their respective Revolving Facility Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Facility Credit Exposure plus such Defaulting Lender’s Swingline Exposure and Revolving L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Facility Commitments; provided that neither such reallocation nor any payment by a non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim by the Borrower, the Administrative Agent, the applicable Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a non-Defaulting Lender;

(ii)   if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two (2) Business Days following notice by the Administrative Agent (at the direction of the applicable Issuing Bank and/or the Swingline Lender), at its option, (x) prepay such Swingline Exposure, (y) cash collateralize for the benefit of the applicable Issuing Bank or the Swingline Lender, as the case may be, only the Borrower’s obligations corresponding to such Defaulting Lender’s Revolving L/C Exposure or Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in an amount equal to the aggregate amount of such unreallocated portion or (z) make other arrangements reasonably satisfactory to the Administrative Agent, and to the applicable Issuing Bank and the Swingline

Lender, as the case may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender;

(iii)   if the Borrower cash collateralizes any portion of such Defaulting Lender’s Revolving L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s Revolving L/C Exposure during the period such Defaulting Lender’s Revolving L/C Exposure is cash collateralized;

(iv)   if the Revolving L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Facility Percentages and such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such non-Defaulting Lenders, pro rata in accordance with their respective Commitments (and the pro rata provisions of Section 2.18 will automatically be deemed adjusted to reflect the provisions of this Section);

(v)   if all or any portion of such Defaulting Lender’s Revolving L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Lender hereunder, all fees payable under Section 2.12(b) with respect to such Defaulting Lender’s Revolving L/C Exposure shall be payable to the applicable Issuing Bank until and to the extent that such Revolving L/C Exposure is reallocated and/or cash collateralized;

(vi)   any amount paid by the Borrower for the account of a Defaulting Lender that was or is a Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated account until (subject to paragraph (f) of this Section) the Termination Date and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank or the SwingLine Lender (pro rata as to the respective amounts owing to each of them) under this Agreement; third, if such Defaulting Lender is a Revolving Facility Lender, to satisfy the obligations, if any, of such Revolving Facility Lender to make Revolving Facility Loans to the Borrower; fourth, to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders that are Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; fifth, to the payment of fees then due and payable to the non-Defaulting Lenders that are Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them; sixth, to pay principal and unreimbursed payments made by the applicable Issuing Bank pursuant to a Letter of Credit then due and payable to the non-Defaulting Lenders that are Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them; seventh, to the ratable payment of other amounts then due and payable to the non-Defaulting Lenders that are Lenders; eighth, upon the Termination Date, to the payment of any amounts owing to the Borrower as a result of a final judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and ninth, after the Termination Date, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct; and

(d)   so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and an Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Revolving L/C Exposure will be 100% covered by the Revolving Facility Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

(e)   [Reserved].

(f)   In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Banks each agrees in writing at their discretion that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender and that such Defaulting Lender should no longer be deemed to be a Defaulting Lender, whereas effective as of such agreement and subject to any conditions such parties hereto require (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.21(c)(vi)), then the Swingline Exposure and Revolving L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Facility Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Facility Percentage, whereupon such Lender will cease to be a Defaulting Lender and will be a non-Defaulting Lender (and such Commitments and Loans of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

SECTION 2.22.            Incremental Extensions of Credit.  (a)  The Borrower and any one or more Lenders (including New Lenders) may (but shall have no obligation) from time to time agree that such Lenders shall provide to the Borrower Incremental Term Loans, additional revolving loan facilities (each, an “Incremental Revolving Facility”; and the commitments thereunder, “Incremental Revolving Facility Commitments”) or increased Revolving Facility Commitments (any such increased Revolving Facility Commitments, “Increased Revolving Facility Commitments”), as applicable, by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase or the additional loans or facilities and the Facility or Facilities involved, (ii) the applicable Increased Facility Closing Date, (iii) in the case of Incremental Term Loans, (w) the applicable Incremental Term Maturity Date, (x) the amortization schedule for such Incremental Term Loans, (y) the Applicable Margin for such Incremental Term Loans and (z) whether such Incremental Term Loans shall be Incremental Tranche A Term Loans or Incremental Tranche B Term Loans and (iv) in the case of any Incremental Revolving Facility Commitments, (x) the applicable termination date in respect of such commitments, (y) the Applicable Margin for Revolving Facility Loans in respect of such commitments (such loans, “Incremental Revolving Facility Loans”), and (z) the commitment fee rate in respect of such Incremental Revolving Facility Commitments; provided that

(i)            immediately prior to and after giving effect to any Incremental Facility Activation Notice (and the making of any Incremental Term Loans, Incremental Revolving Facility Commitments or Increased Revolving Facility Commitments

pursuant thereto), no Event of Default has occurred and is continuing or shall result therefrom,

(ii)           the Borrower shall be in compliance, on a Pro Forma Basis (including giving pro forma effect to any Incremental Facility Activation Notice (and the making of any Incremental Term Loans, Incremental Revolving Facility Commitments or Increased Revolving Facility Commitments pursuant thereto (and assuming, in the case of any Incremental Facility Activation Notice with respect to Incremental Revolving Facility Commitments and/or Increased Revolving Facility Commitments, that such commitments are fully drawn) and the use of proceeds thereof)), with the Financial Covenants,

(iii)          the aggregate principal amount (or committed amount, if applicable) of all Incremental Term Loans, Incremental Revolving Facility Commitments and Increased Revolving Facility Commitments pursuant to this Section 2.22, together with the aggregate initial principal amount of any Incremental Equivalent Debt, shall not exceed (A) $250.0 million plus (B) in the case of the incurrence of an Incremental Revolving Facility with a termination date later than the Revolving Facility Maturity Date, the aggregate amount of Revolving Facility Commitments reduced in accordance with Section 2.08(b) in connection with the incurrence of such Incremental Revolving Facility (any Incremental Revolving Commitments provided pursuant to this clause (B), “Replacement Incremental Revolving Facility Commitments”),

(iv)          the aggregate principal amount of all Incremental Tranche A Term Loans (together with the aggregate initial principal amount of any Incremental Equivalent Debt that matures prior to the Tranche B Term Loan Maturity Date) (any such Indebtedness, “Incremental Equivalent Tranche A Debt”) shall not exceed $141.0 million.

(v)           the Weighted Average Life to Maturity of the Incremental Tranche A Term Loans shall not be shorter than the Weighted Average Life to Maturity of the Tranche A Term Loans,

(vi)          the Weighted Average Life to Maturity of the Incremental Tranche B Term Loans shall not be shorter than the Weighted Average Life to Maturity of the Tranche B Term Loans,

(vii)         each Incremental Tranche A Term Facility shall have a final maturity date no earlier than the Tranche A Term Facility Maturity Date,

(viii)        each Incremental Tranche B Term Facility shall have a final maturity date no earlier than the Tranche B Term Facility Maturity Date,

(ix)          each Incremental Revolving Facility shall have a final maturity date no earlier than, and shall require no scheduled amortization or differing mandatory commitment reduction than the Revolving Facility prior to, the Revolving Facility Termination Date,

(x)           until eighteen (18) months after the Closing Date, if the Effective Yield in respect of any Incremental Term Loans or Incremental Revolving Facility Commitments that is pari passu in right of payment and are secured equally and ratably with the Revolving Credit Facility in effect on the Closing Date and the initial Term Loans provided to the Borrower exceeds the Effective Yield for the existing applicable Tranche A Term Loans or Tranche B Term Loans or the existing Revolving Facility Commitments, as the case may be, by more than 0.50%, the Applicable Margin for the applicable Tranche A Term Loans or Tranche B Term Loans or Revolving Facility Loans, as the case may be, shall be increased so that the Effective Yield in respect of such Incremental Term Loans or Incremental Revolving Facility Loans, as the case may be, is no higher than the Effective Yield for the existing applicable Tranche A Term Loans or Tranche B Term Loans or Revolving Facility Loans, as the case may be, less 0.50% (provided that if the applicable Incremental Facility includes an interest rate floor greater than that applicable to the relevant existing Facility, such excess amount shall be equated to yield for purposes of determining whether an increase to the Applicable Margin for the existing Facility shall be required, provided that if such increase is required, the interest rate floor (but not the Applicable Margin) applicable to the existing Facility shall be increased by such excess amount),

(xi)          all Incremental Extensions of Credit shall rank pari passu or subordinated in right of payment and right of security in respect of the Collateral with the Term Loans and the Revolving Facility Loans or may be unsecured; provided that to the extent any such Incremental Extensions of Credit (including any Incremental Equivalent Debt) are subordinated in right of payment or right of security, they shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent,

(xii)         all terms of any Incremental Term Facility not set forth herein, if not consistent with the applicable existing Term Facility, shall be reasonably satisfactory to the Administrative Agent; provided that each Incremental Term Facility shall share ratably in any prepayments of the applicable Term Facility unless the Borrower and the lenders in respect of such Incremental Term Facility elect lesser payments,

(xiii)        all material terms of any Incremental Revolving Facility not set forth herein shall be substantially identical to the Revolving Facility or otherwise reasonably satisfactory to the Administrative Agent, provided that (A) terms not substantially identical to the Revolving Facility that are applicable only after the Revolving Facility Termination Date shall not be subject to Administrative Agent consent and (B) each Incremental Revolving Facility shall share ratably in payment, borrowing and commitments reductions (except for payments of interest rates and fees at different rates on Incremental Revolving Facility Commitments (and related outstandings), repayments required upon the Revolving Facility Maturity Date and repayment made in connection with a permanent repayment and termination of commitments) of the Revolving Facility, unless the Borrower and the lenders in respect of the applicable Incremental Revolving Facility elect lesser payments,

(xiv)        any Increased Revolving Facility Commitments and the Revolving Facility Loans in respect thereof shall be pursuant to the terms hereof otherwise applicable to the Revolving Facility and such Increased Revolving Facility Commitments shall become Revolving Facility Commitments under this Agreement after giving effect to such Incremental Facility Activation Notice, and

(xv)         in no event at any one time shall there be Revolving Facility Commitments hereunder (including Incremental Revolving Facility Commitments and any original Revolving Facility Commitments) which have more than four (4) different maturity dates.

Notwithstanding the foregoing, without the consent of the Administrative Agent, (x) each increase effected pursuant to this paragraph shall be in a minimum amount of at least $10.0 million and (y) no more than ten (10) Increased Facility Closing Dates may be selected by the Borrower after the Closing Date.  No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b)   Any additional bank, financial institution or other entity which, with the consent of the Borrower and (to the extent such consent would be required under Section 9.04 with respect to an assignment of Loans or Commitments in respect of the applicable Facility to such person) the consent of the Administrative Agent, the Issuing Banks and the Swingline Lender (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.22(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit K, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement and the other Loan Documents, and, except as otherwise provided above in clause (a)(xi), shall benefit equally and ratably from the Guarantees and security interests created by the Security Documents; provided that (i) the Sponsor and any Non-Debt Fund Affiliate (x) shall be permitted (without Administrative Agent consent) to provide Incremental Term Loans, it being understood that in connection with such Incremental Term Loans, the Sponsor and any such Non-Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such persons under Section 9.04 as if such Incremental Term Loans were Term Loans and (y) shall not provide any Incremental Revolving Facility Commitments or Increased Revolving Facility Commitments and (ii) any Debt Fund Affiliate shall be permitted to provide any Incremental Extensions of Credit (subject, in the case of any Incremental Revolving Facility or Increased Revolving Facility Commitments, to consent of the Administrative Agent, the Swingline Lender and the Issuing Banks (which consent shall not be unreasonably withheld)), provided that in connection therewith, such Debt Fund Affiliate shall be subject to the restrictions applicable to Debt Fund Affiliates under Section 9.04 as if such Incremental Extensions of Credit were Term Loans, Revolving Facility Commitments or Revolving Facility Loans, as applicable.

(c)   Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to Increased Revolving Facility Commitments, the Borrower shall borrow Revolving Facility Loans under the relevant Increased Revolving Facility Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Loan which would then have been outstanding from such Lender if (i) each such Type had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type requested to be so borrowed or effected had been proportionately increased.  The Eurodollar Rate applicable to any Eurodollar Loan borrowed pursuant to the preceding sentence shall equal the Eurodollar Rate then applicable to the Eurodollar Loans of the other Lenders in the same Facility (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower and the relevant Lender).

(d)   Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Activation Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans and/or Incremental Revolving Facility Commitments evidenced thereby.  Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.  Without limiting the foregoing, in connection with any Incremental Facility the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage as necessary to reflect the increase in Indebtedness (or undrawn commitments) under this Agreement.

(e)  Prior to the effectiveness of any Incremental Facility Activation Notice and the Incremental Extensions of Credit thereunder, the Administrative Agent shall have received legal opinions, board resolutions and other closing documents and certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02.  The proceeds of the Incremental Extensions of Credit may be used for any purpose not otherwise prohibited hereunder.

SECTION 2.23.      Extensions of Term Loans and Revolving Facility Commitments.

(a)  Notwithstanding anything to the contrary in this Agreement, pursuant to one (1) or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Tranche A Term Loans with a like maturity date, Tranche B Term Loans with a like maturity date or Revolving Facility Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Facility Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Facility Commitments and otherwise modify the terms of such Term Loans and/or Revolving Facility Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Facility Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Facility Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Facility Commitments (in each case not so extended), being a “tranche”; any Extended Tranche A Term Loans shall constitute a separate tranche of Tranche A Term Loans from the tranche of Tranche A Term Loans from which they were converted, any Extended Tranche B Term Loans shall constitute a separate tranche of Tranche B Term Loans from the tranche of Tranche B Term Loans from which they were converted and any Extended Revolving Facility Commitments shall constitute a separate tranche of Revolving Facility Commitments from the tranche of Revolving Facility Commitments from which they were converted), so long as the following terms are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders,

(ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Facility Commitment of any Revolving Facility Lender that agrees to an extension with respect to such Revolving Facility Commitment extended pursuant to an Extension (an “Extended Revolving Facility Commitment”; and the Loans thereunder, “Extended Revolving Facility Loans”), and the related outstandings, shall be a Revolving Facility Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Revolving Facility Lenders) as the original Revolving Facility Commitments (and related outstandings); provided that (x) subject to the provisions of Section 2.04(d) and Section 2.05(b)(ii) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Facility Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Extended Revolving Facility Commitments in accordance with their Revolving Facility Percentages (and except as provided in Section 2.04(d) and Section 2.05(b)(ii), without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued), (y) all borrowings and repayments (except for (A) payments of interest and fees at different rates on Extended Revolving Facility Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Facility Commitments and

(C) repayments made in connection with a permanent repayment and reduction or termination of commitments) of Extended Revolving Facility Loans after the applicable Extension date shall be made on a pro rata basis with all other Revolving Facility Commitments and (z) at no time shall there be Revolving Facility Commitments hereunder (including Extended Revolving Facility Commitments, any Incremental Revolving Facility Commitments and any original Revolving Facility Commitments) that have more than four (4) different maturity dates,

(iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v), (vi), (vii) and (viii), be determined by the Borrower and set forth in the relevant Extension Offer), the Tranche A Term Loans or Tranche B Term Loans, as applicable, of any Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (any such extended Tranche A Term Loans, “Extended Tranche A Term Loans” and any such extended Tranche B Term Loans, “Extended Tranche B Term Loans” and collectively, the “Extended Term Loans”) shall have the same terms as the tranche of Tranche A Term Loans or Tranche B Term Loans, as applicable, subject to such Extension Offer until the maturity of such Term Loans,

(iv) the final maturity date of any Extended Tranche A Term Loans shall be no earlier than the Tranche A Term Loan Maturity Date,

(v) the final maturity date of any Extended Tranche B Term Loans shall be no earlier than the Tranche B Term Loan Maturity Date,

(vi) the Weighted Average Life to Maturity of any Extended Tranche A Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Tranche A Term Loans extended thereby,

(vii) the Weighted Average Life to Maturity of any Extended Tranche B Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Tranche B Term Loans extended thereby,

(viii) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments in respect of the applicable Facility, in each case as specified in the respective Extension Offer,

(ix) if the aggregate principal amount of Tranche A Term Loans (calculated on the face amount thereof), Tranche B Term Loans (calculated on the face amount thereof) or Revolving Facility Commitments, as the case may be, in respect of which Tranche A Term Lenders, Tranche B Term Lenders or Revolving Facility Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Tranche A Term Loans, Tranche B Term Loans or Revolving Facility Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Tranche A Term Loans, Tranche B Term Loans or Revolving Facility Loans, as the case may be, of such Tranche A Term Lenders, Tranche B Term Lenders or Revolving Facility Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Tranche A Term Lenders, Tranche B Term Lenders or Revolving Facility Lenders, as the case may be, have accepted such Extension Offer,

(x) all documentation in respect of such Extension shall be consistent with the foregoing and

(xi) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)  With respect to all Extensions consummated by the Borrower pursuant to this Section 2.23, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments or commitment reductions for purposes of Sections 2.08, 2.09, 2.11 or 2.18, (ii) the amortization schedules (in so far as such schedule affects payments due to Lenders participating in the relevant Facility) set forth in Section 2.10 shall be adjusted to give effect to the Extension of the relevant Facility and (iii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Tranche A Term Loans, Tranche B Term Loans or Revolving Facility Commitments (as applicable) of any or all applicable tranches be tendered.  The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Facility Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.08, 2.09, 2.11 or 2.18) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c)  No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one (1) or more of its Tranche A Term Loans, Tranche B Term Loans and/or Revolving Facility Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Facility Commitments (or a portion thereof), the consent of the Issuing Banks and the Swingline Lender, which consent shall not be unreasonably withheld or delayed.  All Extended Tranche A Term Loans, Extended Tranche B Term Loans and Extended Revolving Facility Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Facility Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.23.  In addition, if so provided in such amendment and with the consent of each Issuing Bank, participants in Letters of Credit expiring on or after the latest maturity date (but in no event later than the date that is five (5) Business Days prior to the Final Maturity Date) in respect of the Revolving Facility Commitments shall be re-allocated from Lenders holding non-extended Revolving Facility Commitments to Lenders holding Extended Revolving Facility Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Facility Commitments, be deemed to be participation interests in respect of such Revolving Facility Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.  Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)  In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative

Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23.

ARTICLE III

Representations and Warranties

Each of Holdings (solely to the extent applicable to it) and the Borrower represents and warrants to each of the Lenders that:

SECTION 3.01.              Organization; Powers.  Each of Holdings, the Borrower and each of the Restricted Subsidiaries (a) is a limited partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business and in good standing in each jurisdiction where such qualification is required; except in each case referred to in this Section 3.01 (other than in clause (a) and clause (b), respectively, with respect to the Borrower), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.              Authorization.  The execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, limited partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of (x) law, statute, rule or regulation applicable to such party, or (y) of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (b)(i)(A)(x), (b)(i)(B), (b)(i)(C) or (b)(ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02 hereof.

SECTION 3.03.              Enforceability.  This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04.              Governmental Approvals.  No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect and (e) such actions, consents, approvals, registrations or filings the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.              Financial Statements.  (a)  The audited consolidated balance sheets of the Borrower and its Subsidiaries at December 31, 2009 and 2010, and the audited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal years, reported on by and accompanied by an audit opinion from Ernst & Young, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries for such periods and as at such dates and the consolidated results of operations and cash flows of the Borrower and its Subsidiaries for the years then ended.

(b)  The unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2011, June 30, 2011 and September 30, 2011, and the related unaudited interim consolidated statements of income and cash flows for the three (3)-month periods then ended (including for the comparable periods in fiscal year 2010), present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at such date (subject to normal year-end audit adjustments).  All such financial statements have been prepared in accordance with GAAP (subject to (i) normal year-end adjustments and (ii) the absence of notes), except as approved by the aforementioned firm of accountants and disclosed therein.

SECTION 3.06.              No Material Adverse Effect.  Since September 30, 2011, no event, development, circumstance or change has occurred that has or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07.              Title to Properties; Possession Under Leases.  (a)  Each of Holdings, the Borrower and the Restricted Subsidiaries has good and insurable fee simple title to the Mortgaged Properties, and good and insurable fee simple title to, or good and valid interests in easements or other limited property interests in, as applicable, all its other real properties and has good and valid title to its personal property and assets, in each case, free and clear of Liens except for defects in title that do not impair the value thereof in any material respect or interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and Liens expressly permitted by Section 6.02 or arising by operation of law and except where the failure to have such title or interest or existence of such Lien could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)  Each of Holdings, the Borrower and the Restricted Subsidiaries owns or possesses, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names and copyrights and all licenses and rights with respect to the foregoing, reasonably necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, except where the failure to have such rights or where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08.              Subsidiaries.  (a)  Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Subsidiary of Holdings and, as to each such Subsidiary, the percentage of each class of outstanding Equity Interests owned by Holdings or by any such Subsidiary.

(b)  As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than directors’ qualifying shares) of any nature relating to any Equity Interests of any Restricted Subsidiary.

SECTION 3.09.              Litigation; Compliance with Laws.  (a)  There are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or to the knowledge of Holdings or the Borrower threatened in writing against, Holdings or the Borrower or any of the Restricted Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)  None of Holdings, the Borrower, the Restricted Subsidiaries or their respective properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws that are the subject of Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10.              Investment Company Act.  None of Holdings, the Borrower and the Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.11.              [Reserved].

SECTION 3.12.              Federal Reserve Regulations.  (a)  None of Holdings, the Borrower and the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)  No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.13.              Tax Returns.  (a)  Each of Holdings, the Borrower and the Subsidiaries has filed or caused to be filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies, taken as a whole, and each such Tax return is true and correct in all material respects, except, in each case, as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect;

(b)  Each of Holdings, the Borrower and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all such amounts due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, could, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect; and

(c)  Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, with respect to each of Holdings, the Borrower and the Subsidiaries, no tax lien has been filed, and, to the knowledge of the Borrower and its Subsidiaries, no claim is being asserted, with respect to any such Taxes.

SECTION 3.14.              No Material Misstatements.  (a)  As of the Closing Date only, all written information (other than the Projections, other forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning Holdings, the Borrower, its Subsidiaries and the Transactions included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available, by or on behalf of Holdings or the Borrower, to the Joint Lead Arrangers, any Lenders or the Administrative Agent in connection with the Transactions or any other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects as of the Closing Date and does not as of such date contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b)  The Projections furnished to the Joint Lead Arrangers, the Administrative Agent or the Lenders have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made, as of the date the Projections were furnished to the Joint Lead Arrangers, the Administrative Agent or the Lenders and as of the Closing Date (it being understood that actual results may vary from the Projections and that such variations may be material).

SECTION 3.15.              Employee Benefit Plans.  (a)  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (i) each Loan Party and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; and (ii) no ERISA Event has occurred or is reasonably expected to occur; the present value of all accumulated benefit obligations under each Plan (based on those assumptions used for purposes of Accounting Standards Codification No. 715: Compensation Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan allocable to such accrued benefits and the present value of all accrued benefit obligations of all underfunded Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the value of the assets of all such underfunded Plans.

(b)  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Foreign Plan Event has occurred.

SECTION 3.16.              Environmental Matters.  Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice of violation, request for information, order, complaint or assertion of penalty has been received by the Borrower or any of the Restricted Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened which allege a violation of or liability under any Environmental Laws or concerning Hazardous Materials, in each case relating to the Borrower or any of the Restricted Subsidiaries, (ii) each of the Borrower and its Restricted Subsidiaries has all permits necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) no Hazardous Material is located at any property currently or formerly owned, operated or leased by the Borrower or any of the

Restricted Subsidiaries in quantities or concentrations that would reasonably be expected to give rise to any liability or obligation of the Borrower or any of the Restricted Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated by or on behalf of the Borrower or any of the Restricted Subsidiaries that has been transported to or Released at or from any location in a manner that would reasonably be expected to give rise to any liability or obligation of the Borrower or any of the Restricted Subsidiaries, and (iv) there is no agreement to which the Borrower or any of the Restricted Subsidiaries is a party in which the Borrower or any of the Restricted Subsidiaries has assumed or undertaken, or retained, responsibility for any known or reasonably likely liability or obligation arising under or relating to Environmental Laws.

SECTION 3.17.              Security Documents.  (a)  The Collateral Agreement is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Administrative Agent (together with transfer powers or endorsements executed in blank), and in the case of the other Collateral described in the Collateral Agreement (other than registered copyrights and copyright applications), when financing statements and other filings described on Schedule 3.17 are filed in the offices specified on Schedule 3.17, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

(b)  When the Collateral Agreement or a summary thereof is properly filed in the United States Copyright Office or the United States Patent and Trademark Office, as applicable, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Collateral consisting of registered copyrights and copyright applications, in each case prior and superior in right to any other person except Liens expressly permitted by Section 6.02 and Liens having priority by operation of law (it being understood that subsequent recordings in the United States Copyright Office or United States Patent and Trademark Office, as the case may be, may be necessary to perfect a lien on registered copyrights and copyright applications acquired by the grantors after the Closing Date).

(c)  The Mortgages shall be effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of a person pursuant to Liens expressly permitted by Section 6.02 and Liens having priority by operation of law.

SECTION 3.18.              Solvency.  Immediately after giving effect to the Transactions on the Closing Date and immediately following the making of each Loan on the Closing Date and after giving effect to the application of the proceeds of each Loan, (i) the fair value of the assets of Holdings, the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings, the Borrower and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of Holdings, the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings, the Borrower and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings, the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings, the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

SECTION 3.19.              Labor Matters.  Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or, to the knowledge of Holdings or the Borrower, threatened in writing against the Borrower or any of the Restricted Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all persons treated as contractors by the Borrower and the Restricted Subsidiaries are properly categorized as such, and not as employees, under applicable law; and (d) all payments due from the Borrower or any of the Restricted Subsidiaries or for which any claim may be made against the Borrower or any of the Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary to the extent required by GAAP.  Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of its Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of its Subsidiaries (or any predecessor) is bound.

SECTION 3.20.              Insurance.  Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Restricted Subsidiaries as of the Closing Date.  Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, as of such date, such insurance is in full force and effect.

SECTION 3.21.              Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) USA PATRIOT Act.  To the knowledge of the Borrower, no part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:

SECTION 4.01.              All Credit Events.  On the date of each Borrowing (including each Swingline Borrowing) and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a)  The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b) or, in the case of a Swingline Borrowing, the Swingline Lender and the Administrative Agent shall have received a Swingline Borrowing Request as required by Section 2.04(b).

(b)  The representations and warranties set forth in Article III hereof shall be true and correct in all material respects as of such date (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c)  At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, that the conditions specified in paragraphs (b) and (c) of this Section 4.01 shall have been satisfied in accordance with the terms hereof on such date in accordance with the terms of such paragraphs or waived in accordance with the terms hereof.

SECTION 4.02.              First Credit Event.  On the Closing Date:

(a)  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)  The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date, a written opinion of Weil, Gotshal & Manges LLP, special counsel for Holdings and the Borrower, (A) dated the Closing Date, (B) addressed to each Issuing Bank, the Administrative Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and each of Holdings and the Borrower hereby instructs its counsel to deliver such opinions.

(c)  The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i)  a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official);

(ii)   a certificate of the secretary or assistant secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(A)                              that attached thereto is a true and complete copy of the by-laws (or limited partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date,

(B)                                that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)                                that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D)                               as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party,

(E)                                 as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party;

(iii)   a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iv)   a certificate of a Responsible Officer of Holdings or the Borrower certifying that as of the Closing Date (i) all the representations and warranties described in Section 4.01 are true and correct to the extent set forth therein and (ii) that as of the Closing Date, no Default or Event of Default has occurred and is continuing or would result from any Borrowing to occur on the date hereof or the application of the proceeds thereof.

(d)   (i) The Collateral and Guarantee Requirement shall have been satisfied, (ii) the Administrative Agent shall have received a duly completed Collateral Questionnaire dated the Closing Date, together with all attachments contemplated thereby, (iii) the Administrative Agent shall have received the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties and copies of the financing statements (or similar documents) disclosed by such search and (iv) the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are either permitted by Section 6.02 or have been released (or authorized for release in a manner reasonably satisfactory to the Administrative Agent).

(e)   The Lenders shall have received the financial statements, Projections and other financial information referred to in Section 3.05 and Section 3.14.

(f)   On the Closing Date, substantially concurrently with the funding of the Loans, Holdings and its Subsidiaries shall have (i) repaid in full the Existing Debt and caused the termination of any commitments to lend or make other extensions of credit under the Existing Credit Agreement, (ii) delivered to the Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Holdings and its Subsidiaries being so repaid or terminated, and (iii) made arrangements satisfactory to the Administrative Agent with respect to the cancellation of any letters of credit outstanding with respect to the Indebtedness being so repaid or terminated, or the issuance of Letters of Credit to support the obligations of Holdings and its Subsidiaries with respect thereto.

(g)   The Lenders shall have received a solvency certificate substantially in the form of Exhibit F and signed by the Chief Financial Officer of the Borrower.

(h)   The Administrative Agent shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Simpson Thacher & Bartlett LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(i)   Since September 30, 2011, there shall not have occurred and there is no circumstance or occurrence that is reasonably likely to have (individually or in the aggregate) a Material Adverse Effect.

(j)   To the extent requested by the Administrative Agent not less than two (2) days prior to the Closing Date, the Administrative Agent shall have received, at least one (1) day prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(k)   The Administrative Agent shall have received duly executed originals (or copies thereof, to the reasonable satisfaction of the Administrative Agent) of a letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Loans made on such date.

Each Agent and each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date shall be deemed to have acknowledged receipt of and consented to and approved each Loan Document and each other document required to be approved by any Agent or Lender, as applicable, on the Closing Date.

ARTICLE V

Affirmative Covenants

Each of Holdings (solely as to Sections 5.01, 5.05 and 5.09 as applicable to it) and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice been given (or reasonably satisfactory arrangements have otherwise been made)) shall have been paid in full and all Letters of Credit have been canceled or have expired (or have been cash collateralized in a manner consistent with the requirements of Section 2.05 or backstopped with a letter of credit having terms and conditions reasonably satisfactory to the applicable Issuing Banks), and all amounts drawn thereunder have been reimbursed in full (such occurrence, the “Termination Date”), unless the Required Lenders shall otherwise consent in writing, the Borrower (and Holdings solely to the extent applicable to it) will, and the Borrower will cause each of the Restricted Subsidiaries to:

SECTION 5.01.                                         Existence; Businesses and Properties.  (a)   Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise expressly permitted under Section 6.05 and (iii) the liquidation or dissolution of any Restricted Subsidiary if the assets of such Restricted Subsidiaries are acquired by the Borrower or a Subsidiary of the Borrower.

(b)   Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto reasonably necessary to the normal conduct of the business of the Borrower and the Restricted Subsidiaries and (ii) at all times maintain and preserve all property reasonably necessary to the normal conduct of the business of the Borrower and the Restricted Subsidiaries and keep such property in satisfactory repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto in accordance with prudent industry practice (in each case except as expressly permitted by this Agreement).

SECTION 5.02.                                         Insurance.  (a)   Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations.  Each such policy of insurance shall (i) name the Administrative Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Administrative Agent, that names the Administrative Agent, on behalf of Lenders as the loss payee thereunder and to the extent available provides for at least thirty (30) days’ prior written notice to the Administrative Agent of any cancellation of such policy.

(b)   If at any time the area in which the Premises (as defined in the Mortgages) are located is designated a special “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

SECTION 5.03.                                         Taxes.  Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Lien permitted under Section 6.02) upon such properties or any part thereof except to the extent not overdue by more than thirty (30) days or, if more than thirty (30) days overdue (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the affected Restricted Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto and (b) in the case of a Tax or claim which has or may become a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

SECTION 5.04.                                         Financial Statements, Reports, etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)   within one hundred ten (110) days after the end of each fiscal year (commencing with fiscal year 2011), (x) a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Parent and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present, in all material respects, the financial condition and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP, (y) a consolidating balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Restricted Subsidiaries as of the close of such fiscal year and the consolidating results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidating financial information shall not be subject to the audit procedures set forth in clause (x) but shall be certified by a Financial Officer of the Borrower to the extent that such consolidating financial statements fairly present, in all material respects, the financial condition and results of operations of the Borrower and its Restricted Subsidiaries on a consolidating basis in accordance with GAAP) and (z) in the case of the information required pursuant to clause (x) or clause (y) supporting schedules reconciling such consolidated (or consolidating, as applicable) balance sheet and related statements of operations and cash flows with the consolidated (or consolidating, as applicable) financial condition and results of operations of the Parent or the Borrower, as applicable, for the relevant period;

(b)   within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year (commencing with the first fiscal quarter of 2012), (x) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Parent and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein), (y) a consolidating balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Restricted Subsidiaries as of the close of such fiscal quarter and the consolidating results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidating balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Restricted Subsidiaries on a consolidating basis in accordance with GAAP and (z) in the case of information required pursuant to clause (x) or clause (y), supporting schedules reconciling such consolidated (or consolidating, as applicable) balance sheet and related statements of operations and cash flows with the consolidated (or consolidating, as applicable) financial position and results of operations of the Parent or the Borrower, as applicable, for the relevant period;

(c)   (i) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form attached hereto as Exhibit I (x) certifying that no Default or Event of Default has occurred or, if such a Default or an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (y) commencing with the fiscal quarter ending March 31, 2012, setting forth computations in detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the Financial Covenants and (z) setting forth the amount of Adjusted Consolidated Net Income for the applicable period and (ii) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of a Financial Officer of the Borrower commencing with the 2012 Excess Cash Flow Period, setting forth the amount, if any, of Excess Cash Flow for the Excess Cash Flow Period then ended, in each case together with the calculation thereof in reasonable detail;

(d)   promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Borrower or any of its Subsidiaries with the SEC or any securities exchange, or after an initial public offering, distributed to its stockholders generally, as applicable and all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

(e)   within ninety (90) days after the beginning of each fiscal year, a detailed consolidated and consolidated quarterly budget for such fiscal year (including a projected consolidated and consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated and consolidated statements of projected cash flow and projected income) and, as soon as available, significant revisions, if any, of such budget and quarterly projections with respect to such fiscal year (to the extent that such revisions have been approved by the Borrower’s board of directors (or equivalent governing body)), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, to such Financial Officer’s knowledge, the Budget is a reasonable estimate for the period covered thereby;

(f)   promptly following a request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(g)   together with the delivery of the annual compliance certificate required by Section 5.04(c), deliver an updated Collateral Questionnaire reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.09(f);

(h)   promptly following reasonable request therefore from the Administrative Agent, copies of (i) any documents described in Sections 101(f) and/or (j) of ERISA with respect to any Plan, and/or (ii) any notices or documents described in Sections 101(f), (k) and/or (l) of ERISA requested with respect to any Multiemployer Plan; provided, that if any Loan Party or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Plan or

Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Party(ies) and/or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administer or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(i)   promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender).

SECTION 5.05.                                         Litigation and Other Notices.  Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:

(a)   any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)   any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect;

(c)   the occurrence of any ERISA Event or Foreign Plan Event that, individually or together with all other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to have a Material Adverse Effect; and

(d)   any other development specific to Holdings, the Borrower or any of its Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 5.06.                                         Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.08, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07.                                         Maintaining Records; Access to Properties and Inspections.  Maintain all financial records in a manner sufficient to permit the preparation of consolidated financial statements in accordance with GAAP.  Upon the request of Administrative Agent permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the Borrower or any of its Subsidiaries at reasonable times during normal business hours, upon reasonable prior notice to Holdings or the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or the Borrower to discuss the affairs, finances and condition of Holdings, the Borrower or any of its Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided, that the Borrower shall have the right to have one or more of its designees present during any discussions with its independent accountants and provided, further, that the Administrative Agent shall not exercise its rights under this Section 5.07 more than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense.  So long as no Event of Default has occurred and is continuing, the Administrative Agent agrees to use commercially reasonable efforts to coordinate and otherwise to conduct the foregoing visits and inspections so as to avoid creating unreasonable burdens upon management of the Borrower and its Subsidiaries.

SECTION 5.08.                                         Compliance with Environmental Laws.  (a)   Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws.  This clause (a) shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, the Borrower and any affected Subsidiaries promptly undertake reasonable efforts to eliminate such noncompliance, and such noncompliance and the elimination thereof, in the aggregate with any other noncompliance with any of the foregoing and the elimination thereof, could not reasonably be expected to have a Material Adverse Effect.

(b)   Except as could not reasonably be expected to have a Material Adverse Effect, generate, use, treat, store, release, dispose of, and otherwise manage Hazardous Materials in a manner that would not reasonably be expected to result in a material liability to any Borrower or any of the Restricted Subsidiaries or to materially affect any real property owned or leased by any of them; and take reasonable efforts to prevent any other person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, the Borrower or any of the Restricted Subsidiaries.

SECTION 5.09.                                         Further Assurances; Mortgages.  (a)   Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)   If any asset (other than real property or improvements thereto or any interest therein) that has an individual fair market value in an amount greater than $10.0 million (as reasonably estimated by the Borrower) is acquired by Holdings, the Borrower or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof), cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (c) and paragraph (g) below.

(c)   Upon the request of the Administrative Agent, grant and cause each of the Subsidiary Loan Parties to grant to the Administrative Agent (or, if the Administrative Agent shall so direct, a collateral agent, sub-agent or similar agent) security interests and mortgages in fee owned real property of the Borrower or any such Subsidiary Loan Parties acquired after the Closing Date and having a value at the time of acquisition in excess of $10.0 million (as reasonably estimated by the Borrower) pursuant to documentation in such form as is reasonably satisfactory to the Administrative Agent (each, a “Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except as are permitted by Section 6.02.  Unless otherwise waived by the Administrative Agent, with respect to each such Mortgage, the Borrower shall deliver (at its expense) to the Administrative Agent contemporaneously therewith (i) a policy or policies or marked-up unconditional binder of title insurance or foreign equivalent thereof, as applicable, paid for by the Borrower, issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request and (ii) the legal opinions of local U.S. counsel in the state where such real property is located, in form and substance reasonably satisfactory to the Administrative Agent.

(d)   If (i) any additional Restricted Subsidiary is formed or acquired after the Closing Date or (ii) any Restricted Subsidiary ceases to be an Immaterial Subsidiary pursuant to the definition thereof, and, in each case, if such Subsidiary is a Subsidiary Loan Party, concurrently with the delivery of financial statements pursuant to Section 5.04(a) or (b), notify the Administrative Agent and the Lenders thereof and, within twenty (20) Business Days after such date or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary Loan Party owned by or on behalf of any Loan Party.

(e)   If any additional Foreign Subsidiary (which Subsidiary is a “first tier” Foreign Subsidiary), Disregarded Domestic Subsidiary or Special Purpose Subsidiary (to the extent a pledge of the Equity Interests of such Subsidiary is permitted under the securitization agreements applicable to such Subsidiary) is formed or acquired after the Closing Date and if such Subsidiary is a Subsidiary Loan Party, concurrently with the delivery of financial statements pursuant to Section 5.04(a) or (b), notify the Administrative Agent and the Lenders thereof and, within twenty (20) Business Days after such date or such longer period as the Administrative Agent shall reasonably agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Subsidiary owned by or on behalf of any Loan Party.

(f)   (i) Furnish to the Administrative Agent prompt written notice of any change in (A) any Loan Party’s corporate or organization name, (B) any Loan Party’s organizational form or (C) any Loan Party’s organizational identification number; provided that neither Holdings nor the Borrower shall effect or permit any such change unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(g)   The Collateral and Guarantee Requirement and the provisions of this Section 5.09 need not be satisfied with respect to (i) cash and cash equivalents and all deposit, securities and commodities accounts (other than to the extent the foregoing are proceeds of Collateral perfected by filing a Uniform Commercial Code financing statement), (ii) all leasehold real property (including delivery of landlord lien waivers, estoppels and collateral access letters), (iii) any asset (including any fee owned real property but excluding any personal property in which a security interest may be created under the terms of any existing Security Documents pursuant to the Uniform Commercial Code) that has an individual fair market value in an amount less than $10.0 million (as reasonably estimated by the Borrower), (iv) Equity Interests of any partnerships, joint ventures and any non-Wholly Owned Subsidiary which cannot be pledged without the consent of one (1) or more third parties, (v) margin stock, (vi) security interests to the extent the same would result in adverse tax consequences as reasonably determined by the Borrower, (vii) any property and assets the pledge of which would require governmental consent, approval, license or authorization, (viii) all foreign intellectual property and any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law and (ix) other assets which the Administrative Agent, in consultation with the Borrower, determines, in its reasonable discretion, should be excluded taking into account the practical operations of the Borrower’s business and its client relationships.  Notwithstanding anything to the contrary herein, (x) the Loan Parties shall not be required to grant a security interest in any Collateral or perfect a security interest in any Collateral to the extent (A) the burden or cost of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by the Borrower and the Administrative Agent or (B) if the granting of a security interest in such asset would be prohibited by enforceable anti-assignment provisions of contracts or applicable law or with respect to any assets to the extent such a pledge would violate the terms of any contract with respect to such assets (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law) or would trigger termination pursuant to any “change of control” or similar provision in any contract, (y) no foreign law security or pledge agreement shall be required and (z) the following Collateral shall not be required to be perfected (A) cash and cash equivalents, deposit, securities and commodities accounts (including securities entitlements and related assets) constituting the proceeds of Collateral (other than any cash collateral required to be provided in support of Letters of Credit or Swingline Loans under this Agreement), in each case, to the extent a security interest therein cannot be perfected by the filing of a financing statement under the Uniform Commercial Code, (B) other assets requiring perfection through control agreements, (C) motor vehicles and any other assets subject to state law certificate of title statutes, (D) commercial torts claims and (E) letter of credit rights to the extent not perfected by the filing of a financing statement under the Uniform Commercial Code.

SECTION 5.10.                                         Fiscal Year; Accounting.  In the case of Holdings and the Borrower, cause its fiscal year to end on December 31.

SECTION 5.11.                                         Maintenance of Ratings.  At all times use commercially reasonable efforts to maintain corporate and corporate family ratings issued by Moody’s and S&P with respect to the Facilities.

SECTION 5.12.                                         [Reserved]

SECTION 5.13.                                         Use of Proceeds.  Use the proceeds of the Revolving Facility Loans, the Swingline Loans, the Term Loans and the issuance of Letters of Credit for working capital needs and other general corporate purposes of the Borrower and its Subsidiaries, including for Permitted Business Acquisitions, Restricted Payments and other distributions permitted by Section 6.06, to consummate the Transactions and for any other purpose not otherwise prohibited hereunder.

SECTION 5.14.                                         Certification of Public Information.

(a)   Concurrently with the delivery of any document or notice required to be delivered pursuant to any Loan Document, the Borrower shall indicate in writing whether such document or notice contains Nonpublic Information.  The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.14 or otherwise are being distributed through IntraLinks/IntraAgency, Syndtrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders.  If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 5.14 contains Nonpublic Information, the

Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material non-public information with respect to the Borrower, its Subsidiaries and their securities.  The Borrower acknowledges and agrees that the list of Disqualified Institutions does not constitute Nonpublic Information and shall be posted promptly to all Lenders by the Administrative Agent (including any updates thereto).

(b)   Each “public-side” Lender as described in paragraph (a) of this Section agrees to cause at least one (1) individual at or on behalf of such Lender to at all times have selected the “private side information” or similar designation on the content declaration screen of the Platform in order to enable such Lender or its delegate, in accordance with such Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “public side information” portion of the Platform and that may contain Nonpublic Information with respect to Holdings, the Borrower or the securities of any of the foregoing for purposes of United States federal or state securities laws. In the event that any “public-side” Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such “public-side” Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of the Borrower, the Agents or the Joint Lead Arrangers has any responsibility for such “public-side” Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

ARTICLE VI

Negative Covenants

Each of Holdings (solely as to Section 6.08(a)) and the Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will not and will not permit any of the Restricted Subsidiaries to (and Holdings as to Section 6.08(a), will not):

SECTION 6.01.                                         Indebtedness.  Incur, create, assume or permit to exist any Indebtedness, except:

(a)   Indebtedness of any Loan Party under the Loan Documents (including Indebtedness in respect of any Incremental Facility) and any Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Permitted Refinancing Indebtedness may be secured or unsecured and, if secured, (x) is secured only by the Collateral and on a pari passu or subordinated basis with the Obligations (provided that such Permitted Refinancing Indebtedness shall not consist of bank loans outside this Agreement that are secured by the Collateral on a pari passu basis with the Obligations under this Agreement) and (y) is subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent and (ii) the terms (excluding pricing, fees, rate floors and optional prepayment or redemption terms) of such Permitted Refinancing Indebtedness are not, when taken as a whole, materially more favorable to the lenders providing such Permitted Refinancing Indebtedness than those applicable to the Facilities (other than any covenants or other provisions applicable only to periods after the later of the Final Maturity Date and the Final Revolving Termination Date (in each case, as of the date of incurrence of such Permitted Refinancing Indebtedness);

(b)   Indebtedness pursuant to Swap Agreements not incurred for speculative purposes;

(c)   Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation,

securing unemployment insurance and other social security laws or regulation, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other similar obligations to the Borrower or any Restricted Subsidiary;

(d)   Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary (including pursuant to the Intercompany Note), provided that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party to the Loan Parties shall be permitted under Section 6.04 and (ii) Indebtedness of the Borrower and of any other Loan Party to any Subsidiary that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations pursuant to the subordination terms set forth in the Intercompany Note;

(e)   Indebtedness in respect of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including Indebtedness in respect of letters of credit, bank guarantees or similar instruments in lieu of such items to support the issuance thereof);

(f)   Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(g)   (i) (x) Indebtedness assumed or acquired in connection with Permitted Business Acquisitions, which Indebtedness, in each case exists at the time of such Permitted Business Acquisition and is not created in contemplation of such event and (y) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or (ii) (x) Indebtedness incurred or issued in connection with Permitted Business Acquisitions, which Indebtedness may be secured or unsecured and, if unsecured, matures no earlier than the date that is, at the time of incurrence of such Indebtedness, ninety-one (91) days after the later of the Final Maturity Date and the Final Revolving Termination Date and (y) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(h)   Capital Lease Obligations, mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond and similar financings) incurred by the Borrower or any Restricted Subsidiary prior to or within two hundred seventy (270) days after the acquisition, lease, repair or improvement of the respective asset in order to finance such acquisition, lease, repair or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant  to paragraph (i) of this Section 6.01) would not exceed the greater of (x) $100.0 million and (y) an amount equal to 10% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of determination for which financial statements are available;

(i)   Capital Lease Obligations incurred by the Borrower or any Restricted Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03 and any Permitted Refinancing Indebtedness in respect thereof in an aggregate outstanding principal amount that at the time of, and after giving effect to the incurrence of (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01) would not exceed the greater of (x) $100.0 million and (y) an amount equal to 10% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of determination for which financial statements are available;

(j)   [Reserved];

(k)   Guarantees (i) by the Loan Parties of the Indebtedness described in Section 6.01(o), Section 6.01(p) and Section 6.01(v), (ii) by the Borrower or any Loan Party (which guarantees shall be subordinated in the case of any Permitted Debt Securities or any Permitted Refinancing Indebtedness in respect thereof on terms no less favorable than the subordination applicable to the guarantees or refinanced Indebtedness) of any Indebtedness of any other Loan Party permitted to be incurred under this Agreement, (iii) by the Borrower or any Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party or (iv) by any Restricted Subsidiary that is not a Loan Party of Indebtedness of Holdings and its Subsidiaries to the extent, in the case of clauses (iii) and (iv), such Guarantees are permitted by Section 6.04; provided that Guarantees by the Borrower or any Loan Party under this Section 6.01(k) of any other Indebtedness of a person that is subordinated to the Obligations shall be expressly subordinated to the Obligations on terms not materially less favorable to the Lenders as those contained in the subordination of such other Indebtedness to the Obligations;

(l)   Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including without limitation earn-out obligations), in each case, incurred or assumed in connection with the acquisition or Disposition of any business or assets (including Equity Interests of Subsidiaries) of the Borrower or any Subsidiary permitted by Section 6.04 or Section 6.05, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business or assets for the purpose of financing such acquisition;

(m)   Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(n)   Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)   (i) additional Indebtedness of the Borrower or any Restricted Subsidiary and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that (A) in the case of any subordinated Indebtedness, such Indebtedness shall constitute Permitted Debt Securities, (B) in the case of any unsecured Indebtedness, such Indebtedness shall mature no earlier than the date that is, at the time of such incurrence or issuance, ninety-one (91) days after the later of the Final Maturity Date and the Final Revolving Termination Date, (C) in the case of any secured Indebtedness, after giving effect to such incurrence or issuance, no Event of Default shall have occurred and be continuing, (D) in the case of any secured Indebtedness, secured by Liens as permitted by Section 6.02(v) and (E) after giving effect to any such incurrence or issuance (and the use of cash proceeds thereof) the Borrower shall be in compliance with the Financial Covenants on a Pro Forma Basis;

(p)   (i) secured or unsecured notes (such notes, “Incremental Equivalent Debt”); provided that (A) the aggregate initial principal amount of all Incremental Equivalent Debt, together with the aggregate initial principal amount (or committed amount, if applicable) of all Incremental Term Loans, Incremental Revolving Facility Commitments (other than Replacement Incremental Revolving Facility Commitments) and Increased Revolving Facility Commitments provided pursuant to Section 2.22(a), shall not exceed $250.0 million, (B) the incurrence of such Indebtedness shall be subject to clauses (i), (ii), (iv), (v), (vi), (vii), (viii) and (xi) of the proviso to Section 2.22(a), as if such Incremental Equivalent Tranche A Debt or Incremental Equivalent Tranche B Debt, as the case may be, was an Incremental Tranche A Term Loan or Incremental Tranche B Term Loan, respectively and (C) the covenants and events of default applicable to such Incremental Equivalent Debt shall not be, when taken as a whole, materially more favorable, to the holders of such Indebtedness than those applicable to the Facilities

(except for covenants or other provisions applicable only to periods after the later of the Final Maturity Date and the Final Revolving Termination Date) and (ii) Permitted Refinancing Indebtedness in respect thereof;

(q)   Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(r)   letters of credit or bank guarantees (other than Letters of Credit issued pursuant to this Agreement) having an aggregate face amount not to exceed $15.0 million outstanding at any time;

(s)   Indebtedness incurred by the Borrower and its Restricted Subsidiaries representing (i) deferred compensation to directors, officers, employees, members of management and consultants of Holdings, any Parent Entity, the Borrower or any Restricted Subsidiary in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Permitted Business Acquisition or any Investment permitted hereby;

(t)   Indebtedness consisting of promissory notes issued by the Borrower and the Restricted Subsidiaries to current or former directors, officers, employees, members of management or consultants of, Holdings, any Parent Entity, the Borrower or any Subsidiary (or their respective estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner) to finance the purchase or redemption of Equity Interests of any Parent Entity permitted by Section 6.06;

(u)   Indebtedness in respect of (x) letters of credit, bankers’ acceptances supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business or (y) any letter of credit issued in favor of any Issuing Bank or Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit or Swingline Loans, respectively;

(v)   (i) Permitted Debt Securities to finance any prepayments of Indebtedness under the Loan Documents pursuant to Section 9.04(f) and (i) and (ii) any Permitted Refinancing thereof meeting the requirements of Permitted Debt Securities;

(w)   Indebtedness arising out of the creation of any Lien (other than for Liens securing debt for borrowed money) permitted under Section 6.02;

(x)   Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(y)   unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that they are permitted to remain unfunded under applicable law; and

(z)   other Indebtedness of the Borrower or any Restricted Subsidiary, in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof would not exceed $35 million and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; and

(aa)   all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness described in paragraphs (a) through (z) above.

SECTION 6.02.              Liens.  Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests, evidences of Indebtedness or other securities of any person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)   Liens on property or assets of the Borrower and the Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 6.02 or, to the extent not listed in such Schedule, where such property or assets have a fair market value that does not exceed $5.0 million in the aggregate and any refinancing, modification, replacement, renewal or extension thereof; provided, that the Lien does not extend to any additional property other than after-acquired property that is affixed to or incorporated in the property covered by such Lien and the proceeds and products thereof;

(b)   any Lien (i) created under the Loan Documents, (ii) permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage, (iii) securing Permitted Refinancing Indebtedness permitted by Section 6.01(a) and (iv) Liens on cash or deposits granted in favor of any Swingline Lender or any Issuing Lender to cash collateralize any Defaulting Lender’s participation in Letters of Credit or Swingline Loans, respectively;

(c)   any Lien securing Indebtedness or Permitted Refinancing Indebtedness permitted by (i) Section 6.01(g)(i), provided that such Lien (A) in the case of Liens securing Capital Lease Obligations and purchase money Indebtedness, applies solely to the assets securing such Indebtedness immediately prior to the consummation of the related Permitted Business Acquisition and after acquired property, to the extent required by the documentation governing such Indebtedness (without giving effect to any amendment thereof effected in contemplation of such acquisition or assumption), and the proceeds and products thereof; provided, that individual financings otherwise permitted to be secured hereunder provided by one (1) person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates), (B) in the case of Liens securing Indebtedness other than Capital Lease Obligations or purchase money Indebtedness, such Liens do not extend to the property of any person other than the person acquired or formed to make such acquisition and the subsidiaries of such person (and the Equity Interests in such person), (C) in the case of clause (A) and clause (B), such Lien is not created in contemplation of or in connection with such acquisition or assumption and (D) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness” and (ii) Section 6.01(g)(ii), provided that (A) in the case of any Indebtedness of any Subsidiaries (including Foreign Subsidiaries of the Borrower and Disregarded Domestic Subsidiaries) that are not Subsidiary Loan Parties, such Lien applies solely to the assets and Equity Interests of such Subsidiaries (including Foreign Subsidiaries of the Borrower, Disregarded Domestic Subsidiaries, their respective Subsidiaries, any other Foreign Subsidiary or any Disregarded Domestic Subsidiary) that are not Subsidiary Loan Parties, (B) in the case of any Indebtedness of the Borrower or any Loan Party, such Indebtedness is secured only by the Collateral and on a subordinated basis to the Obligations and is subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent and (C) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d)   Liens for Taxes, assessments or other governmental charges or levies which are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, (i) which are being contested in accordance with Section 5.03 or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e)   landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, (i) which are being contested in accordance with Section 5.03 or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(f)   (i) pledges and deposits made (including to support obligations in respect of letters of credit, bank guarantees or similar instruments to secure) in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing premiums or liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations or otherwise as permitted in Section 6.01(c) and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including to support obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) insurance carriers in respect of property, casualty or liability insurance to the Borrower or any Subsidiary provided by such insurance carriers;

(g)   (i) deposits to secure the performance of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion and similar obligations and similar obligations, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 6.02(g);

(h)   zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i)   Liens securing Capital Lease Obligations, mortgage financings, and purchase money Indebtedness or improvements thereto hereafter acquired, leased, repaired or improved by the Borrower or any Restricted Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(h) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are created, and the Indebtedness secured thereby is incurred, within two hundred seventy (270) days after such acquisition, lease, completion of construction or repair or improvement (except in the case of any Permitted Refinancing), (iii) the Indebtedness secured thereby does not exceed the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs (including any fees, costs or expenses or prepaid interest or similar items) incurred by the Borrower or any Restricted Subsidiary in connection with such acquisition or construction or material repair or improvement or financing thereof and (iv) such security interests do not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than to the proceeds and products of and the accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); provided, that individual financings otherwise permitted to be secured hereunder provided by one person (or its affiliates) may be cross collateralized to other such financings provided by such person (or its affiliates);

(j)   Liens arising out of (i) sale and lease-back transactions permitted under Section 6.03 and (ii) any Indebtedness incurred in connection therewith permitted by Section 6.01(i) (and any Permitted Refinancing Indebtedness in respect thereof), so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds or products thereof and related property;

(k)   Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)   Liens disclosed by the title insurance policies delivered in connection with the Mortgages or pursuant to Section 5.09 and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m)   any interest or title of a lessor, sublessor, licensor or sublicensee under any leases, subleases, licenses or sublicenses entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(n)   Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business, (iv) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business and (v) encumbering reasonable customary initial deposits and margin deposits;

(o)   Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p)   Liens securing obligations in respect letters of credit permitted under Section 6.01(c), (e), (r) and (u);

(q)   (i) leases, subleases, licenses or sublicenses of property in the ordinary course of business or (ii) rights reserved to or vested in any person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any Restricted Subsidiary or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(r)   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s)   Liens (i) solely on any cash earnest money deposits or Permitted Investments made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Permitted Business Acquisition or other Investment permitted hereunder and (ii) consisting of an agreement to dispose of any property in a transaction permitted under Section 6.05;

(t)   Liens arising from precautionary UCC financing statements (or similar filings under other applicable law) regarding operating leases or consignment or bailee arrangements;

(u)   Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof arising out of such repurchase transaction;

(v)   any Lien securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(o); provided that (i) in the case of any Indebtedness of Subsidiaries (including Foreign Subsidiaries of the Borrower and Disregarded Domestic Subsidiaries) that are not Subsidiary Loan Parties, such Lien applies solely to the assets and Equity Interests of such Subsidiaries (including Foreign Subsidiaries of the Borrower, Disregarded Domestic Subsidiaries, their respective Subsidiaries, any other Foreign Subsidiary or any Disregarded Domestic Subsidiary) that are not Subsidiary Loan Parties, (ii) in the case of any Indebtedness of the Borrower or any Loan Party, such Indebtedness is secured only by the Collateral and on a subordinated basis to the Obligations and is subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(w)   (i) Liens on Equity Interests in Joint Ventures or Unrestricted Subsidiaries securing obligations of such Joint Venture or Unrestricted Subsidiaries, as applicable and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(x)   Liens in favor of the Borrower or the Restricted Subsidiaries securing intercompany Indebtedness permitted under Section 6.04;

(y)   Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or the Restricted Subsidiaries in the ordinary course of business and (ii) arising by operation of law under Article 2 of the Uniform Commercial Code;

(z)   Liens securing Incremental Equivalent Debt, provided that such Incremental Equivalent Debt shall be secured only by a Lien on the Collateral and on a pari passu or subordinated basis with the Obligations and shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(aa)   other Liens with respect to property or assets of the Borrower or any Restricted Subsidiaries; provided that the aggregate principal amount of the Indebtedness or other obligations secured by such Liens does not exceed $35.0 million at any time outstanding;

(bb)   Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc)   Liens on specific items of inventory or other goods and the proceeds thereof securing such person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or goods;

(dd)   ground leases in the ordinary course in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; and

(ee)   Liens securing obligations under Swap Contracts permitted by Section 6.01.

SECTION 6.03.              Sale and Lease-Back Transactions.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and substantially contemporaneously rent or lease from the transferee such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property (i) owned by the Borrower or any Domestic Subsidiary which is a Restricted Subsidiary that is acquired, leased, repaired or improved after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within two hundred seventy (270) days of the acquisition, lease, repair or improvement of such property or (ii) owned by any Foreign Subsidiary which is a Restricted Subsidiary regardless of when such property was acquired or (b) with respect to any property owned by the Borrower or any Domestic Subsidiary which is a Restricted Subsidiary, if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, such lease is otherwise permitted under this Agreement.

SECTION 6.04.              Investments, Loans and Advances.  Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, another person or make a designation of a Restricted Subsidiary as an Unrestricted Subsidiary of (each, an “Investment”), except:

(a)   the Transactions;

(b)   Investments among the Borrower and its Subsidiaries; provided that the sum of Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof, but net in the case of intercompany loans, and in any event, after giving effect to any returns, profits, distributions, and similar amounts, repayment of loans and the release of guarantees (but only to the extent not included in the Available Basket Amount)) after the Closing Date by the Borrower and the Subsidiary Loan Parties in Subsidiaries (including Foreign Subsidiaries of the Borrower) that are not Subsidiary Loan Parties shall not exceed an aggregate net amount equal to (x) $50.0 million outstanding at any time; plus (y) the portion, if any, of the Available Basket Amount on the date of such election that the Borrower elects to apply to this clause(b)(y); and provided further that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and the Restricted Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c)   Permitted Investments and investments that were Permitted Investments when made;

(d)   Investments arising out of the receipt by the Borrower or any Subsidiary of promissory notes and other non-cash consideration for Dispositions permitted under Section 6.05 (excluding Section 6.05(e));

(e)   (i) loans and advances to directors, officers, employees, members of management or consultants of Holdings (or any Parent Entity), the Borrower or any Restricted Subsidiary in the ordinary course of business not to exceed $10.0 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to directors, officers, employees, members of management or consultants in the ordinary course of business;

(f)   accounts receivable, notes receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the ordinary course of business;

(g)   Investments under Swap Agreements permitted pursuant to Section 6.01;

(h)   Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment except by terms thereof or as otherwise permitted by this Section 6.04;

(i)   Investments resulting from pledges and deposits permitted by Section 6.02(b)(iv), (f) and (g);

(j)   Investments (i) constituting Permitted Business Acquisitions, (ii) in any Subsidiary in an amount required to permit such person to consummate a Permitted Business Acquisition and (iii) in any Subsidiary that is not a Subsidiary Loan Party consisting of the Equity Interests of any person who is not a Subsidiary Loan Party;

(k)   Guarantees (i) permitted by Sections 6.01(k) and (ii) of leases (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business;

(l)   Investments received in connection with the bankruptcy or reorganization of any person, or settlement of obligations of, or other disputes with or judgments against, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the ordinary course of business;

(m)   Investments of the Borrower or any Restricted Subsidiary acquired after the Closing Date or of a person merged into or consolidated with the Borrower or a Restricted Subsidiary, in each case, in accordance with Section 6.05 (other than Section 6.05(e)), after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and any modification, replacement, renewal or extension thereof so long as any such modification, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 6.04;

(n)   acquisitions by the Borrower of obligations of one (1) or more directors, officers, employees, members or management or consultants of Holdings, the Borrower or its Subsidiaries in connection with such person’s acquisition of Equity Interests of Holdings (or its Parent Entity), so long as no cash is actually advanced by the Borrower or any of its Subsidiaries to such persons in connection with the acquisition of any such obligations;

(o)   Investments in Holdings in amounts and for purposes for which Restricted Payments to Holdings are permitted under Section 6.06;

(p)   Investments consisting of Indebtedness, Liens, Sale and Lease-Back Transactions, mergers, consolidations, Dispositions, Restricted Payments and prepayments and repurchases of Indebtedness permitted under Section 6.01, 6.02, 6.03, 6.05, 6.06, 6.09 and 9.04(f) and (i);

(q)   Investments by the Borrower or any Restricted Subsidiary in an outstanding aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $75.0 million, (plus any returns, profits, distributions and similar amounts, repayments of loans and the release of guarantees in respect of Investments theretofore made by it pursuant to this paragraph (q) to the extent not otherwise included in the determination of the Available Basket Amount);

(r)   other Investments by the Borrower or any Restricted Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) the portion, if any, of the Available Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.04(r) plus (ii) the portion, if any, of the Excluded Contributions on the date of such election that the Borrower elects to apply to this Section 6.04(r);

(s)   Investments in the ordinary course of business consisting of (A) endorsements for collection or deposit or (B) customary trade arrangements with customers;

(t)   Investments to the extent the consideration paid therefor consists solely of Equity Interests of the applicable person or any direct or indirect parent thereof;

(u)   Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business; and

(v)   Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are made with the proceeds received by such Restricted Subsidiary from an Investment made by a Loan Party in such Restricted Subsidiary pursuant to this Section 6.04.

SECTION 6.05.              Mergers, Consolidations and Dispositions.  Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one (1) transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Restricted Subsidiary of the Borrower, except that this Section shall not prohibit:

(a)   (i) the Disposition of inventory and equipment in the ordinary course of business by the Borrower or any Restricted Subsidiary, (ii) the Disposition of surplus, obsolete, used or worn out property, whether now owned or hereafter acquired, in the ordinary course of business by the Borrower or any Restricted Subsidiary, (iii) the leasing or subleasing of real property in the ordinary course of business by the Borrower or any Restricted Subsidiary or (iv) the Disposition of Permitted Investments in the ordinary course of business;

(b)   if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of any Subsidiary of Holdings (which shall either be (A) newly formed expressly for the purpose of such transaction and which owns no assets or (B) a Subsidiary of the Borrower) into the Borrower in a transaction in which the Borrower is the surviving or resulting entity or the surviving or resulting person expressly assumes the obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent, (ii) the merger or consolidation of any Subsidiary with or into any other Subsidiary; provided that in a transaction involving (A) the Borrower or (B) any Subsidiary Loan Party, a Subsidiary Loan Party shall be the surviving or resulting person or such transaction shall be an Investment permitted by Section 6.04 or (iii) the liquidation or dissolution of any Restricted Subsidiary (other than the Borrower) or change in form of entity of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower;

(c)   Dispositions among the Borrower and its Subsidiaries (upon voluntary liquidation or otherwise); provided that any Dispositions by a Loan Party to a person that is not a Loan Party shall be for book value (as reasonably determined by such person) or such transaction shall, to the extent sold for less than fair market value (as reasonably estimated by the Borrower), be made in compliance with Section 6.04;

(d)   Sale and Lease-Back Transactions permitted by Section 6.03;

(e)   Liens permitted by Section 6.02, Investments permitted by Section 6.04, and Restricted Payments permitted by Section 6.06;

(f)   Dispositions of receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g)   Dispositions by the Borrower or any Restricted Subsidiary not otherwise permitted by this Section 6.05; provided that (i) the consideration for any Disposition shall be at least 75% cash consideration (provided that for purposes of the 75% cash consideration requirement (w) the amount of any Indebtedness or other liabilities of the Borrower or any Restricted Subsidiary (as shown on such person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or cash equivalents (to the extent of the cash or cash equivalents received) following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of $25.0 million in each case, shall be deemed to be cash) and (ii) the Net Proceeds thereof are applied in accordance with Section 2.11(b); provided further that immediately prior to and after giving effect to such Disposition, no Event of Default shall have occurred or be continuing;

(h)   Dispositions by the Borrower or any Restricted Subsidiary of assets that were acquired in connection with an acquisition permitted hereunder (including, without limitation, Permitted Business Acquisitions); provided that any such sale, transfer, lease or other disposition shall be made or contractually committed to be made within two hundred seventy (270) days of the date such assets were acquired by the Borrower or such Subsidiary; and provided further that, on a Pro Forma Basis for such disposition of a line of business or manufacturing facility and the consummation of such Permitted Business Acquisition, the Borrower and the Restricted Subsidiaries are in compliance with the Total Leverage Ratio;

(i)   any merger or consolidation in connection with an Investment permitted under Section 6.04 (including any Subsidiary Redesignation or Unrestricted Subsidiary Designation); provided that (i) if the continuing or surviving person is a Restricted Subsidiary, such Restricted Subsidiary shall have complied with its obligations under Section 5.09 (if any), (ii) in the case of a transaction, the purpose of which is a Subsidiary Redesignation or an Unrestricted Subsidiary Designation, such transaction must be consummated in compliance with Section 6.04, and (iii) if the Borrower is a party thereto, the Borrower shall be the continuing or surviving person or the continuing or surviving person shall assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent;

(j)   licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(k)   Dispositions of inventory or other property of the Borrower and the Restricted Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of its Subsidiaries;

(l)   Permitted Business Acquisitions;

(m)   the issuance of Qualified Capital Stock by the Borrower;

(n)   sales of Equity Interests of any Subsidiary of the Borrower; provided that, in the case of the sale of the Equity Interests of a Subsidiary Loan Party which is a Wholly Owned Subsidiary, the purchaser shall be the Borrower or another Subsidiary Loan Party or such transaction shall fit within another clause of this Section 6.05 or constitute an Investment permitted by Section 6.04 (other than Section 6.04(p));

(o)   Dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such sale, transfer, lease or other disposition are promptly applied to the purchase price of such replacement property;

(p)   leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries;

(q)   Dispositions of property subject to casualty or condemnation proceeding (including in lieu thereof) upon receipt of the Net Proceeds therefor;

(r)   Dispositions of property in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries;

(s)   Dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements;

(t)   Dispositions of real property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, or consultants of the Borrower and the Restricted Subsidiaries;

(u)   terminations of Swap Agreements;

(v)   the expiration of any option agreement in respect of real or personal property;

(w)   Dispositions of Unrestricted Subsidiaries;

(x)   any Restricted Subsidiary of the Borrower may consummate a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition otherwise permitted under this Section 6.05;

(y)   Dispositions permitted by Section 6.04 (other than Section 6.04(p)) and Section 6.06 (other than Section 6.06(h)) and Liens permitted by Section 6.02;

(z)   the Disposition of the asset identified to the Administrative Agent prior to the Closing Date; and

(aa)   any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business.

Notwithstanding anything to the contrary contained above in this Section 6.05, (i) no Disposition in excess of $7.5 million shall be permitted by this Section 6.05 (other than Dispositions pursuant to clause (a)(ii), (a)(iii), (b), (c), (i), (k), (l), (r), (s), (t) (u), (v), (w) or (x) (to the extent such Disposition is not required to be for fair market value)) unless such Disposition is for fair market value (as reasonably determined by the Borrower) and (ii) no Disposition shall be permitted by paragraph (d) or (k) of this Section 6.05 unless such Disposition is for at least 75% cash consideration and (iii) no Disposition in excess of $7.5 million shall be permitted by paragraph (h) of this Section 6.05 unless such Disposition is for at least 75% cash consideration; provided that for purposes of the 75% cash consideration requirement in the foregoing clauses (ii) and (iii), (w) the amount of any Indebtedness or other liabilities of the Borrower or any Restricted Subsidiary (as shown on such person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or cash equivalents (to the extent of the cash or cash equivalents received) following the closing of the applicable Disposition, and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of $25.0 million (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), in each case, shall be deemed to be cash.

SECTION 6.06.                                         Dividends and Distributions.  Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any Equity Interests of the Borrower (other than dividends and distributions on such Equity Interests payable solely by the issuance of additional Equity Interests of the Borrower) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any Equity Interests of the Borrower or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares) (a “Restricted Payment”); provided, however, that:

(a)   [Reserved].

(b)   the Borrower may make Restricted Payments as shall be necessary to allow Holdings (or any Parent Entity) (i) to pay operating expenses in the ordinary course of business and other corporate overhead, legal, accounting and other professional fees and expenses (including, without limitation, those owing to third parties plus any customary indemnification claims made by directors, officers, employees, members of management and consultants of Holdings (or any Parent Entity) attributable to the ownership or operations of Holdings, the Borrower and the Restricted Subsidiaries), (ii) to pay fees and expenses related to any debt or equity offering, investment or acquisition permitted hereunder (whether or not successful), (iii) to pay franchise or similar taxes and other fees and expenses required in connection with the maintenance of its existence and its ownership of the Borrower and in order to permit Holdings to make payments (other than cash interest payments) which would otherwise be permitted to be paid by the Borrower under Section 6.07(b), (iv) to finance any Investment permitted to be made under Section 6.04; provided, that (A) such Restricted Payments under this clause (iv) shall be made substantially concurrently with the closing of such Investment and (B) the Parent Entity shall, immediately following the closing thereof cause all property acquired to be contributed to the Borrower or one (1) of the Restricted Subsidiaries or the merger of the person formed or acquired into the Borrower or one (1) of the Restricted Subsidiaries in order to consummate such Investment; and (v) to pay customary salary, bonus and other benefits payable to directors, officers, employees, members of management or consultants of Holdings or any Parent Entity to the extent such salary, bonuses and other benefits are directly attributable and reasonably allocated to the operations of the Borrower and its Subsidiaries;

(c)   the Borrower may make Restricted Payments the proceeds of which are used to purchase or redeem (i) the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, officers, employees, members of management or consultants of any Parent Entity, the Borrower or any of its Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) or by any Plan, provided that the aggregate amount of such Restricted Payments under this paragraph (c) shall not exceed in any fiscal year $7.5 million (plus the sum of the amount of (x) net proceeds received by the Borrower during such fiscal year from sales of Equity Interests of Holdings or any Parent Entity to directors, officers, employees, members of management or consultants of Holdings, the Borrower or any Subsidiary (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing), or any Plan and (y) net proceeds of any key-man life insurance policies received during such fiscal year), which, if not used in any year, may be carried forward to the next subsequent fiscal year and (ii) fractional shares of Equity Interests;

(d)   repurchases of Equity Interests in Holdings (or any Parent Entity), the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or similar Equity Interests if such repurchased Equity Interests represent a portion of the exercise price of such options or taxes to be paid in connection therewith;

(e)   the Borrower may make Restricted Payments to Holdings in an aggregate amount equal to (i) the portion, if any, of the Available Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.06(e)(i) plus (ii) the portion, if any, of the Restricted Payments Carry Forward Amount on the date of such election that the Borrower elects to apply to this Section 6.06(e)(ii) plus (iii) the portion, if any, of the Restricted Payments Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.06(e)(iii) plus (iv) the portion, if any, of the Excluded Contributions on the date of such election that the Borrower elects to apply to this Section 6.06(e)(iv); provided that (x) with respect to any Restricted Payments made pursuant to clause (i) in reliance on the CNI Growth Amount, at the time of such Restricted Payments and after giving effect thereto and to any borrowing in connection therewith, the Secured Leverage Ratio on a Pro Forma Basis does not exceed 3.75:1.00 and (y) with respect to clauses (i), (ii) and (iii), no Default or Event of Default has occurred and is continuing;

(f)   the Borrower and any Subsidiary may make Restricted Payments to any direct or indirect member of an affiliated group of corporations that files a consolidated U.S. federal tax return with the Borrower (the “Tax Distributions”), provided that, such Tax Distributions shall not exceed the amount that the Borrower or the Subsidiaries would have been required to pay in respect of federal, state or local taxes, as the case may be, in respect of such year if the Borrower or the Subsidiaries had paid such taxes directly as a stand-alone taxpayer or stand-alone group;

(g)   the Borrower may make Restricted Payments with the net proceeds of any issuance of Qualified Capital Stock after the Closing Date;

(h)   to the extent constituting a Restricted Payment, the Borrower and the Restricted Subsidiaries may enter into the transactions expressly permitted by Section 6.04, Section 6.05 (other than Section 6.05(e)) or Section 6.07;

(i)   the proceeds of which shall be used by Holdings to make (or to make a Restricted Payment to any Parent Equity to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any Parent Equity; and

(j)   payments made or expected to be made by the Borrower or any of its Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former officers, directors, employees, members of management or consultants of the Borrower (or any Parent Entity) or any of its Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of the foregoing) and any repurchases of Equity Interest in consideration of such payments including demand repurchases in connection with the exercise of stock options.

SECTION 6.07.                                         Transactions with Affiliates.  (a)   Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) except with respect to any Investments permitted by Section 6.04, upon terms no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.  Any transaction or series of related transactions involving the payment of less than $10.0 million with any such Affiliate shall be deemed to have satisfied the standard set forth in clause (ii) above if such transaction is approved by a majority of the Disinterested Directors of the board of managers (or equivalent governing body) of any Parent Entity, the Borrower or such Restricted Subsidiary.

(b)   The foregoing paragraph (a) shall not prohibit,

(i)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors (or equivalent governing body) of any Parent Entity,

(ii)   loans or advances to directors, officers, employees, members of management or consultants of Holdings, the Borrower or any of its Subsidiaries permitted or not prohibited by Section 6.04,

(iii)   transactions among Holdings, the Borrower its Subsidiaries, in each case otherwise permitted or not prohibited by the Loan Documents,

(iv)   the payment of fees and indemnities to directors, officers, employees, members of management or consultants of any Parent Entity, the Borrower and the Restricted Subsidiaries in the ordinary course of business,

(v)   permitted agreements in existence on the Closing Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

(vi)   (A) any employment or severance agreements or arrangements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers, directors, members of management or consultants, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract or arrangement and transactions pursuant thereto,

(vii)   Restricted Payments permitted under Section 6.06,

(viii)   any purchase by Holdings of or contributions to, the equity capital of the Borrower,

(ix)   payments by the Borrower or any of the Restricted Subsidiaries to the Permitted Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the board of directors (or equivalent governing body) of the Borrower, in good faith,

(x)   transactions among the Borrower and the Restricted Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business,

(xi)   any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors (or equivalent governing body) of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate,

(xii)   the Transactions, including the payment of all fees, expenses, bonuses and awards (including Transaction Costs) related to the Transactions,

(xiii)   Guarantees permitted by Section 6.01,

(xiv)   the issuance and sale of Qualified Capital Stock or Permitted Debt Securities,

(xv)   transactions with customers, clients, suppliers or Joint Ventures for the purchase or sale of goods and services entered into in the ordinary course of business,

(xvi)   transactions pursuant to the Tax Sharing Agreement, and

(xvii)   the indemnification of directors, officers, employees, members of management or consultants of any Parent Entity, the Borrower and its Subsidiaries in accordance with customary practice.

SECTION 6.08.                                         Business of Holdings, the Borrower and the Subsidiaries.  Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than:

(a)   in the case of Holdings, (A) ownership and acquisition of Equity Interests in the Borrower, together with activities directly related thereto, (B) performance of its obligations under and in connection with the Loan Documents (and Permitted Refinancing Indebtedness in respect thereof) and the other agreements contemplated hereby and thereby, (C) actions incidental to the consummation of the Transactions, (D) the incurrence of and performance of its obligations related to Indebtedness and Guarantees incurred by Holdings after the Closing Date and that are related to the other activities referred to in, or otherwise permitted by, this Section 6.08(a) including the payment by Holdings, directly or indirectly, of dividends or other distributions (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests, or directly or indirectly redeeming, purchasing, retiring or otherwise acquiring for value any of its Equity Interests or setting aside any amount for any such purpose, (E) actions required by law to maintain its existence,

(F) the payment of taxes and other customary obligations, (G) the issuance of Equity Interests, (H) any transaction contemplated or referred to in this Article VI (including guaranteeing Indebtedness or obligations of the Borrower and its Subsidiaries) and (I) activities incidental to its maintenance and continuance and to the foregoing activities, or

(b)   in the case of the Borrower and any Restricted Subsidiary, any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Notwithstanding anything to the contrary contained in herein, Holdings shall not sell, dispose of, grant a Lien on or otherwise transfer its Equity Interests in the Borrower (other than (i) Liens created by the Collateral Documents, (ii) Liens arising by operation of law that would be permitted under Section 6.02 or (iii) the sale, disposition or other transfer (whether by purchase and sale, merger, consolidation, liquidation or otherwise) of the Equity Interests of the Borrower to any Parent Entity that becomes a Loan Party and agrees to be bound by this Section 6.08).

SECTION 6.09.                                         Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.  (a)   Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or limited liability company operating agreement of Holdings, the Borrower or any of the Subsidiary Loan Parties.

(b)   Make, or agree to make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Indebtedness with an aggregate outstanding principal amount in excess of $35.0 million in respect thereof, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of such Subordinated Indebtedness in respect thereof (except for (i) Refinancings otherwise permitted by Section 6.01, (ii) payments of regularly scheduled interest, fees, expenses and indemnification obligations and, to the extent this Agreement is then in effect, principal on the scheduled maturity date thereof, (iii) any AHYDO “catch up” payments and (iv) the conversion of any Subordinated Indebtedness to Equity Interests of Holdings or any Parent Entity (each such payment or distribution, a “Restricted Debt Payment”)); provided, however, that such Subordinated Indebtedness may be repurchased, redeemed, retired, acquired, cancelled or terminated so long as (x) (A) immediately prior to and after giving effect to such repurchase, no Event of Default shall have occurred or be continuing and (B) the aggregate principal amount of such repurchases shall not exceed in the aggregate (1) the portion, if any, of the Available Basket Amount that the Borrower elects to apply to this clause (B) and (2) $50.0 million, provided that after giving effect to any repurchase using the Available Basket Amount and any Indebtedness incurred in connection therewith (and the use of proceeds thereof), the Total Leverage Ratio for the most recently completed Test Period calculated on a Pro Forma Basis is not more than 3.50 to 1.00 or  (y) the aggregate principal amount of such repurchases shall not exceed the portion, if any, of the Excluded Contributions that the Borrower elects to apply to this clause (y); or

(c)   Amend or modify, or permit the amendment or modification of, any provision of any Permitted Debt Securities, unsecured Indebtedness or Subordinated Indebtedness (or Permitted Refinancings in respect thereof) in each case with an aggregate outstanding principal amount in excess of $20.0 million of the Borrower or any Restricted Subsidiary, or any agreement relating thereto, other than amendments or modifications that are not materially adverse to Lenders (it being understood that this Section 6.09(c) shall not restrict Permitted Refinancings permitted by Section 6.01); or

(d)   Permit the Borrower or any Restricted Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to (or the repayment of cash advances from) the Borrower or any Restricted Subsidiary or (ii) the granting of Liens on Collateral pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(i)   restrictions imposed by applicable law;

(ii)   contractual encumbrances or restrictions in effect on the Closing Date or contained in any agreements related to any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness, or any such encumbrances or restrictions in any agreements relating to any Permitted Debt Securities issued after the Closing Date or Permitted Refinancing Indebtedness in respect thereof, in each case so long as the scope of such encumbrance or restriction is no more expansive in any material respect than any such encumbrance or restriction in effect on the Closing Date (or the date of issuance as the case may be), or any agreement (regardless of whether such agreement is in effect on the Closing Date) providing for the subordination of Subordinated Intercompany Debt;

(iii)   any restriction on a Subsidiary imposed pursuant to an agreement entered into for the Disposition of all or substantially all the Equity Interests or assets of such Subsidiary pending the closing of such sale or disposition;

(iv)   customary provisions in Joint Venture agreements and other similar agreements applicable to Joint Ventures entered into in the ordinary course of business;

(v)   any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(vi)   customary provisions contained in leases, subleases, licenses or sublicenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(vii)   customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(viii)   customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(ix)   customary restrictions and conditions contained in any agreement relating to any Disposition permitted under Section 6.05 pending the consummation of such Disposition;

(x)   customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien and the proceeds and products thereof, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(xi)   customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(xii)   any agreement in effect at the time such person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Restricted Subsidiary; or

(xiii)   restrictions contained in any documents documenting Indebtedness of any Subsidiary that is not a Subsidiary Loan Party permitted hereunder.

SECTION 6.10.                                         Financial Covenants.  (a)   Permit the Total Leverage Ratio as of the last day of any Test Period occurring in any period set forth below, to be in excess of the ratio set forth below for such period.

Period	Ratio
June 30, 2012 to September 30, 2012	4.00 to 1.00
Thereafter	3.75 to 1.00

If the Borrower or a Restricted Subsidiary intends to take any Restricted Action prior to the date on which the Borrower first would be required to deliver a compliance certificate pursuant to Section 5.04(c), then, for purposes of determining compliance with the Total Leverage Ratio, the applicable Total Leverage Ratio shall be 4.00:1.00 and EBITDA shall be measured for the most recent four (4) fiscal quarter period for which quarterly financial statements are available.

(b)   Permit the Interest Coverage Ratio as of the last day of any Test Period occurring in any period set forth below, to be less than the ratio set forth below for such period.

Period	Ratio
June 30, 2012 to September 30, 2012	2.50 to 1.00
December 31, 2012 to June 30, 2013	2.75 to 1.00
September 30, 2013 to June 30, 2014	3.00 to 1.00
Thereafter	3.25 to 1.00

If the Borrower or a Restricted Subsidiary intends to take any Restricted Action prior to the date on which the Borrower first would be required to deliver a compliance certificate pursuant to Section 5.04(c), then, for purposes of determining compliance with the Interest Coverage Ratio, the applicable Interest Coverage Ratio shall be 2.50:1.00 and Cash Interest Expense and EBITDA shall, in each case, be measured for the most recent four (4) fiscal quarter period for which quarterly financial statements are available.

ARTICLE VII

Events of Default

SECTION 7.01.                                         Events of Default.  In case of the happening of any of the following events (each, an “Event of Default”):

(a)   any representation or warranty made or deemed made by Holdings, the Borrower or any other Loan Party in any Loan Document, or in any certificate or other instrument required to be given by any Loan Party in writing furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made pursuant to the terms of the Loan Documents or so furnished by Holdings, the Borrower or any other Loan Party;

(b)   default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)   default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d)   default shall be made in the due observance or performance by Holdings, the Borrower or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in Section 5.05(a) or in Article VI;

(e)   default shall be made in the due observance or performance by Holdings, the Borrower or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f)   (i) any event or condition occurs that (A) results in any Indebtedness in excess of $35.0 million becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders any Indebtedness in excess of $35.0 million or any trustee or agent on its or their behalf to cause any such Indebtedness in excess of $35.0 million to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to pay the principal of any Indebtedness in excess of $35.0 million at the stated final maturity thereof; provided that this paragraph (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder; provided further that any such failure is unremedied and not waived by the holders of such Indebtedness prior to the acceleration of the Loans pursuant to this Section 7.01;

(g)   there shall have occurred a Change in Control;

(h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any such Restricted Subsidiary (other than any Immaterial Subsidiary), or of a substantial part of the property or assets of Holdings, the Borrower or any material Restricted Subsidiary, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any such Restricted Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any such Restricted Subsidiary or (iii) the winding-up or liquidation of Holdings, the Borrower or any such Restricted Subsidiary (except, in the case of any such Restricted Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)   Holdings, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary), shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any such Restricted Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any such Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j)   the failure by Holdings, the Borrower or any Restricted Subsidiary to pay one (1) or more final judgments aggregating in excess of $35.0 million (to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), which judgments are not discharged or effectively waived or stayed for a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Restricted Subsidiary to enforce any such judgment;

(k)   (i) an ERISA Event and/or a Foreign Plan Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan(s) or (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(l)   (i) any Loan Document shall for any reason cease to be, or shall be asserted in writing by Holdings, the Borrower or any Restricted Subsidiary not to be, a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, the Borrower and the Restricted Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by Holdings, the Borrower or any other Loan Party not to be (other than in a notice to the Administrative Agent to take requisite actions to perfect such Lien), a valid and perfected security interest (perfected as and having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent (x) any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement, (y) such loss is covered by a lender’s title insurance policy as to which the insurer has been notified of such loss and does not deny coverage and the Administrative Agent shall be reasonably satisfied with the credit of such insurer or (z) such loss of perfected security interest may be remedied by the filing of appropriate documentation without the loss of priority, (iii) the Guarantees pursuant to the Security Documents by Holdings, the Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations or (iv) the Obligations of the Borrower or the Guarantees pursuant to the Security Documents by Holdings, the Borrower or the Subsidiary Loan Parties shall cease to constitute senior indebtedness under the subordination provisions of any indenture or other instruments, agreements and documents evidencing or governing any Permitted Debt Securities in excess of $35.0 million or such subordination provisions shall be invalidated or otherwise cease (in each case so long as such indenture, instrument, agreement or document is then in effect), or shall be asserted in writing by Holdings, the Borrower or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i)(i), (ii), (iii) or (iv) above), and at any time thereafter during the continuance of such event, the

Administrative Agent may, and at the request of the Required Lenders shall, upon notice to the Borrower, take any or all of the following actions, at the same or different times:  (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(j); and in any event with respect to the Borrower described in paragraph (h) or (i)(i), (ii), (iii) or (iv) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02.                                   Holdings’s Right to Cure.  (a)   Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.02, would fail) to comply with the requirements of the Financial Covenants, until the expiration of the twentieth day subsequent to the date the certificate calculating the Financial Covenants is required to be delivered pursuant to Section 5.04(c) (the “Cure Expiration Date”), the Borrower shall have the right to issue Qualified Capital Stock for cash or to receive an equity contribution in respect of its equity constituting Qualified Capital Stock (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Specified Equity Contribution”) the Financial Covenants shall be recalculated giving effect to the following pro forma adjustments:

(i)   EBITDA shall be increased, solely for the purpose of determining compliance with Section 6.10 and not for any other purpose under this Agreement (including taking any Restricted Action or calculating Excess Cash Flow), by an amount equal to the Specified Equity Contribution; and

(ii)   if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenants that had occurred shall be deemed cured for purposes of this Agreement.

(b)   Notwithstanding anything herein to the contrary, (i) in each four (4)-fiscal-quarter period there shall be at least two (2) fiscal quarters with respect to which the Cure Right is not exercised, (ii) the Cure Right shall be exercised no more than five (5) times over the term of this Agreement, (iii) the Specified Equity Contribution shall be no greater than the amount required for purposes of complying with the Financial Covenants, (iv) any amount constituting a Specified Equity Contribution shall not have been designated as an Excluded Contribution or an EBITDA Addback Contribution and shall not have been included in the determination of the Available Amount Basket and (v) after the occurrence of an Event of Default resulting from a failure to comply with the requirements of the Financial Covenants, if the Borrower has given the Administrative Agent notice that the Borrower intends to cure such failure with the proceeds of a Specified Equity Contribution, neither the Lenders nor the Administrative Agent shall exercise any rights or remedies under Section 7.01 (or under any other Loan Document) available during the continuance of any Default or Event of Default on the basis of any actual or purported failure to comply with any Financial Covenant until such failure is not cured on or prior to the Cure Expiration Date.

ARTICLE VIII

The Agents

SECTION 8.01.                                   Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

SECTION 8.02.                                   Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 8.03.                                   Exculpatory Provisions.  The Agents and Joint Lead Arrangers shall not have any duties or obligations except those expressly set forth in the Loan Documents.  No Agent, Joint Lead Arranger or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document or any certificate, report, statement or other document referred to or provided for in, or received by the Agents or Joint Lead Arrangers under or in connection with, this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence, willful misconduct, bad faith or material breach of the Loan Documents but in no event, to include any liability for special, indirect, consequential or punitive damages) or (ii) responsible in any manner to any of the Lenders or the Borrower for (or have any duty to ascertain or acquire into) any recitals, statements, representations or warranties made by any Loan Party, any officer thereof or any Lender contained in this Agreement, any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents or Joint Lead Arrangers under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents and Joint Lead Arrangers shall not (x) be subject to any fiduciary or other implied duties regardless of whether a Default has occurred and is continuing and (y) except as expressly set forth in the Loan Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its affiliates in any capacity.  The

Agents and Joint Lead Arrangers shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

SECTION 8.04.                                   Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, fax, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including counsel to Holdings or the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 8.05.                                   Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.06.                                   Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that none of the Agents, the Joint Lead Arrangers or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent or any Joint Lead Arranger hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent or any Joint Lead Arranger to any Lender.  Each Lender represents to the Agents and the Joint Lead Arrangers that it has, independently and without reliance upon any Agent, any Joint Lead Arranger or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent, any Joint Lead Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the

Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.07.                                   Indemnification.  The Lenders agree to indemnify each Agent and each Joint Lead Arranger in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), each in an amount equal to its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable)) thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or Joint Lead Arranger in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Joint Lead Arranger under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or Joint Lead Arranger’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08.                                   Agent in Its Individual Capacity.  Each Agent, Joint Lead Arranger and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent or Joint Lead Arranger were not an Agent or Joint Lead Arranger, as applicable.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent or each Joint Lead Arranger shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent or Joint Lead Arranger, and the terms “Lender” and “Lenders” shall include each Agent or Joint Lead Arranger in its individual capacity.

SECTION 8.09.                                   Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Sections 7.01 (h) or (i)(i), (ii), (iii) or (iv) above shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above; provided that nothing herein shall require that the Administrative Agent resign or retire from its role as collateral agent under any Security Document whether referred to therein as administrative agent, collateral agent or any analogous term therein. If the person serving as Administrative Agent becomes the subject of a Bankruptcy Event, the Borrower may, to the extent permitted by applicable law, by notice in writing to the Administrative Agent, remove such person as Administrative Agent and, in consultation with the Required Lenders, appoint a successor; provided that upon any such removal, such person shall no longer be the Swingline Lender and, if applicable, shall be replaced as an Issuing Bank hereunder.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal nonetheless shall become effective in accordance with such notice on the Removal Effective Date.  After any retiring Administrative Agent’s resignation as Administrative Agent or the removal of any Administrative Agent, the provisions of this Article VIII shall inure to its benefit and to the benefit of its officers, directors, employees, agents, attorneys-in-fact and affiliates as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

SECTION 8.10.                                   Syndication Agent and Documentation Agent.  Neither the Syndication Agent nor the Documentation Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 8.11.                                   Withholding Tax.  To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE IX

Miscellaneous

SECTION 9.01.                                   Notices.  (a)   Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, (including “.pdf” or “.tif”) pursuant to the terms of this Agreement, as follows:

(i)   if to any Loan Party, to Generac Power Systems, Inc., Highway 59 and Hillside Road, P.O. Box 8, Waukesha Wisconsin, 53187, attention Aaron Jagdfeld, York Ragen and Joseph Kavalary, Telecopier: (262) 968-9372, Electronic Address:  york.ragen@generac.com with a copy to CCMP Capital Advisors, LLC, 245 Park Avenue, 16th Floor, New York, NY, 10167-2403, attention: Mark McFadden, Telecopier: (917) 464-6167, Electronic Address:  mark.mcfadden@ccmpcapital.com with a copy to Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas 75201-6950, Attention Angela L. Fontana, Telecopier: (214) 746-7777, Electronic Address:  angela.fontana@weil.com;

(ii)   if to the Administrative Agent, to JPMorgan Chase Bank, N.A.,  1111 Fannin Street, Floor 10, Houston, Texas, 77002-6925, Attention: John Ngo, Telecopier: 713-427-6307, Electronic Address:  john.ngo@jpmorgan.com, with a copy to JPMorgan Chase Bank, N.A., 383

Madison Avenue, Floor 24, New York, NY 10179, Attention: Aized Rabbani,  Telecopier: 212-622-6642, Electronic Address:  aized.a.rabbani@jpmorgan.com;

(iii)   if to an Issuing Bank, to it at the address, fax number or electronic address set forth separately in writing; or

(iv)   if to a Lender, to it at the address, fax number or electronic address set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto.

(b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c)   All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by fax or (to the extent permitted by paragraph (b) above) electronic means or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)   Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.                                   Survival of Agreement.  All representations and warranties made by the Loan Parties herein and in the other Loan Documents shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, and shall continue in full force and effect until the Termination Date.  Without prejudice to the survival of any other agreements contained herein, obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit, the termination of the Commitments or this Agreement, limited in the manner set forth herein.

SECTION 9.03.                                   Binding Effect.  This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04.                                   Successors and Assigns.  (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as otherwise permitted by Section 6.05 the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   (i) Subject to the conditions set forth in clause (ii) below, any Lender may assign to one (1) or more Eligible Assignees (other than to any Disqualified Institution or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                               the Borrower, provided that no consent of the Borrower shall be required (i) if an Event of Default under Section 7.01(b) or (c), or (with respect to the Borrower only) Section 7.01(h) or (i)(i), (ii), (iii) or (iv) has occurred and is continuing, (ii) with respect to an assignment in respect of the Revolving Facility, if such assignment is to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or a Related Fund in respect of a Revolving Facility Lender and (iii) with respect to an assignment in respect of a Term Facility, if such assignment is to a Lender, an Affiliate of a Lender or a Related Fund in respect of a Lender (for purposes of clarity, it is understood that no assignment may be made to a Disqualified Institution);

(B)                               the Administrative Agent; and

(C)                               in the case of the Revolving Facility, the Issuing Banks and the Swingline Lender.

(ii)   Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an affiliate of a Lender or Related Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million in the case of Term Loans, and not less than $5.0 million in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Related Funds, if any;

(B)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with a processing and recordation fee of $3,500; and

(C)                               the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(iii)   Subject to acceptance and recording thereof pursuant to clause (b)(v) below and subject to clause (f) below, from and after the effective date specified in each Assignment and Acceptance the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05, as well as any Fees accrued for its account and not yet paid).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv)   The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one (1) of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender (with respect to any entry related to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice.

(v)   Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee (subject to clause (f)), the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder) and any applicable tax forms, and any written consent to such assignment required by clause (i) above, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(c)   (i)   Any Lender may, without the consent of the Borrower, the Swingline Lender, the Issuing Bank or the Administrative Agent, sell participations to one (1) or more banks or other entities (other than to any Disqualified Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clauses (i) through (vii) of the first proviso to Section 9.08(b).  Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations with respect thereto) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)   A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent expressly acknowledging such Participant may receive a greater benefit.  A Participant shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(e) as though it were a Lender.

(d)   Any Lender may at any time, without the consent of or notice to the Administrative Agent or the Borrower, pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to a Disqualified Institution or a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee (including any Eligible Assignee) for such Lender as a party hereto.

(e)   The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)   If any assignment or participation under this Section 9.04 is made (or attempted to be made) (i) to a Disqualified Institution or any Affiliate of a Disqualified Institution, in each case without the Borrower’s prior written consent or (ii) to the extent the Borrower’s consent is required under the terms of this Section 9.04, to any other person without the Borrower’s consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) terminate the Commitments of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender or participant as of such termination date (in the case of any participation in any Loan, to be applied to such participation), (B) in the case of any outstanding Term Loans, purchase such Loans by paying the lesser of par or the same amount that such Lender paid to acquire such Loans or (C) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the lesser of par or the amount such Lender paid for such Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) the Borrower shall be liable to such Lender under Section 2.16 if any Eurodollar Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, and (iii) such assignment shall otherwise comply with this Section 9.04 (provided that no registration and processing fee referred to in this Section 9.04 shall be owing in connection with any assignment pursuant to this paragraph).  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder to an assignee as contemplated hereby in the circumstances contemplated by this Section 9.04(f).  Nothing in this Section 9.04(f) shall be deemed to prejudice any rights or remedies the Borrower may otherwise have at law or equity.  Each Lender acknowledges and agrees that the Borrower would suffer irreparable harm if such Lender breaches any of its obligations under Sections 9.04(a) or 9.04(d) insofar as such Sections relate to any assignment, participation or pledge to a Disqualified Institution or an Affiliate of a Disqualified Institution without the Borrower’s prior written consent.   Additionally, each Lender agrees that the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this Section 9.04(f) against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.

(g)   Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent.

(h)   If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)).  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b).  By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i)   Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to an Affiliated Lender (other than Holdings or any of its Subsidiaries) and (y) Holdings, the Borrower and any of its Subsidiaries may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent (or other applicable agent managing such auction) or (2) open market purchases, in each case with respect to clauses (x) and (y) of this Section 9.04(i), without the consent of the Administrative Agent; provided that:

(i)                                     any Term Loans acquired by Holdings, the Borrower or any of its Subsidiaries (other than any such purchase pursuant to Section 9.04(f)) shall be retired and cancelled promptly upon the acquisition thereof;

(ii)                                  any Term Loans acquired by any Affiliated Lender may (but shall not be required to) be contributed to Holdings or any of its Subsidiaries for purposes of cancellation of such Indebtedness (it being understood that such Loans shall be retired and cancelled promptly upon such contribution);

(iii)                               in connection with any Dutch auction, such Affiliated Lender shall provide, as of the date of the effectiveness of such purchase, a customary representation and warranty that there is no material non-public information with respect to Holdings, the Borrower, its Subsidiaries or their respective securities at such time that (A) has not been disclosed to the assigning Lender prior to such date and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Loans to such Affiliated Lender (in each case other than because such assigning Lender does not wish to receive material non-public information with respect to Holdings, the Borrower, its Subsidiaries or their respective securities);

(iv)                              each Affiliated Lender shall identify itself as such in the applicable Assignment and Acceptance;

(v)                                 after giving effect to such assignment and to all other assignments with all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate unpaid principal amount of the Loans then outstanding (after giving effect to any substantially simultaneous cancellations thereof);

(vi)                              in connection with any assignment effected pursuant to a Dutch auction conducted by Holdings, the Borrower or any of the Restricted Subsidiaries, (A) the Revolving Facility shall not be utilized to fund such assignment and (B) no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect to such assignment;

(vii)                           by its acquisition of Loans, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A)                               the Loans held by such Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote, except that such Affiliated Lender shall have the right to vote (and the loans held by such Affiliated Lender shall not be so disregarded) with respect to any amendment, modification, waiver, consent or other action that requires the vote of all Lenders or all affected Lenders, as the case may be; provided that no amendment, modification, waiver, consent or other action shall (1) disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders that are not Affiliated Lenders or (2) deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder, in each case without consent of such Affiliated Lender;

(B)                               the Administrative Agent shall vote on behalf of such Affiliated Lender in the event that any proceeding under Sections 1126 or 1129 of the Bankruptcy Code shall be instituted by or against the Borrower or any Restricted Subsidiary, or, alternatively, to the extent that the foregoing is deemed unenforceable for any reason, such Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, in each case except to the extent that any plan of reorganization proposes to treat the obligations held by such Affiliated Lender in a disproportionate adverse manner to such Affiliated Lender than the proposed treatment of similar obligations held by Lenders that are not Affiliated Lenders;

(C)                               Affiliated Lenders, solely in their capacity as an Affiliated Lender, will not be entitled to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender or among Lenders to which the Loan Parties or their representatives are not invited, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one (1) or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, prepayments and other administrative notices in respect of its Loans and Commitments required to be delivered to Lenders pursuant to Article II) or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Agent hereunder with respect to any duties or obligations or alleged duties or obligations of such Agent under the Credit Documents (except with respect to rights expressly retained under this Section 9.04(i) which are not so waived); and

(D) it shall not have any right to receive advice of counsel to the Administrative Agent or to Lenders other than Affiliated Lenders or to challenge the Lenders’ attorney-client privilege.

(j)   Notwithstanding anything to the contrary contained herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Commitments or Loans to a Debt Fund Affiliate and any Debt Fund Affiliate may, from time to time, purchase Loans on a non-pro rata basis through Dutch auction procedures open to all applicable Lenders on a pro rata basis pursuant to customary procedures to be agreed between the Debt Fund Affiliate and the Administrative Agent (or other applicable agent managing such auction) or open market; provided that:

(i)                                     in the case of any purchase by a Debt Fund Affiliate of Revolving Facility Loans or Revolving Facility Commitments, such purchase shall be subject to the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender (which consent will not be unreasonably withheld); and

(ii)                                  Debt Fund Affiliates shall not account for more than 50% of the amounts included in determining whether the Required Lenders have consented to any amendment, modification or waiver pursuant to Section 9.08.

SECTION 9.05.                                   Expenses; Indemnity.  (a)   The Borrower agrees to pay within thirty (30) days of demand thereof (together with backup documentation supporting such request) (i) all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Agents and Joint Lead Arrangers in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents and Joint Lead Arrangers in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the

Borrower and the reasonable out-of-pocket fees, disbursements and charges for no more than one (1) outside counsel and, if necessary one (1) local counsel in each material jurisdiction where Collateral is located for such persons, taken as a whole) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Agents or Joint Lead Arrangers or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder (including the reasonable out-of-pocket fees, charges and disbursements of Simpson Thacher & Bartlett LLP, counsel for the Agents and the Joint Lead Arrangers, and, if necessary (x) the reasonable out-of-pocket fees, charges and disbursements of one (1) local counsel per relevant material jurisdiction and (y) in the case of an actual or potential conflict of interest, the reasonable out-of-pocket fees, charges and disbursements of one (1) additional counsel to all affected persons, taken as a whole).

(b)   The Borrower agrees to indemnify the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank, each Lender and each of their respective Affiliates, successors and assigns and the directors, trustees, officers, employees, advisors, controlling persons and agents of each of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable out-of-pocket costs and related expenses (including reasonable out-of-pocket documented fees, charges and disbursements of Simpson Thacher & Bartlett LLP and, if necessary, one (1) local counsel in each relevant material jurisdiction to the Agents or Joint Lead Arrangers, taken as a whole, in each relevant jurisdiction and, in the case of an actual or potential conflict of interest, one (1) additional counsel to all affected Indemnitees, taken as a whole) incurred by or asserted against any Indemnitee arising out of, relating to, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or costs or related expenses (x) are determined by a judgment of a court of competent jurisdiction to have resulted by reason of the gross negligence, bad faith or willful misconduct of, or material breach by, such Indemnitee, (y) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee (or its Related Parties) against another Indemnitee (or its Related Parties) (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent, acting in its capacity as Administrative Agent) that does not involve any act or omission of the Sponsor, the Borrower or any of its Subsidiaries and arises out of disputes among the Lenders and/or their transferees.  The Borrower shall not be liable for any settlement of any proceeding referred to in this Section 9.05 effected without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed); provided, however, that the Borrower shall indemnify the Indemnitees from and against any loss or liability by reason of such settlement if the Borrower was offered the right to assume the defense of such proceeding and did not assume such defense or such proceeding was settled with the written consent of the Borrower, subject to, in each case, the Borrower’s right in this Section 9.05 to claim an exemption from such indemnity obligations.  The Borrower shall indemnify the Indemnitees from and against any final judgment for the plaintiff in any proceeding referred to in this Section 9.05, subject to the Borrower’s right in this Section 9.05 to claim an exemption from such indemnity obligations.  The Borrower shall not, without the prior written consent of any Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is a party and indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee (and its Related Parties) from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnitee (or its Related Parties).  To the extent permitted by applicable law, each party hereto hereby waives for itself (and, in the case of the Borrower, for each other Loan Party) any claim against any Loan Party, any Lender, any Agent, any Lender Party, any Joint Lead Arranger, and their respective affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto (and in the case of the Borrower on behalf of each other Loan Party) hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this sentence shall limit the Borrower’s indemnity obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the termination of the Commitments, the expiration of any Letters of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)   Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes other than Taxes arising from a non-Tax claim.

(d)   Notwithstanding the foregoing paragraphs in this Section, if it is found by a final, non-appealable judgment of a court of competent jurisdiction in any such action, proceeding or investigation that any loss, claim, damage, liability or cost or related expense of any Indemnitee has resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Parties) or a material breach of the Loan Documents by such Indemnitee (or any of its Related Parties), such Indemnitee will repay such portion of the reimbursed amounts previously paid to such Indemnitee under this Section that is attributable to expenses incurred in relation to the set or omission of such Indemnitee which is the subject of such finding.

SECTION 9.06.                                   Right of Set-off.  If an Event of Default shall have occurred and be continuing, upon the written consent of the Administrative Agent or the Required Lenders, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the Borrower or any Subsidiary Loan Party (and such Lender or Issuing Bank will provide prompt notice to such Loan Party) against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured.  The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07.                                   Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.                                   Waivers; Amendment.  (a)   No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b)   Except as provided in Section 2.22 with respect to any Incremental Facility, Section 2.23 with respect with respect to any Extension and Section 9.08(d) with respect to any Replacement Term Loans or Replacement Revolving Facility, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i)   decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Revolving Facility Maturity Date, without the prior written consent of each Lender directly and adversely affected thereby; provided, that (x) consent of Required Lenders shall not be required for any waiver, amendment or modification contemplated by this clause (i), (y) any amendment to the Total Leverage Ratio, Secured Leverage Ratio or the Interest Coverage Ratio or the component definitions thereof shall not constitute a reduction in the rate of interest for purposes of this clause (i) and (z) waiver or reduction of a post default increase in interest shall be effective with the consent of the Required Lenders (and shall not require the consent of each directly and adversely affected Lender),

(ii)   increase the Revolving Credit Commitment of any Lender (other than with respect to any Incremental Facility to which such Lender has agreed) without the prior written consent of such affected Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii)   extend the Revolving Credit Commitment of any Lender or decrease the Revolving Credit Commitment Fees or L/C Participation Fees without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of maturity); provided, that (x) consent of Required Lenders shall not be required for any waiver, amendment or modification contemplated by this clause (iii) and (y) any amendment to the Total Leverage Ratio, Secured Leverage Ratio or the Interest Coverage Ratio or the component definitions thereof shall not constitute a reduction in the Revolving Credit Commitment Fees for purposes of this clause (iii),

(iv)   extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly and adversely affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults, Events of Default or mandatory prepayments shall not constitute any such extension, waiver or reduction); provided that (x) consent of Required Lenders shall not be required with respect to any waiver, amendment or modification contemplated by this clause (iv) and (y) any amendment to the Total Leverage Ratio, the Secured Leverage Ratio, Interest Coverage Ratio or the component definitions thereof shall not constitute a reduction in Fees for purposes of this clause (iv),

(v)   except to the extent necessary to give effect to the express intentions of this Agreement (including Sections 2.22, 2.23, 9.04 and 9.08(d)), which, in respect of any amendment or modification to effect such express intentions, shall be effective with the consent of the Required Lenders, amend or modify the provisions of Section 2.18(b) or (c) of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly and adversely affected thereby,

(vi)   amend or modify the provisions of Sections 9.08(a), (b) or (c) or reduce the voting percentage set forth in the definition of “Required Lenders”, without the prior written consent of each Lender directly and adversely affected thereby (it being understood that Incremental Extensions of Credit, Extended Term Loans, Extended Revolving Facility Commitments (and the related credit exposure), Replacement Term Loans, any Replacement Revolving Facility and additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date), or

(vii)   release all or substantially all the Collateral (it being understood that a transaction permitted under Section 6.05 shall not constitute a release of all or substantially all of the Collateral), or release all or substantially all of the value of the Guarantees (except as otherwise permitted herein (including in connection with a transaction permitted under Section 6.05) or in the other Loan Documents) under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender, provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, an Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank acting as such at the effective date of such agreement or the Swingline Lender, as applicable.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any successor or assignee of such Lender.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitments of such Lender may not be increased or extended without the consent of such Lender and (y) the principal and accrued and unpaid interest of such Lender’s Loans shall not be reduced or forgiven without the consent of such Lender.

(c)   Without the consent of the Syndication Agent, the Documentation Agent or any Joint Lead Arranger or Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)   Notwithstanding the foregoing, this Agreement may be amended (x) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all or any portion of the outstanding Term Loans or Incremental Term Loans (such Loans, the “Replaced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”); provided, that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans (plus (x) the amount permitted under any basket hereunder and plus (y) the amount of accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated therewith), (b) the terms of Replacement Term Loans are not (excluding pricing, fees, rate floors, premiums and optional prepayment or redemption terms), taken as a whole, materially more favorable to the lenders providing such Replacement Term Loans than those applicable to the Replaced Term Loans (other than any covenants or other provisions applicable only to periods after the later of the Final Maturity Date and the Final Revolving Termination Date (in each case, as of the date of incurrence of such Replacement Term Loans)), (c) such Replacement Term Loans has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Replaced Term Loans at the time of such refinancing and (d) any Lender or, with the consent of the Borrower and, to the extent such consent would be required under Section 9.04 with respect to an assignment of Loans or Commitments in respect of the applicable Facility to such person, the consent of the Administrative Agent (which consent shall not be unreasonably withheld), any person that would be an Eligible Assignee (other than to any Disqualified Institution or any natural person) may provide such Replacement Term Loans and (y) with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Revolving Facility (as defined below) to permit the refinancing, replacement or modification of all or any portion of the Revolving Facility or any Incremental Revolving Facility (a “Replaced Revolving Facility”) with a replacement revolving facility hereunder (a “Replacement Revolving Facility”); provided that (a) the aggregate amount of such Replacement Revolving Facility shall not exceed the aggregate amount of such Replaced Revolving Facility plus (x) the amount permitted under any basket hereunder and plus (y) the amount of accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated therewith), (b) the terms of any such Replacement Revolving Facility are (excluding pricing, fees, rate floors, premiums and optional prepayment or redemption terms) not, taken as a whole, materially more favorable to the lenders providing such Replacement Revolving Facility than those applicable to the Replaced Revolving Facility (other than any covenants or other provisions applicable only to periods after the later of the Final Maturity Date and the Final Revolving Termination Date (in each case, as of the date of incurrence of such Replacement Revolving Facility)) and (c) any Lender or, with the consent of the Borrower and, to the extent such consent would be required under Section 9.04 with respect to an assignment of Loans or Commitments in respect of the Revolving Facility to such person, the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender (which consent shall not be unreasonably withheld), any additional bank, financial institution or other entity may provide such Replacement Revolving Facility; provided further that in respect of each of clauses (x) and (y) above, (i) any Non-Debt Fund Affiliate shall (A) be permitted (without Administrative Agent consent) to provide such Replacement Term Loans, it being understood that in connection with such Replacement Term Loans, any such Non-Debt Fund Affiliate, as applicable, shall be subject to the restrictions applicable to such persons under Section 9.04 as if such Replacement Term Loans were Term Loans and (B) shall not provide any Replacement Revolving Facility and (ii) any Debt Fund Affiliate shall be permitted to provide any Replacement Term Loans or Replacement Revolving Facility (subject, in the case of any Replacement Revolving Facility to consent of the Administrative Agent, the Swingline Lender and the Issuing Bank (which consent shall not be unreasonably withheld)), provided that in connection therewith, such Debt Fund Affiliate shall be subject to the restrictions applicable to Debt Fund Affiliates under Section 9.04 as if such Replacement Term Loans were Term Loans and the commitments and loans in respect of such Replacement Revolving Facility were Revolving Facility Commitments and Revolving Facility Loans, respectively.

(e)   Notwithstanding anything to the contrary contained in this Section 9.08 or any Loan Document, (a) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Sections 2.21, 2.22, 2.23, 9.04(f), (i) or (j) or 9.08(d), (b) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (c) guarantees, collateral security documents and related documents executed by Holdings or Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 9.09.                                   Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate on any Loan or participation in any L/C Disbursement, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10.                                   Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto, and their respective successors and assigns permitted hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.                                   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 9.12.                                   Severability.  In the event any one (1) or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.                                   Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one (1) contract, and shall become effective as provided in Section 9.03.  Delivery of an executed counterpart to this Agreement by facsimile transmission or other electronic transmission (including by “.pdf” or “.tif”) shall be as effective as delivery of a manually signed original.

SECTION 9.14.                                   Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.                                   Jurisdiction; Consent to Service of Process.  (a)   Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Lender, the Administrative Agent or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b)   Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)   Each of the parties hereto agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested at its address provided in Section 9.01 agrees that service as so provided in is sufficient to confer personal jurisdiction over the applicable credit party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and agrees that agents and lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against any credit party in the courts of any other jurisdiction.

SECTION 9.16.                                         Confidentiality.  Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and the other Loan Parties furnished to it by or on behalf of Holdings, the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by any such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or relying on any such information, (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 and such Lender, such Issuing Bank and such Agent shall be responsible for its Affiliates’ compliance with this Section except to the extent such Affiliate shall sign a written confidentiality agreement in favor of the Borrower), except:  (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, self-regulatory authorities (including the National Association of Insurance Commissioners) or of any securities exchange on which securities of the disclosing party or any affiliate of the disclosing party are listed or traded (in which case such Lender, Issuing Bank or such Agent will promptly notify the Borrower, in advance, to the extent permitted by applicable law or the rules governing the process requiring such disclosure (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) and shall use its commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (B) as part of the reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, affiliates, auditors, assignees, transferees and participants (so long as each such person shall have been instructed to keep the same confidential in accordance with provisions not less restrictive than this Section 9.16 and such Lender, such Issuing Bank and such Agent shall be responsible for its Affiliates’ compliance with this Section; provided that no such disclosure shall be made by such Lender, such Issuing Bank or such Agent or any of their respective Affiliates to any such person that is a Disqualified Institution), (D) in order to enforce its rights under any Loan Document in a legal proceeding (in which case it shall use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (E) to any pledgee under Section 9.04(d) or any other existing or prospective assignee of, or existing or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or other provisions at least as restrictive as this Section 9.16), in each case other than a Disqualified Institution, (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), and (G) with the consent of the Borrower.  In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents any Swap Agreement to which a Lender Counterparty is a party.

SECTION 9.17.                                         Release of Liens and Guarantees.  In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of any assets or all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party to a person that is not (and is not required to become) a Loan Party in each case in a transaction not prohibited by Section 6.05 or in connection with an Unrestricted Subsidiary Designation or in connection with a pledge of the Equity Interests of joint ventures permitted by Section 6.02, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 6.05 or in connection with an Unrestricted Subsidiary Designation and as a result of which such Subsidiary Loan Party would cease to be a Restricted Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee.  Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.  At the request of the Borrower, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) (i) subordinate any Lien granted to the Administrative Agent (or any sub-agent or collateral agent) under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(a), (c)(i), (i), (v), (z) and (aa) and (ii) enter into intercreditor arrangements contemplated by Sections 6.01(a), (o), (p) and (w), Sections 6.02(c), (v) and (z), Section 2.22 and the definition of “Permitted Refinancing Indebtedness.”

SECTION 9.18.                                         USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.19.                                         Marshalling; Payments Set Aside.  Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other person or against or in payment of any or all of the Obligations.  To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or any Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

SECTION 9.20.              Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 9.21.                                         Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.22.              Acknowledgements.  Each of Holdings and the Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Lender Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Lender Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Lender Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lender Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Lender Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Lender Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Lender Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Lender Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Lender Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender Parties or among the Loan Parties and the Lender Parties.

SECTION 9.23.                                         Lender Action.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) the authority to enforce rights and remedies hereunder and under the other Security Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of the Lenders and the Issuing Bank, (ii) no Secured Party shall have any right individually to realize upon any of the Collateral under any Security Document or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof and (iii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

GENERAC ACQUISITION CORP.

By:	/s/ York A. Ragen
	Name:	York A. Ragen
	Title:	Chief Financial Officer

[Signature Page to the Credit Agreement]

GENERAC POWER SYSTEMS, INC.

By:	/s/ York A. Ragen
	Name:	York A. Ragen
	Title:	Chief Financial Officer

[Signature Page to the Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Lender and as Administrative Agent

By:	/s/ Aized Rabbani
	Name:	Aized Rabbani
	Title:	Vice President

[Signature Page to the Credit Agreement]

GOLDMAN SACHS BANK USA,
as a Lender and as a Syndication Agent

By:	/s/ Robert Ehudin
	Name:	Robert Ehudin
	Title:	Authorized Signatory

[Signature Page to the Credit Agreement]

BANK OF AMERICA, N.A.,
as a Lender and as a Syndication Agent

By:	/s/ Keri Shull
	Name:	Keri Shull
	Title:	Vice President

[Signature Page to the Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Matthew J. Schulz
	Name:	Matthew J. Schulz
	Title:	Vice President

[Signature Page to the Credit Agreement]

Capital One Leverage Finance Corp.,
as a Lender

By:	/s/ Paul Dellova
	Name:	Paul Dellova
	Title:	Senior Vice President

[Signature Page to the Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Michael Leong
	Name:	Michael Leong
	Title:	Senior Vice President

[Signature Page to the Credit Agreement]

BANK OF THE WEST, A CALIFORNIA BANKING CORPORATION,
as a Lender

By:	/s/ David Wang
	Name:	David Wang
	Title:	Vice President

[Signature Page to the Credit Agreement]

BANK OF MONTREAL,
as a Lender

By:	/s/ Katherine K. Robinson
	Name:	Katherine K. Robinson
	Title:	Vice President

[Signature Page to the Credit Agreement]

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Brian P. Fox
	Name:	Brian P. Fox
	Title:	Vice President

[Signature Page to the Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Lender

By:	/s/ Shaheen Malik
	Name:	Shaheen Malik
	Title:	Vice President

By:	/s/ Kevin Buddhdew
	Name:	Kevin Buddhdew
	Title:	Associate

[Signature Page to the Credit Agreement]

Branch Banking and Trust Company,
as a Lender

By:	/s/ Eric Searls
	Name:	Eric Searls
	Title:	Vice President

[Signature Page to the Credit Agreement]

FirstMerit Bank, N.A.,
as a Lender

By:	/s/ Tim Daniels
	Name:	Tim Daniels
	Title:	Vice President

[Signature Page to the Credit Agreement]

The Huntington National Bank,
as a Lender

By:	/s/ Lori Cummins-Meyer
	Name:	Lori Cummins-Meyer
	Title:	Vice President – Large Corporate Banking

[Signature Page to the Credit Agreement]

RBS Citizens, N.A.
as a Lender

By:	/s/ Stephen A. Maenhout
	Name:	Stephen A. Maenhout
	Title:	Vice President

[Signature Page to the Credit Agreement]

THE BANK OF EAST ASIA, LIMITED, NEWYORK BRANCH,
as a Lender

By:	/s/ Kitty Sin
	Name:	Kitty Sin
	Title:	Senior Vice President

By:	/s/ James Hua
	Name:	James Hua
	Title:	Senior Vice President

[Signature Page to the Credit Agreement]

Sumitomo Mitsui Banking Corporation,
as a Lender

By:	/s/ Shuji Yabe
	Name:	Shuji Yabe
	Title:	Managing Director

[Signature Page to the Credit Agreement]

The Northern Trust Company,
as a Lender

By:	/s/ Patrick Cowan
	Name:	Patrick Cowan
	Title:	Vice President

[Signature Page to the Credit Agreement]

Wells Fargo Bank, N.A.,
as a Lender and an Issuing Bank

By:	/s/ Paul J. Hennessy
	Name:	Paul J. Hennessy
	Title:	Vice President / Relationship Manager

[Signature Page to the Credit Agreement]

Union Bank, N.A.
as a Lender

By:	/s/ Thomas Lass
	Name:	Thomas Lass
	Title:	Vice President

[Signature Page to the Credit Agreement]

First Hawaiian Bank,
as a Lender

By:	/s/ Dawn Hofmann
	Name:	Dawn Hofmann
	Title:	Vice President

[Signature Page to the Credit Agreement]

MIZUHO CORPORATE BANK, LTD.,

as a Lender

By:	/s/ James R. Fayon
	Name:	James R. Fayon
	Title:	Deputy General Manager

[Signature Page to the Credit Agreement]